UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1−SA

☒ SEMIANNUAL REPORT PURSUANT TO REGULATION A

or

☐ SPECIAL FINANCIAL REPORT PURSUANT TO REGULATION A

For the fiscal Semiannual period ended June 30, 2023

Landa App LLC
(Exact name of issuer as specified in its charter)

Delaware	85-1099443
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20 W. 22nd Street, New York, NY 10010
(Full mailing address of principal executive offices)

(646) 905-0931
(Issuer’s telephone number, including area code)

THIS SEMI-ANNUAL REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED HEREIN, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

Factors that could cause or contribute to these differences include those contained in the section of THE COMPANY’s latest offering circular (the “Offering Circular”) FILED WITH the Securities and Exchange Commission (“SEC”) entitled “Risk Factors”, which section is incorporated herein by reference.

Item 1. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this report. The series-level combined supplemental information is presented for purposes of additional analysis of the combined financial statements rather than to present the financial position, results of operations and cash flows of the individual series.

Overview

Landa App LLC (the “Company,” “we”, “us,” or “our”) is a Delaware series limited liability company. The Company was formed on November 25, 2019 as “Landa Properties A LLC”, a Delaware limited liability company pursuant to Section 18-201 of the Delaware Limited Liability Company Act. The Company was subsequently renamed “Landa App LLC” on April 30, 2020, and became a series limited liability company pursuant to Sections 18-215 and 18-218 of the Delaware Limited Liability Company Act on May 22, 2020. The Company was formed for the purpose of creating one or more series (a “Series”) and offering membership interests (“Shares”) in such Series and may form new Series from time to time. Each Series will be governed by the Master Agreement and the Series Designation or Series Operating Agreement for such Series.

The purpose of the Series is to acquire, hold and manage residential rental properties, including a single-family homes and duplexes (each a “Property”) and offer a unique investment opportunity for eligible investors to benefit from the performance of such Properties. The Series’ primary investment objective is to acquire desirable Properties that provide attractive, risk adjusted, returns. We intend to acquire Properties located in “metropolitan statistical areas” that provide economic growth and strong rental demand. Our objective is to manage each of the Properties in an effort to maximize net rental income and the amount of cash flow that is distributed to the holders of the Shares of the applicable Series. To that end, we will target Properties that we believe are in a stable condition as we determine through due diligence during the acquisition process. We will seek to acquire Properties that we believe will provide monthly net income distributions to investors, without holding periods, and without charging asset management fees. Real estate acquisitions will be on an opportunistic basis. However, there is no assurance that our management or acquisition objectives will be realized. We expect that the Company’s, and each Series’, sole source of income will be from rental income and any profits on the appreciation of any Property, if there is a disposition of the Property.

Each Series acquired or will acquire its underlying Property from Landa Properties, LLC (“Landa Properties”), which were financed initially through promissory notes issued to Landa Holdings, Inc. (the “Manager”). Shares of each Series are offered and sold through the Landa mobile application which is available on iOS and Android devices (the “Landa Mobile App”) and the Landa website (www.landa.app) (collectively, the “Landa Platform”). See the Offering Circular under the headings “Description of the Properties and Series” and “Use of Proceeds”, which can be found here and here, respectively, and are incorporated herein by reference, for a description of each of the Properties and information about their acquisition and financing.

We are a development-stage company, as we are devoting substantially all our efforts to establishing and maintaining our business and planned principal operations. As such, the reported financial information herein will likely not be indicative of future operating results or operating conditions. Because of our corporate structure, we are in large part reliant on the Manager and its employees to grow and support our business. There are a number of key factors that will have large potential impacts on our operating results going forward, including, but not limited to, the Manager’s ability to:

●	operate, lease, and maintain the Properties in a profitable manner;

●	market the Landa Platform and our offerings in individual Series and attract investors to the Landa Platform;

●	continue to develop the Landa Platform and provide the information and technology infrastructure to support the issuance of interests; and

●	continue to build our existing infrastructure to manage the Properties at a decreasing marginal cost per Property.

Series with Qualified Shares as of June 30, 2023

Shares in two hundred and twenty six (226) Series were qualified under Regulation A (“Regulation A”) of Section 3(6) of the Securities Act of 1933, as amended, as of June 30, 2023. For more information about each Series, please see the “Master Series Table” under “Series Offerings” of our Offering Circular, which can be found here and is incorporated herein by reference and the section entitled “Recent Developments” of this Semiannual Report.

This Semiannual Report only includes reporting on the financial condition and results of operations as of June 30, 2023 for the one and forty (140) Series listed below. The remaining eighty six (86) Series have not yet commenced operations as of June 30, 2023 since title of each respective Property related to each Series had not yet transferred title from Landa Properties. As a result, such Series have been omitted from this report.

Series(1)	Address
Landa App LLC - 115 Sardis Street Barnesville GA LLC (2)	115 Sardis Street, Barnesville, GA 30204
Landa App LLC - 1394 Oakview Circle Forest Park GA LLC	1394 Oakview Circle, Forest Park, GA 30297
Landa App LLC - 1701 Summerwoods Lane Griffin GA LLC	1701 Summerwoods Lane, Griffin, GA 30224
Landa App LLC - 1741 Park Lane Griffin GA LLC	1741 Park Lane, Griffin, GA 30224
Landa App LLC - 209 Timber Wolf Trail Griffin GA LLC (2)	209 Timber Wolf Trail, Griffin, GA 30224
Landa App LLC - 2505 Oak Circle Ellenwood GA LLC(2)	2505 Oak Circle, Ellenwood, GA 30294
Landa App LLC - 271 Timber Wolf Trail Griffin GA LLC (2)	271 Timber Wolf Trail, Griffin, GA, 30224
Landa App LLC - 29 Holly Grove Road Griffin GA LLC (2)	29 Holly Grove Road, Griffin, GA 30224
Landa App LLC - 1703 Summerwoods Lane Griffin GA LLC	1703 Summerwoods Lane, Griffin, GA, 30224
Landa App LLC - 1712 Summerwoods Lane Griffin GA LLC	1712 Summerwoods Lane, Griffin, GA, 30224
Landa App LLC - 1743 Summerwoods Lane Griffin GA LLC	1743 Summerwoods Lane, Griffin, GA, 30224

Landa App LLC - 1750 Summerwoods Lane Griffin GA LLC	1750 Summerwoods Lane, Griffin, GA, 30224
Landa App LLC - 4267 High Park Lane East Point GA LLC	4267 High Park Lane, East Point, GA, 30344
Landa App LLC - 4474 Highwood Park Drive East Point GA LLC	4474 Highwood Park Drive, Atlanta, GA, 30344
Landa App LLC - 8569 Creekwood Way Jonesboro GA LLC	8569 Creekwood Way, Jonesboro, GA, 30238
Landa App LLC - 9439 Lakeview Road Union City GA LLC	9439 Lakeview Road, Union City, GA, 30291
Landa App LLC - 10167 Port Royal Court Jonesboro GA LLC	10167 Port Royal Court, Jonesboro, GA, 30238
Landa App LLC - 1246 Elgin Way Riverdale GA LLC	1246 Elgin Way, Riverdale, GA, 30296
Landa App LLC - 1910 Grove Way Hampton GA LLC	1910 Grove Way, Hampton, GA, 30228
Landa App LLC - 593 Country Lane Jonesboro GA LLC	593 Country Lane, Jonesboro, GA, 30238
Landa App LLC - 6436 Stone Terrace Morrow GA LLC	6436 Stone Terrace, Morrow, GA, 30260
Landa App LLC - 6440 Woodstone Terrace Morrow GA LLC	6440 Woodstone Terrace, Morrow, GA, 30260
Landa App LLC - 6848 Sandy Creek Drive Riverdale GA LLC	6848 Sandy Creek Drive, Riverdale, GA, 30274
Landa App LLC - 687 Utoy Court Jonesboro GA LLC	687 Utoy Court, Jonesboro, GA, 30238
Landa App LLC - 729 Winter Lane Jonesboro GA LLC	729 Winter Lane, Jonesboro, GA, 30238
Landa App LLC - 7349 Exeter Court Riverdale GA LLC	7349 Exeter Court, Riverdale, GA, 30296
Landa App LLC - 8645 Embrey Drive Jonesboro GA LLC	8645 Embrey Drive, Jonesboro, GA, 30236
Landa App LLC - 8780 Churchill Place Jonesboro GA LLC	8780 Churchill Place, Jonesboro, GA, 30238
Landa App LLC - 8796 Parliament Place Jonesboro GA LLC	8796 Parliament Place, Jonesboro, GA, 30238
Landa App LLC - 8641 Ashley Way Douglasville GA LLC	8641 Ashley Way, Douglasville, GA, 30134
Landa App LLC - 8651 Ashley Way Douglasville GA LLC	8651 Ashley Way, Douglasville, GA, 30134
Landa App LLC - 8652 Ashley Way Douglasville GA LLC	8652 Ashley Way, Douglasville, GA, 30134
Landa App LLC - 8653 Ashley Way Douglasville GA LLC	8653 Ashley Way, Douglasville, GA, 30134
Landa App LLC - 8654 Ashley Way Douglasville GA LLC	8654 Ashley Way, Douglasville, GA, 30134
Landa App LLC - 8655 Ashley Way Douglasville GA LLC	8655 Ashley Way, Douglasville, GA, 30134
Landa App LLC - 8659 Ashley Way Douglasville GA LLC	8659 Ashley Way, Douglasville, GA, 30134
Landa App LLC - 8662 Ashley Way Douglasville GA LLC	8662 Ashley Way, Douglasville, GA, 30134
Landa App LLC - 8668 Ashley Way Douglasville GA LLC	8668 Ashley Way, Douglasville, GA, 30134
Landa App LLC - 8670 Ashley Way Douglasville GA LLC	8670 Ashley Way, Douglasville, GA, 30134
Landa App LLC - 8674 Ashley Way Douglasville GA LLC	8674 Ashley Way, Douglasville, GA, 30134
Landa App LLC - 8675 Ashley Way Douglasville GA LLC	8675 Ashley Way, Douglasville, GA, 30134
Landa App LLC - 8677 Ashley Way Douglasville GA LLC	8677 Ashley Way, Douglasville, GA, 30134
Landa App LLC - 8678 Ashley Way Douglasville GA LLC	8678 Ashley Way, Douglasville, GA, 30134
Landa App LLC - 8679 Ashley Way Douglasville GA LLC	8679 Ashley Way, Douglasville, GA, 30134
Landa App LLC - 8683 Ashley Way Douglasville GA LLC	8683 Ashley Way, Douglasville, GA, 30134

Landa App LLC - 1007 Leeward Way Jonesboro GA LLC	1007 Leeward Way, Jonesboro, GA 30238
Landa App LLC - 10121 Morris Drive SW Covington GA LLC	10121 Morris Drive SW, Covington, GA 30014
Landa App LLC - 10183 Starr Street SW Covington GA LLC	10183 Starr Street SW, Covington, GA 30014
Landa App LLC - 103 Starlake Drive Jackson GA LLC	103 Starlake Drive, Jackson, GA 30260
Landa App LLC - 10433 Candlelight Road Jonesboro GA LLC	10433 Candlelight Road, Jonesboro, GA 30238
Landa App LLC - 107 Oakwood Circle Griffin GA LLC	107 Oakwood Circle, Griffin, GA 30223
Landa App LLC - 110 Shenandoah Drive Covington GA LLC	110 Shenandoah Drive, Covington, GA 30016
Landa App LLC - 111 Fir Drive McDonough GA LLC	111 Fir Drive, McDonough, GA 30253
Landa App LLC - 112 Ridge Street Locust Grove GA LLC	112 Ridge Street, Locust Grove, GA 30248
Landa App LLC - 11322 Michelle Way Hampton GA LLC	11322 Michelle Way, Hampton, GA 30228
Landa App LLC - 1147 Village Way Stone Mountain GA LLC	1147 Village Way, Stone Mountain, GA 30088
Landa App LLC - 1160 Gable Terrace Jonesboro GA LLC	1160 Gable Terrace, Jonesboro, GA 30236
Landa App LLC - 1201 Kilrush Drive Mableton GA LLC	1201 Kilrush Drive, Mableton, GA 30126
Landa App LLC - 124 Libby Lane Jonesboro GA LLC	124 Libby Lane, Jonesboro, GA 30238
Landa App LLC - 1320 Winona Avenue Griffin GA LLC	1320 Winona Avenue, Griffin, GA 30223
Landa App LLC - 137 Southern Shores Road Jackson GA LLC	137 Southern Shores Road, Jackson, GA 30233
Landa App LLC - 138 Sandalwood Circle Lawrenceville GA LLC	138 Sandalwood Circle, Lawrenceville, GA 30046
Landa App LLC - 140 High Ridge Road Covington GA LLC	140 High Ridge Road, Covington, GA 30014
Landa App LLC - 146 Crystal Brook Griffin GA LLC	146 Crystal Brook, Griffin, GA 30223
Landa App LLC - 153 Cliffside Court Riverdale GA LLC	153 Cliffside Court, Riverdale, GA 30274
Landa App LLC - 1666 West Poplar Street Griffin GA LLC	1666 West Poplar Street, Griffin, GA 30224
Landa App LLC - 168 Brookview Drive Riverdale GA LLC	168 Brookview Drive, Riverdale, GA 30274
Landa App LLC - 1689 Viceroy Way Riverdale GA LLC	1689 Viceroy Way, Riverdale, GA 30296
Landa App LLC - 181 Watercress Court Stockbridge GA LLC	181 Watercress Court, Stockbridge, GA 30281
Landa App LLC - 188 Timberline Road Jackson GA LLC	188 Timberline Road, Jackson, GA 30233
Landa App LLC - 189 Shenandoah Drive Riverdale GA LLC	189 Shenandoah Drive, Riverdale, GA 30274
Landa App LLC - 195 Hunters Trace Covington GA LKC	195 Hunters Trace, Covington, GA 30014
Landa App LLC - 196 Montego Circle Riverdale GA LLC	196 Montego Circle, Riverdale, GA 30274
Landa App LLC - 20 Chimney Smoke Drive Stockbridge GA LLC	20 Chimney Smoke Drive, Stockbridge, GA 30281
Landa App LLC - 212 Fleeta Drive Covington GA LLC	212 Fleeta Drive, Covington, GA 30016
Landa App LLC - 217 Glenloch Court Stockbridge GA LLC	217 Glenloch Court, Stockbridge, GA 30281
Landa App LLC - 2264 Chestnut Hill Circle Decatur GA LLC	2264 Chestnut Hill Circle, Decatur, GA 30032
Landa App LLC - 2425 Cornell Circle McDonough GA LLC	2425 Cornell Circle, McDonough, GA 30253
Landa App LLC - 25 Pleasant Valley Road McDonough GA LLC	25 Pleasant Valley Road, McDonough, GA 30253
Landa App LLC - 253 Marco Drive Social Circle GA LLC	253 Marco Drive, Social Circle, GA 30025
Landa App LLC - 258 Rocky Point Road Covington GA LLC	258 Rocky Point Road, Covington, GA 30016

Landa App LLC - 268 Brookview Drive Riverdale GA LLC	268 Brookview Drive, Riverdale, GA 30274
Landa App LLC - 270 Mountain Lane Covington GA LLC	270 Mountain Lane, Covington, GA 30016
Landa App LLC - 270 Pleasant Hills Drive Covington GA LLC	270 Pleasant Hills Drive, Covington, GA 30016
Landa App LLC - 2813 Vicksburg Court Decatur GA LLC	2813 Vicksburg Court, Decatur, GA 30034
Landa App LLC - 2933 Coffer Drive Ellenwood GA LLC	2933 Coffer Drive, Ellenwood, GA 30294
Landa App LLC - 30 High Ridge Road Covington GA LLC	30 High Ridge Road, Covington, GA 30014
Landa App LLC - 30 Roosevelt Road Covington GA LLC	30 Roosevelt Road, Covington, GA 30016
Landa App LLC - 3011 Raintree Drive SE Conyers GA LLC	3011 Raintree Drive SE, Conyers, GA 30013
Landa App LLC - 3043 Highway 81 S Covington GA LLC	3043 Highway 81 S, Covington, GA 30016
Landa App LLC - 313 Blue Heron Drive Jonesboro GA LLC	313 Blue Heron Drive, Jonesboro, GA 30236
Landa App LLC - 3202 Chippewa Drive Rex GA LLC	3202 Chippewa Drive, Rex, GA 30273
Landa App LLC - 35 Clay Court Covington GA LLC	35 Clay Court, Covington, GA 30016
Landa App LLC - 350 Cadiz Lane S College Park GA LLC	350 Cadiz Lane S, College Park, GA 30349
Landa App LLC - 351 Wesley Park Drive Jonesboro GA LLC	351 Wesley Park Drive, Jonesboro, GA 30238
Landa App LLC - 3667 Patti Parkway Decatur GA LLC	3667 Patti Parkway, Decatur, GA 30034
Landa App LLC - 412 Kendall Lane McDonough GA LLC	412 Kendall Lane, McDonough, GA 30253
Landa App LLC - 43 Darwin Drive Jonesboro GA LLC	43 Darwin Drive, Jonesboro, GA 30238
Landa App LLC - 45 Blue Jay Drive Covington GA LLC	45 Blue Jay Drive, Covington, GA 30016
Landa App LLC - 45 Laurel Way Covington GA LLC	45 Laurel Way, Covington, GA 30016
Landa App LLC - 4702 Saint James Way Decatur GA LLC	4702 Saint James Way, Decatur, GA 30035
Landa App LLC - 4732 Pinedale Drive Forest Park GA LLC	4732 Pinedale Drive, Forest Park, GA 30297
Landa App LLC - 5040 Huntshire Lane Lilburn GA LLC	5040 Huntshire Lane, Lilburn, GA 30047
Landa App LLC - 513 Jarrett Court McDonough GA LLC	513 Jarrett Court, McDonough, GA 30253
Landa App LLC - 5143 Pinecrest Drive SW Covington GA LLC	5143 Pinecrest Drive SW, Covington, GA 30014
Landa App LLC - 540 Cowan Road Covington GA LLC	540 Cowan Road, Covington, GA 30016
Landa App LLC - 5411 Rocky Pine Drive Lithonia GA LLC	5411 Rocky Pine Drive, Lithonia, GA 30038
Landa App LLC - 550 Cowan Road Covington GA LLC	550 Cowan Road, Covington, GA 30016
Landa App LLC - 5581 Fox Glen Circle Lithonia GA LLC	5581 Fox Glen Circle, Lithonia, GA 30038
Landa App LLC - 565 Mountainview Drive Covington GA LLC	565 Mountainview Drive, Covington, GA 30016
Landa App LLC - 5801 Strathmoor Manor Circle Lithonia GA LLC	5801 Strathmoor Manor Circle, Lithonia, GA 30058
Landa App LLC - 6107 Shadow Glen Court Covington GA LLC	6107 Shadow Glen Court, Covington, GA 30014
Landa App LLC - 6111-6113 Pine Glen Circle SW Covington GA LLC	6111-6113 Pine Glen Circle SW, Covington, GA 30014
Landa App LLC - 615 Barshay Drive Covington GA LLC	615 Barshay Drive, Covington, GA 30016
Landa App LLC - 6168 Wheat Street NE Covington GA LLC	6168 Wheat Street NE, Covington, GA 30014
Landa App LLC - 6178 Green Acres Drive SW Covington GA LLC	6178 Green Acres Drive SW, Covington, GA 30014
Landa App LLC - 6404 Walnut Way Union City GA LLC	6404 Walnut Way, Union City, GA 30291

Landa App LLC - 643 Sycamore Drive Jonesboro GA LLC	643 Sycamore Drive, Jonesboro, GA 30238
Landa App LLC - 65 Freedom Court Covington GA LLC	65 Freedom Court, Covington, GA 30016
Landa App LLC - 6635 Kimberly Mill Road College Park GA LLC	6635 Kimberly Mill Road, College Park, GA 30349
Landa App LLC - 6653 Bedford Road Rex GA LLC	6653 Bedford Road, Rex, GA 30273
Landa App LLC - 6762 Bent Creek Drive Rex GA LLC	6762 Bent Creek Drive, Rex, GA 30273
Landa App LLC - 709 Georgetown Court Jonesboro GA LLC	709 Georgetown Court, Jonesboro, GA 30236
Landa App LLC - 7107 Geiger Street NW Covington GA LLC	7107 Geiger Street NW Covington GA 30016
Landa App LLC - 750 Georgetown Court Jonesboro GA LLC	750 Georgetown Court, Jonesboro ,GA 30236
Landa App LLC - 752 Chestnut Drive Jackson GA LLC	752 Chestnut Drive, Jackson, GA 30233
Landa App LLC - 773 Villa Way Jonesboro GA LLC	773 Villa Way, Jonesboro, GA 30238
Landa App LLC - 7781 Mountain Creek Way Douglasville GA LLC	7781 Mountain Creek Way, Douglasville, GA 30134
Landa App LLC - 7950 Woodlake Drive Riverdale GA LLC	7950 Woodlake Drive, Riverdale, GA 30274
Landa App LLC - 80 High Ridge Road Covington GA LLC	80 High Ridge Road, Covington, GA 30014
Landa App LLC - 808 Hillandale Lane Lithonia GA LLC	808 Hillandale Lane, Lithonia, GA 30058
Landa App LLC - 8110 Devonshire Drive Jonesboro GA LLC	8110 Devonshire Drive, Jonesboro, GA 30238
Landa App LLC - 8121 Spillers Drive SW Covington GA LLC	8121 Spillers Drive SW, Covington, GA 30014
Landa App LLC - 8233 Creekline Court Riverdale GA LLC	8233 Creekline Court, Riverdale, GA 30274
Landa App LLC - 843 Tramore Drive Stockbridge GA LLC	843 Tramore Drive, Stockbridge, GA 30281
Landa App LLC - 85 Kirkland Court Covington GA LLC	85 Kirkland Court, Covington, GA 30016
Landa App LLC - 85 Thorn Thicket Way Rockmart GA LLC	85 Thorn Thicket Way, Rockmart, GA 30153
Landa App LLC - 8855 Rugby Court Jonesboro GA LLC	8855 Rugby Court, Jonesboro, GA 30238
Landa App LLC - 9434 Cedar Creek Place Douglasville GA LLC	9434 Cedar Creek Place, Douglasville, GA 30135
Landa App LLC - 9597 Pintail Trail Jonesboro GA LLC	9597 Pintail Trail, Jonesboro, GA 30238

(1)	Each Series herein is also referred to below in shortened form as “Landa Series” followed by its street address only.
(2)	This Series withdrew its offering and did not sell any of its Shares.

The Company, through each Series, commenced operations on July 10, 2020 (Inception).

Recent Developments

The tables below provide information with respect to recent developments of the Series including dividend payments, lease renewals, vacancies and defaults following the date of the Company’s most recent Offering Circular, which can be found here. These recent developments are incorporated by reference to their respective hyperlinked Form 1-U filed by the Company and incorporated herein by reference.

Form 1-U	Subject
Filing Date and hyperlink	Leasing Status	Distributions	Other
04/05/2023	-	X	-
04/05/2023	X	-	-
04/05/2023	-	-	Transfer of Title
04/27/2023	-	-	Promissory Notes
05/04/2023	-	-	Refinance Notes; Transfer of Title
05/05/2023	-	X	-
05/05/2023	-	-	Promissory Notes
05/26/2023	-	-	Officer Departure
06/09/2023	-	X	-
06/13/2023	-	-	Refinance Notes; Transfer of Title
06/16/2023	-	X	-
07/07/2023	-	-	Refinance Note; Transfer of Title
07/07/2023	-	X	-
07/11/2023	X	-	-
07/20/2023	-	-	Refinance Notes; Transfer of Title; Property Insurance Expiration
07/26/2023	-	-	Transfer of Title
08/04/2023	-	X	-
08/04/2023	-	X	-
08/22/2023	-	-	Refinance Notes; Transfer of Title; Property Insurance Expiration
09/12/2023	-	-	Refinance Notes; Transfer of Title; Property Insurance Expiration; Board Member Resignation
09/13/2023	-	X	-
09/22/2023	-	-	Refinance Notes; Transfer of Title

From the period July 1, 2023 to September 28, 2023, the following Series have acquired title to their respective Properties from Landa Properties LLC and have thus commenced operations:

Series	Address	Acquisition Date
Landa App LLC - 157 Wells Road Jenkinsburg GA LLC	157 Wells Road, Jenkinsburg, Georgia 30234	07/20/23
Landa App LLC - 1445 Maple Valley Court Union City GA LLC	1445 Maple Valley Court, Union City, Georgia, 30291	07/25/23
Landa App LLC - 8658 Ashley Way Douglasville GA LLC	8658 Ashley Way, Douglasville, Georgia 30134	08/18/23
Landa App LLC - 1683 Spoonbill Road Hampton GA LLC	1683 Spoonbill Road, Hampton, GA 30238	09/01/23
Landa App LLC - 2443 Hodges Farm Road Mansfield GA LLC	2443 Hodges Farm Road, Mansfield, GA 30055	09/01/23
Landa App LLC - 6710 Sunset Hills Boulevard Rex GA LLC	6710 Sunset Hills Boulevard, Rex, GA 30273	09/01/23
Landa App LLC - 773 Villa Way Jonesboro GA LLC	773 Villa Way, Jonesboro, GA 30238	09/01/23
Landa App LLC - 70 Shenandoah Lane Covington GA LLC	70 Shenandoah Lane, Covington, GA 30016	09/14/23
Landa App LLC - 195 Branchwood Drive Covington GA LLC	195 Branchwood Drive, Covington, GA 30016	09/14/23
Landa App LLC - 6386 Forester Way Lithonia GA LLC	6386 Forester Way, Lithonia, GA 30038	09/14/23
Landa App LLC - 440 Freestone Drive Newman GA LLC	440 Freestone Drive, Newman, GA 30265	09/14/23
Landa App LLC - 5329 Shirewick Lane Lithonia GA LLC	5329 Shirewick Lane, Lithonia, GA 30058	09/14/23
Landa App LLC - 1903 Old Concord Drive SE Covington GA LLC	1903 Old Concord Drive SE, Covington, GA 30016	09/14/23
Landa App LLC - 1000 Fox Valley Trail Stone Mountain GA LLC	1000 Fox Valley Trail, Stone Mountain, GA 30088	09/14/23
Landa App LLC - 1443 Pebble Ridge Lane Hampton GA LLC	1443 Pebble Ridge Lane, Hampton, GA 30228	09/14/23
Landa App LLC - 141 Longstreet Circle Oxford GA LLC	141 Longstreet Circle, Oxford, GA 30054	09/14/23

Market Outlook—Real Estate Finance Markets

While the ongoing impact of COVID-19 has created uncertainty about the overall stability of the economic and financial market, we remain encouraged by the fundamentals of the residential housing market and believe there will be an increased demand for residential rental properties, including single-family homes and duplexes. As we look ahead the next three years, we believe improving fundamentals, transactions, and residential real estate lending activities will continue to strengthen in core United States metro markets. We also expect high foreign direct investment in United States markets and real estate assets to continue. Further, the assistance provided by governmental support programs and commitments is expected to support U.S. capital markets over the immediate future.

If markets continue to strengthen, the competition for risk-adjusted yield will become increasingly fierce. We believe that innovative funding options and quicker closing timelines from the Manager allow for greater financing availability in a period of rising competition amongst capital providers.

However, risks related to inflation, interest rate hikes and regulatory uncertainty could adversely affect growth and the values of our investments. In the event market fundamentals deteriorate, our real estate portfolio may be impaired as a result of lower occupancy, lower rental rates, and/or declining values. Further, these circumstances may materially impact the cost and availability of credit to borrowers, hampering the ability of the Manager to acquire new investments with attractive risk-reward dynamics.

Over the short term, we remain cautiously optimistic about the opportunity to acquire investments offering attractive risk-adjusted returns in our targeted investment markets. However, we recognize disruptions in financial markets can occur at any time. By targeting modest leverage and short target investment durations, we believe we will remain well positioned, as compared to our competitors, in the event current market dynamics deteriorate.

Recently, the US experienced the fastest increase in prices since 1981, leading to inflation exceeding nine percent (9%) in June 2022 and six and a half percent (6.5%) in December 2022, according to the U.S. Bureau of Labor Statistics. In response, the Federal Reserve raised interest rates by the largest amount since 1994, ending a near four-decade trend of falling, near-zero interest rates. This shift in interest rates drove mortgage rates to their highest levels in nearly 14 years. We believe that the net result of these increases in interest rates further deter home purchase activity generally, but particularly among millennials who are more likely to require debt, which ultimately may lead to an increase in demand for rentals.

Rising inflation may adversely affect a Series by increasing costs of goods, materials, labor, and fuel, which may increase such Series’ operating expenses. In addition, higher interest rates, may make it difficult or expensive for a Series to refinance any outstanding indebtedness, including the Acquisition Notes (as defined in the Offering Circular), with a new mortgage or other debt financing. As of the date of this Offering Circular, neither the Company nor any of the Series has been materially impacted by inflationary pressures or rising interest rates. The Manager will continue to monitor and assess economic conditions, and intends to take reasonable steps to mitigate any impact on a Series and/or its underlying Property, or the Company in general.

Impact of the COVID-19 Coronavirus Pandemic

The international spread of COVID-19 was declared a global pandemic by the World Health Organization on March 11, 2020. The extent to which this pandemic could continue to affect our financial condition, liquidity, and results of operations is difficult to predict and depends on evolving factors, including, but not limited to, duration, scope, government actions, and other social responses. Beginning in March 2020, many states in the U.S., including Georgia, where our current Properties are located, implemented stay-at-home and shutdown orders for all “non-essential” business and activity in an aggressive effort to mitigate the spread of COVID-19. These orders have continued to evolve resulting in a full or partial lifting of these restrictions at various points over the past two years. Vaccinations for the COVID-19 virus have been widely distributed among the general U.S. population which has resulted in a loosening of previously mandated restrictions. However, the potential emergence of vaccine-resistant variants of COVID-19 could trigger restrictions to be put back in place. Such restrictions may include mandatory business shut-downs, reduced business operations and social distancing requirements.

The pandemic’s duration and severity and the extent of the adverse health impact on the general population and on the local population where our Properties are and will be located are unknown. These, among other items, will likely impact the economy, the unemployment rate and our operations, and could materially affect our future combined results of operations, financial condition, liquidity, investments and overall performance. In addition, our business may be affected by our ability to hire and/or maintain adequate staffing and by disruption in the supply chain for building, construction and related goods and materials. For more information, please see the section entitled “Risk Factors – The COVID-19 pandemic may adversely affect our business” of our Offering Circular, which is incorporated herein by reference.

Results of Operations

The following table sets forth key components of our results of operations for the six months ended June 30, 2023 and 2022.

	Six months ended June 30,
Category	2023	2022
Rental Income	$457,852	$253,134
Management Fee	36,273	20,098
Professional fees	4,414	-
Repairs and Maintenance	98,246	26,947
Utilities	2,156	-
Homeowners Association Fee	11,143	7,737
Insurance Expense	16,676	8,191
Real Estate Taxes	72,524	30,079
Depreciation	201,981	79,318
Interest Expense	479,489	79,602
Net Operating Income (Loss) before income taxes	(465,050)	1,162
Gain on Sale of Real Estate	62,013	142,750
Provision for income taxes	(1,530)	(28,720)
Net Income/(Loss)	$(404,567)	$115,192

Revenues

Revenues are generated at the Series level. Each Series generates revenue through rental income earned from its underlying Property. Rental revenues consist of rental amounts collected under the lease agreements related to each Series’ Property, net of any concessions and uncollectible amounts. Each Series enters into a lease agreement with its tenants. We expect each lease agreement to have a term of one year, and in certain cases may extend to a month-to-month lease, and we expect to enter into new lease agreements with one-year terms as well.

The Series generated rental revenues for the six months ended June 30, 2023 and June 30, 2022, of $457,852 and $253,134, respectively. The following table summarizes the rental income by Series:

	For the six months ended June 30,
Series	2023	2022
Landa Series 115 Sardis Street	$1,786	$5,822
Landa Series 1394 Oakview Circle	5,127	4,883
Landa Series 1701 Summerwoods Lane	3,037	3,990
Landa Series 1741 Park Lane	2,398	3,273
Landa Series 209 Timber Wolf Trail	1,275	4,650
Landa Series 2505 Oak Circle	3,875	7,500
Landa Series 271 Timber Wolf Trail	-	6,284
Landa Series 29 Holly Grove Road	4,548	4,331
Landa Series 10167 Port Royal Court	6,615	6,063
Landa Series 1246 Elgin Way	7,741	7,232
Landa Series 1703 Summerwoods Lane	6,234	5,723
Landa Series 1712 Summerwoods Lane	2,180	5,305
Landa Series 1743 Summerwoods Lane	7,260	5,953
Landa Series 1750 Summerwoods Lane	7,079	5,347
Landa Series 1910 Grove Way	702	2,203
Landa Series 4267 High Park Lane	975	6,972
Landa Series 4474 Highwood Park Drive	7,380	6,721
Landa Series 593 Country Lane Drive	6,221	5,705
Landa Series 6436 Stone Terrace	6,300	5,974
Landa Series 6440 Woodstone Terrace	3,238	6,462
Landa Series 6848 Sandy Creek Drive	5,763	6,894
Landa Series 687 Utoy Court	6,012	5,532
Landa Series 729 Winter Lane	2,046	4,001
Landa Series 7349 Exeter Court	6,977	6,301
Landa Series 8569 Creekwood Way	-	4,820

Landa Series 8641 Ashley Way	6,655	5,755
Landa Series 8645 Embrey Drive	7,800	6,366
Landa Series 8651 Ashley Way	6,563	5,869
Landa Series 8652 Ashley Way	6,600	4,416
Landa Series 8653 Ashley Way	6,655	5,516
Landa Series 8654 Ashley Way	6,615	6,063
Landa Series 8655 Ashley Way	6,600	5,485
Landa Series 8659 Ashley Way	8,375	4,297
Landa Series 8662 Ashley Way	5,850	5,630
Landa Series 8668 Ashley Way	6,900	5,919
Landa Series 8670 Ashley Way	6,510	5,774
Landa Series 8674 Ashley Way	3,185	6,352
Landa Series 8675 Ashley Way	6,820	4,535
Landa Series 8677 Ashley Way	6,710	6,063
Landa Series 8678 Ashley Way	6,710	5,341
Landa Series 8679 Ashley Way	6,344	5,774
Landa Series 8683 Ashley Way	5,119	5,728
Landa Series 8780 Churchill Place	3,377	7,275
Landa Series 8796 Parliament Place	8,100	6,063
Landa Series 9439 Lakeview Road	8,400	6,972
Landa Series 1007 Leeward Way	117	-
Landa Series 10121 Morris Drive SW	3,360	-
Landa Series 10183 Starr Street SW	2,776	-
Landa Series 103 Starlake Drive	2,635	-
Landa Series 10433 Candlelight Road	-	-
Landa Series 107 Oakwood Circle	1,005	-
Landa Series 110 Shenandoah Drive	2,730	-
Landa Series 111 Fir Drive	2,625	-
Landa Series 112 Ridge Street	1,950	-
Landa Series 11322 Michelle Way	2,889	-
Landa Series 1147 Village Way	3,203	-
Landa Series 1160 Gable Terrace	3,587	-
Landa Series 1201 Kilrush Drive	5,078	-
Landa Series 124 Libby Lane	-	-
Landa Series 1320 Winona Avenue	-	-
Landa Series 137 Southern Shores Road	2,548	-
Landa Series 138 Sandalwood Circle	3,570	-
Landa Series 140 High Ridge Road	3,045	-
Landa Series 146 Crystal Brook	2,756	-
Landa Series 153 Cliffside Court	2,100	-
Landa Series 1666 West Poplar Street	2,474	-
Landa Series 168 Brookview Drive	-	-
Landa Series 1689 Viceroy Way	3,415	-
Landa Series 181 Watercress Court	3,360	-
Landa Series 188 Timberline Road	-	-

Landa Series 189 Shenandoah Drive	2,954	-
Landa Series 195 Hunters Trace	3,696	-
Landa Series 196 Montego Circle	2,924	-
Landa Series 20 Chimney Smoke Drive	1,835	-
Landa Series 212 Fleeta Drive	638	-
Landa Series 217 Glenloch Court	3,715	-
Landa Series 2264 Chestnut Hill Circle	-	-
Landa Series 2425 Cornell Circle	3,096	-
Landa Series 25 Pleasant Valley Road	3,528	-
Landa Series 253 Marco Drive	2,748	-
Landa Series 258 Rocky Point Road	3,360	-
Landa Series 268 Brookview Drive	-	-
Landa Series 270 Mountain Lane	3,465	-
Landa Series 270 Pleasant Hills Drive	3,579	-
Landa Series 2813 Vicksburg Court	3,203	-
Landa Series 2933 Coffer Drive	1,688	-
Landa Series 30 High Ridge Road	3,674	-
Landa Series 30 Roosevelt Road	1,788	-
Landa Series 3011 Raintree Drive SE	-	-
Landa Series 3043 Highway 81 S	899	-
Landa Series 313 Blue Heron Drive	3,300	-
Landa Series 3202 Chippewa Drive	-	-
Landa Series 35 Clay Court	3,568	-
Landa Series 350 Cadiz Lane S	1,675	-
Landa Series 351 Wesley Park Drive	3,344	-
Landa Series 3667 Patti Parkway	2,839	-
Landa Series 412 Kendall Lane	-	-
Landa Series 43 Darwin Drive	-	-
Landa Series 45 Blue Jay Drive	3,674	-
Landa Series 45 Laurel Way	-	-
Landa Series 4702 Saint James Way	2,450	-
Landa Series 4732 Pinedale Drive	2,690	-
Landa Series 5040 Huntshire Lane	5,548	-
Landa Series 513 Jarrett Court	3,358	-
Landa Series 5143 Pinecrest Drive SW	2,589	-
Landa Series 540 Cowan Road	3,515	-
Landa Series 5411 Rocky Pine Drive	2,119	-
Landa Series 550 Cowan Road	2,094	-
Landa Series 5581 Fox Glen Circle	3,229	-
Landa Series 565 Mountainview Drive	3,518	-
Landa Series 5801 Strathmoor Manor Circle	3,318	-

Landa Series 6107 Shadow Glen Court	2,586	-
Landa Series 6111-6113 Pine Glen Circle SW	2,640	-
Landa Series 615 Barshay Drive	161	-
Landa Series 6168 Wheat Street NE	-	-
Landa Series 6178 Green Acres Drive SW	3,220	-
Landa Series 6404 Walnut Way	2,937	-
Landa Series 643 Sycamore Drive	3,224	-
Landa Series 65 Freedom Court	3,385	-
Landa Series 6635 Kimberly Mill Road	-	-
Landa Series 6653 Bedford Road	3,098	-
Landa Series 6762 Bent Creek Drive	3,350	-
Landa Series 709 Georgetown Court	3,570	-
Landa Series 7107 Geiger Street NW	2,415	-
Landa Series 750 Georgetown Court	2,513	-
Landa Series 752 Chestnut Drive	2,027	-
Landa Series 773 Villa Way	-	-
Landa Series 7781 Mountain Creek Way	-	-
Landa Series 7950 Woodlake Drive	2,882	-
Landa Series 80 High Ridge Road	1,810	-
Landa Series 808 Hillandale Lane	3,389	-
Landa Series 8110 Devonshire Drive	3,407	-
Landa Series 8121 Spillers Drive SW	2,688	-
Landa Series 8233 Creekline Court	700	-
Landa Series 843 Tramore Drive	5,430	-
Landa Series 85 Kirkland Court	-	-
Landa Series 85 Thorn Thicket Way	2,772	-
Landa Series 8855 Rugby Court	3,094	-
Landa Series 9434 Cedar Creek Place	3,150	-
Landa Series 9597 Pintail Trail	3,906	-
Total Combined Rental Income	$457,852	$253,134

Operating Expenses

The Operating Expenses incurred by each Series prior to such Series acquiring title to its underlying Property from Landa Properties are paid by the Manager. For more information about the Operating Expenses of the Series and the Properties, please see “Description of our Business – Operating Expenses” of our Offering Circular, which can be found here and is incorporated herein by reference.

Each Series is responsible for its own Operating Expenses after acquiring title to its underlying Property. If the Operating Expenses exceed the amount of revenues generated from a Series and cannot be covered by any Reserves of such Series, the Manager may (a) pay such Operating Expenses and seek reimbursement and/or (b) loan the amount of the Operating Expenses to the applicable Series and be entitled to reimbursement of such amount from future revenues generated by such Series. In the case that the Manager provides a loan to a Series, the Series will be obligated to pay interest on that loan at a rate to be determined solely by the Manager, but which will be no greater than 7%.

For the six months ended June 30, 2023 and June 30, 2022, the Series in the aggregate incurred $922,902 and $251,972, respectively, in Operating Expenses (on a total combined basis). The increase in expenses is primarily due to the addition of new Series.

The following table summarizes the Operating Expenses by category:

	For the six months ended June 30,
Series	2023	2022
Management fee	$36,273	$20,098
Professional fees	4,414	-
Repairs & maintenance	98,246	26,947
Utilities	2,156	-
HOA fee	11,143	7,737
Insurance	16,676	8,191
Real estate taxes	72,524	30,079
Depreciation expense	201,981	79,318
Interest expense	479,489	79,602
Total Operating Expenses	$922,902	$251,972

The following table summarizes the Operating Expenses for each Series:

	For the six months ended June 30,
Series	2023	2022
Landa Series 115 Sardis Street (1)	$3,866	$4,628
Landa Series 1394 Oakview Circle	3,799	3,547
Landa Series 1701 Summerwoods Lane (9)	7,766	3,139
Landa Series 1741 Park Lane (9)	6,979	3,294
Landa Series 209 Timber Wolf Trail (2)	5,340	4,357
Landa Series 2505 Oak Circle (3)	17,335	4,760
Landa Series 271 Timber Wolf Trail (4)	3,758	4,644
Landa Series 29 Holly Grove Road	5,189	4,694
Landa Series 1703 Summerwoods Lane	5,649	5,287
Landa Series 1712 Summerwoods Lane	6,656	5,025
Landa Series 1743 Summerwoods Lane	8,963	5,293
Landa Series 1750 Summerwoods Lane	5,009	5,322
Landa Series 4267 High Park Lane	6,175	8,133
Landa Series 4474 Highwood Park Drive	5,811	8,435
Landa Series 8569 Creekwood Way	5,888	4,173
Landa Series 9439 Lakeview Road	7,974	9,707
Landa Series 10167 Port Royal Court	7,332	5,015
Landa Series 1246 Elgin Way	5,260	5,915
Landa Series 1910 Grove Way	4,752	11,718
Landa Series 593 Country Lane Drive	3,874	4,656
Landa Series 6436 Stone Terrace	5,518	4,321
Landa Series 6440 Woodstone Terrace	7,845	10,199
Landa Series 6848 Sandy Creek Drive	5,450	5,872
Landa Series 687 Utoy Court	5,599	8,455
Landa Series 729 Winter Lane	4,072	6,393
Landa Series 7349 Exeter Court	6,588	4,805
Landa Series 8645 Embrey Drive	6,464	5,310
Landa Series 8780 Churchill Place	6,921	6,198
Landa Series 8796 Parliament Place	5,840	4,885
Landa Series 8641 Ashley Way	5,392	5,699
Landa Series 8651 Ashley Way	6,127	4,714

Landa Series 8652 Ashley Way	5,634	4,924
Landa Series 8653 Ashley Way	6,215	4,652
Landa Series 8654 Ashley Way	6,135	5,349
Landa Series 8655 Ashley Way	6,882	4,703
Landa Series 8659 Ashley Way	6,766	5,039
Landa Series 8662 Ashley Way	6,511	5,234
Landa Series 8668 Ashley Way	6,166	5,778
Landa Series 8670 Ashley Way	5,718	5,717
Landa Series 8674 Ashley Way	7,078	5,365
Landa Series 8675 Ashley Way	6,360	5,604
Landa Series 8677 Ashley Way	5,623	4,829
Landa Series 8678 Ashley Way	10,094	6,098
Landa Series 8679 Ashley Way	5,745	5,246
Landa Series 8683 Ashley Way	8,601	4,841
Landa Series 1007 Leeward Way (6)	174	-
Landa Series 10121 Morris Drive SW (5)	6,076	-
Landa Series 10183 Starr Street SW (5)	6,657	-
Landa Series 103 Starlake Drive (5)	5,937	-
Landa Series 10433 Candlelight Road (5)	10,009	-
Landa Series 107 Oakwood Circle (7)	1,234	-
Landa Series 110 Shenandoah Drive (5)	7,561	-
Landa Series 111 Fir Drive (5)	5,679	-
Landa Series 112 Ridge Street (5)	7,145	-
Landa Series 11322 Michelle Way (5)	5,854	-
Landa Series 1147 Village Way (5)	7,220	-
Landa Series 1160 Gable Terrace (5)	7,573	-
Landa Series 1201 Kilrush Drive (5)	19,502	-
Landa Series 124 Libby Lane (5)	5,903	-
Landa Series 1320 Winona Avenue (5)	4,512	-
Landa Series 137 Southern Shores Road (5)	5,797	-
Landa Series 138 Sandalwood Circle (5)	6,455	-
Landa Series 140 High Ridge Road (5)	6,520	-
Landa Series 146 Crystal Brook (5)	5,338	-
Landa Series 153 Cliffside Court (5)	3,912	-
Landa Series 1666 West Poplar Street (5)	6,644	-
Landa Series 168 Brookview Drive (5)	2,631	-
Landa Series 1689 Viceroy Way (5)	7,312	-
Landa Series 181 Watercress Court (5)	6,084	-
Landa Series 188 Timberline Road (5)	2,906	-
Landa Series 189 Shenandoah Drive (5)	5,891	-
Landa Series 195 Hunters Trace (5)	7,150	-
Landa Series 196 Montego Circle (5)	7,330	-
Landa Series 20 Chimney Smoke Drive (8)	4,914	-
Landa Series 212 Fleeta Drive (5)	5,655	-
Landa Series 217 Glenloch Court (5)	8,019	-
Landa Series 2264 Chestnut Hill Circle (5)	8,827	-
Landa Series 2425 Cornell Circle (8)	5,735	-
Landa Series 25 Pleasant Valley Road (5)	10,682	-
Landa Series 253 Marco Drive (5)	5,484	-
Landa Series 258 Rocky Point Road (5)	7,299	-
Landa Series 268 Brookview Drive (5)	5,771	-
Landa Series 270 Mountain Lane (5)	7,117	-
Landa Series 270 Pleasant Hills Drive (5)	6,853	-
Landa Series 2813 Vicksburg Court (5)	8,165	-

Landa Series 2933 Coffer Drive (5)	6,493	-
Landa Series 30 High Ridge Road (5)	7,182	-
Landa Series 30 Roosevelt Road (5)	6,671	-
Landa Series 3011 Raintree Drive SE (5)	7,275	-
Landa Series 3043 Highway 81 S (5)	12,558	-
Landa Series 313 Blue Heron Drive (5)	6,996	-
Landa Series 3202 Chippewa Drive (5)	6,382	-
Landa Series 35 Clay Court (5)	7,191	-
Landa Series 350 Cadiz Lane S (5)	6,410	-
Landa Series 351 Wesley Park Drive (5)	7,753	-
Landa Series 3667 Patti Parkway (8)	6,467	-
Landa Series 412 Kendall Lane (8)	6,237	-
Landa Series 43 Darwin Drive (5)	5,776	-
Landa Series 45 Blue Jay Drive (5)	9,405	-
Landa Series 45 Laurel Way (8)	4,618	-
Landa Series 4702 Saint James Way (5)	11,392	-
Landa Series 4732 Pinedale Drive (5)	5,437	-
Landa Series 5040 Huntshire Lane (5)	11,896	-
Landa Series 513 Jarrett Court (5)	10,229	-
Landa Series 5143 Pinecrest Drive SW (5)	5,324	-
Landa Series 540 Cowan Road (5)	7,176	-
Landa Series 5411 Rocky Pine Drive (8)	5,145	-
Landa Series 550 Cowan Road (8)	4,447	-
Landa Series 5581 Fox Glen Circle (8)	7,562	-
Landa Series 565 Mountainview Drive (5)	7,221	-
Landa Series 5801 Strathmoor Manor Circle (5)	7,337	-
Landa Series 6107 Shadow Glen Court (5)	5,031	-
Landa Series 6111-6113 Pine Glen Circle SW (5)	10,282	-
Landa Series 615 Barshay Drive (5)	6,498	-
Landa Series 6168 Wheat Street NE (5)	4,052	-
Landa Series 6178 Green Acres Drive SW (5)	5,333	-
Landa Series 6404 Walnut Way (5)	4,842	-
Landa Series 643 Sycamore Drive (5)	6,588	-
Landa Series 65 Freedom Court (5)	6,594	-
Landa Series 6635 Kimberly Mill Road (5)	7,197	-
Landa Series 6653 Bedford Road (5)	6,769	-
Landa Series 6762 Bent Creek Drive (5)	7,727	-
Landa Series 709 Georgetown Court (5)	6,617	-
Landa Series 7107 Geiger Street NW (5)	3,988	-
Landa Series 750 Georgetown Court (5)	5,661	-
Landa Series 752 Chestnut Drive (5)	5,984	-
Landa Series 773 Villa Way (5)	2,480	-
Landa Series 7781 Mountain Creek Way (5)	7,237	-
Landa Series 7950 Woodlake Drive (5)	5,763	-
Landa Series 80 High Ridge Road (5)	9,821	-
Landa Series 808 Hillandale Lane (5)	8,416	-
Landa Series 8110 Devonshire Drive (5)	5,040	-
Landa Series 8121 Spillers Drive SW (5)	5,261	-
Landa Series 8233 Creekline Court (5)	6,550	-
Landa Series 843 Tramore Drive (5)	3,539	-
Landa Series 85 Kirkland Court (5)	7,738	-
Landa Series 85 Thorn Thicket Way (5)	6,734	-
Landa Series 8855 Rugby Court (5)	5,185	-

Landa Series 9434 Cedar Creek Place (5)	7,787	-
Landa Series 9597 Pintail Trail (5)	11,362	-
Total Operating Expenses	$922,902	$251,972

1.	Operating expense shown through March 30, 2023, in connection with the sale of the Property underlying Landa Series 115 Sardis Street, located at 115 Sardis Street, Barnesville, GA 30204.

2.	Operating expense shown through May 31, 2023, in connection with the sale of the Property.
3.	Operating expense shown through June 6, 2023, in connection with the sale of the Property underlying Landa Series 2505 Oak Circle, located at 2505 Oak Circle, Ellenwood, GA 30294.
4.	Operating expense shown through April 14, 2023, in connection with the sale of the Property underlying Landa Series 271 Timber Wolf Trail, located at 271 Timber Wolf Trail, Griffin, GA 30224.
5.	The series commenced operations on April 28, 2023.
6.	The Series commenced operations on June 29, 2023.
7.	The Series commenced operations on June 8, 2023.
8.	The Series commenced operations on May 19, 2023.
9.	The Series commenced operations on April 4, 2023.

Gain/Loss on Sale

In connection with the sale of properties, the following table summarizes the Property underlying the Series:

Series	Property	Date of sale
Landa Series 115 Sardis Street	115 Sardis Street, Barnesville, GA 30204	March 30, 2023
Landa Series 209 Timber Wolf Trail	209 Timber Wolf Trail, Griffin, GA 30224	May 31, 2023
Landa Series 2505 Oak Circle	2505 Oak Circle, Ellenwood, GA 30294	June 6, 2023
Landa Series 271 Timber Wolf Trail	271 Timber Wolf Trail, Griffin, GA 30224	April 14, 2023

For the six months ended June 30, 2023 and June 30, 2022, the Series in the aggregate recognized a gain on sale of real estate of $62,013 and $142,750.

The following table summarizes the gain/(loss) on sale for each Series:

For the Six Months Ended June 30,
Series	2023	2022
Landa Series 115 Sardis Street	$32,421	$-
Landa Series 1394 Oakview Circle	-	-
Landa Series 1701 Summerwoods Lane	-	70,269
Landa Series 1741 Park Lane	-	72,481
Landa Series 209 Timber Wolf Trail	(8,208)	-
Landa Series 2505 Oak Circle	46,645	-
Landa Series 271 Timber Wolf Trail	(8,845)	-
Landa Series 29 Holly Grove Road	-	-
Landa Series 1703 Summerwoods Lane	-	-
Landa Series 1712 Summerwoods Lane	-	-
Landa Series 1743 Summerwoods Lane	-	-
Landa Series 1750 Summerwoods Lane	-	-
Landa Series 4267 High Park Lane	-	-
Landa Series 4474 Highwood Park Drive	-	-
Landa Series 8569 Creekwood Way	-	-
Landa Series 9439 Lakeview Road	-	-
Landa Series 10167 Port Royal Court	-	-
Landa Series 1246 Elgin Way	-	-
Landa Series 1910 Grove Way	-	-
Landa Series 593 Country Lane Drive	-	-
Landa Series 6436 Stone Terrace	-	-
Landa Series 6440 Woodstone Terrace	-	-
Landa Series 6848 Sandy Creek Drive	-	-
Landa Series 687 Utoy Court	-	-
Landa Series 729 Winter Lane	-	-

Landa Series 7349 Exeter Court	-	-
Landa Series 8645 Embrey Drive	-	-
Landa Series 8780 Churchill Place	-	-
Landa Series 8796 Parliament Place	-	-
Landa Series 8641 Ashley Way	-	-
Landa Series 8651 Ashley Way	-	-
Landa Series 8652 Ashley Way	-	-
Landa Series 8653 Ashley Way	-	-
Landa Series 8654 Ashley Way	-	-
Landa Series 8655 Ashley Way	-	-
Landa Series 8659 Ashley Way	-	-
Landa Series 8662 Ashley Way	-	-
Landa Series 8668 Ashley Way	-	-
Landa Series 8670 Ashley Way	-	-
Landa Series 8674 Ashley Way	-	-
Landa Series 8675 Ashley Way	-	-
Landa Series 8677 Ashley Way	-	-
Landa Series 8678 Ashley Way	-	-
Landa Series 8679 Ashley Way	-	-
Landa Series 8683 Ashley Way	-	-
Landa Series 1007 Leeward Way	-	-
Landa Series 10121 Morris Drive SW	-	-
Landa Series 10183 Starr Street SW	-	-
Landa Series 103 Starlake Drive	-	-
Landa Series 10433 Candlelight Road	-	-
Landa Series 107 Oakwood Circle	-	-
Landa Series 110 Shenandoah Drive	-	-
Landa Series 111 Fir Drive	-	-
Landa Series 112 Ridge Street	-	-
Landa Series 11322 Michelle Way	-	-
Landa Series 1147 Village Way	-	-
Landa Series 1160 Gable Terrace	-	-
Landa Series 1201 Kilrush Drive	-	-
Landa Series 124 Libby Lane	-	-
Landa Series 1320 Winona Avenue	-	-
Landa Series 137 Southern Shores Road	-	-
Landa Series 138 Sandalwood Circle	-	-
Landa Series 140 High Ridge Road	-	-
Landa Series 146 Crystal Brook	-	-
Landa Series 153 Cliffside Court	-	-
Landa Series 1666 West Poplar Street	-	-
Landa Series 168 Brookview Drive	-	-
Landa Series 1689 Viceroy Way	-	-
Landa Series 181 Watercress Court	-	-
Landa Series 188 Timberline Road	-	-
Landa Series 189 Shenandoah Drive	-	-
Landa Series 195 Hunters Trace	-	-
Landa Series 196 Montego Circle	-	-
Landa Series 20 Chimney Smoke Drive	-	-
Landa Series 212 Fleeta Drive	-	-
Landa Series 217 Glenloch Court	-	-
Landa Series 2264 Chestnut Hill Circle	-	-
Landa Series 2425 Cornell Circle	-	-
Landa Series 25 Pleasant Valley Road	-	-

Landa Series 253 Marco Drive	-	-
Landa Series 258 Rocky Point Road	-	-
Landa Series 268 Brookview Drive	-	-
Landa Series 270 Mountain Lane	-	-
Landa Series 270 Pleasant Hills Drive	-	-
Landa Series 2813 Vicksburg Court	-	-
Landa Series 2933 Coffer Drive	-	-
Landa Series 30 High Ridge Road	-	-
Landa Series 30 Roosevelt Road	-	-
Landa Series 3011 Raintree Drive SE	-	-
Landa Series 3043 Highway 81 S	-	-
Landa Series 313 Blue Heron Drive	-	-
Landa Series 3202 Chippewa Drive	-	-
Landa Series 35 Clay Court	-	-
Landa Series 350 Cadiz Lane S	-	-
Landa Series 351 Wesley Park Drive	-	-
Landa Series 3667 Patti Parkway	-	-
Landa Series 412 Kendall Lane	-	-
Landa Series 43 Darwin Drive	-	-
Landa Series 45 Blue Jay Drive	-	-
Landa Series 45 Laurel Way	-	-
Landa Series 4702 Saint James Way	-	-
Landa Series 4732 Pinedale Drive	-	-
Landa Series 5040 Huntshire Lane	-	-
Landa Series 513 Jarrett Court	-	-
Landa Series 5143 Pinecrest Drive SW	-	-
Landa Series 540 Cowan Road	-	-
Landa Series 5411 Rocky Pine Drive	-	-
Landa Series 550 Cowan Road	-	-
Landa Series 5581 Fox Glen Circle	-	-
Landa Series 565 Mountainview Drive	-	-
Landa Series 5801 Strathmoor Manor Circle	-	-
Landa Series 6107 Shadow Glen Court	-	-
Landa Series 6113 Pine Glen Circle SW	-	-
Landa Series 615 Barshay Drive	-	-
Landa Series 6168 Wheat Street NE	-	-
Landa Series 6178 Green Acres Drive SW	-	-
Landa Series 6404 Walnut Way	-	-
Landa Series 643 Sycamore Drive	-	-
Landa Series 65 Freedom Court	-	-
Landa Series 6635 Kimberly Mill Road	-	-
Landa Series 6653 Bedford Road	-	-
Landa Series 6762 Bent Creek Drive	-	-
Landa Series 709 Georgetown Court	-	-
Landa Series 7107 Geiger Street NW	-	-
Landa Series 750 Georgetown Court	-	-
Landa Series 752 Chestnut Drive	-	-
Landa Series 773 Villa Way	-	-
Landa Series 7781 Mountain Creek Way	-	-
Landa Series 7950 Woodlake Drive	-	-
Landa Series 80 High Ridge Road	-	-
Landa Series 808 Hillandale Lane	-	-
Landa Series 8110 Devonshire Drive	-	-
Landa Series 8121 Spillers Drive SW	-	-

Landa Series 8233 Creekline Court	-	-
Landa Series 843 Tramore Drive	-	-
Landa Series 85 Kirkland Court	-	-
Landa Series 85 Thorn Thicket Way	-	-
Landa Series 8855 Rugby Court	-	-
Landa Series 9434 Cedar Creek Place	-	-
Landa Series 9597 Pintail Trail	-	-
Total Gain on Sale	$62,013	$142,750

Net Income/(Loss)

As a result of the cumulative effect of the foregoing factors for the six months ended June 30, 2023 and 2022, the Series generated an aggregate net income (loss) of $(404,567) and $115,192, respectively.

The following table summarizes net income (loss) for each Series:

	For the Six Months Ended June 30,
Series	2023	2022
Landa Series 115 Sardis Street (1)	$30,341	$1,194
Landa Series 1394 Oakview Circle	1,328	1,336
Landa Series 1701 Summerwoods Lane (9)	(4,729)	56,896
Landa Series 1741 Park Lane (9)	(4,581)	57,964
Landa Series 209 Timber Wolf Trail (2)	(12,273)	293
Landa Series 2505 Oak Circle (3)	31,655	2,740
Landa Series 271 Timber Wolf Trail (4)	(12,603)	1,640
Landa Series 29 Holly Grove Road	(641)	(363)
Landa Series 1703 Summerwoods Lane	(2,729)	436
Landa Series 1712 Summerwoods Lane	(2,829)	280
Landa Series 1743 Summerwoods Lane	1,085	660
Landa Series 1750 Summerwoods Lane	1,268	25
Landa Series 4267 High Park Lane	(6,999)	(1,161)
Landa Series 4474 Highwood Park Drive	48	(1,714)
Landa Series 8569 Creekwood Way	(4,072)	647
Landa Series 9439 Lakeview Road	(201)	(2,735)
Landa Series 10167 Port Royal Court	966	1,048
Landa Series 1246 Elgin Way	1,085	1,317
Landa Series 1910 Grove Way	(5,186)	(9,515)
Landa Series 593 Country Lane Drive	961	1,049
Landa Series 6436 Stone Terrace	1,548	1,653
Landa Series 6440 Woodstone Terrace	(636)	(3,737)
Landa Series 6848 Sandy Creek Drive	245	1,022
Landa Series 687 Utoy Court	(1,833)	(2,923)

Landa Series 729 Winter Lane	(3,404)	(2,392)
Landa Series 7349 Exeter Court	1,378	1,496
Landa Series 8645 Embrey Drive	1,336	1,056
Landa Series 8780 Churchill Place	(6,717)	1,077
Landa Series 8796 Parliament Place	2,355	1,178
Landa Series 8641 Ashley Way	67	56
Landa Series 8651 Ashley Way	(358)	1,155
Landa Series 8652 Ashley Way	760	(508)
Landa Series 8653 Ashley Way	1,263	864
Landa Series 8654 Ashley Way	488	714
Landa Series 8655 Ashley Way	966	782
Landa Series 8659 Ashley Way	2,160	(742)
Landa Series 8662 Ashley Way	(285)	396
Landa Series 8668 Ashley Way	18	141
Landa Series 8670 Ashley Way	(256)	57
Landa Series 8674 Ashley Way	(3,326)	987
Landa Series 8675 Ashley Way	654	(1,069)
Landa Series 8677 Ashley Way	992	1,234
Landa Series 8678 Ashley Way	(368)	(757)
Landa Series 8679 Ashley Way	(16)	528
Landa Series 8683 Ashley Way	(504)	887
Landa Series 1007 Leeward Way (6)	(57)	-
Landa Series 10121 Morris Drive SW (5)	(2,716)	-
Landa Series 10183 Starr Street SW (5)	(3,881)	-
Landa Series 103 Starlake Drive (5)	(3,302)	-
Landa Series 10433 Candlelight Road (5)	(10,009)	-
Landa Series 107 Oakwood Circle (7)	(229)	-
Landa Series 110 Shenandoah Drive (5)	(4,831)	-
Landa Series 111 Fir Drive (5)	(3,054)	-
Landa Series 112 Ridge Street (5)	(5,195)	-
Landa Series 11322 Michelle Way (5)	(2,965)	-
Landa Series 1147 Village Way (5)	(4,017)	-
Landa Series 1160 Gable Terrace (5)	(3,986)	-
Landa Series 1201 Kilrush Drive (5)	(14,424)	-
Landa Series 124 Libby Lane (5)	(5,903)	-
Landa Series 1320 Winona Avenue (5)	(4,512)	-

Landa Series 137 Southern Shores Road (5)	(3,249)	-
Landa Series 138 Sandalwood Circle (5)	(2,885)	-
Landa Series 140 High Ridge Road (5)	(3,475)	-
Landa Series 146 Crystal Brook (5)	(2,582)	-
Landa Series 153 Cliffside Court (5)	(1,812)	-
Landa Series 1666 West Poplar Street (5)	(4,170)	-
Landa Series 168 Brookview Drive (5)	(2,631)	-
Landa Series 1689 Viceroy Way (5)	(3,897)	-
Landa Series 181 Watercress Court (5)	(2,724)	-
Landa Series 188 Timberline Road (5)	(2,906)	-
Landa Series 189 Shenandoah Drive (5)	(2,937)	-
Landa Series 195 Hunters Trace (5)	(3,454)	-
Landa Series 196 Montego Circle (5)	(4,406)	-
Landa Series 20 Chimney Smoke Drive (8)	(3,079)	-
Landa Series 212 Fleeta Drive (5)	(5,017)	-
Landa Series 217 Glenloch Court (5)	(4,304)	-
Landa Series 2264 Chestnut Hill Circle (5)	(8,827)	-
Landa Series 2425 Cornell Circle (8)	(2,639)	-
Landa Series 25 Pleasant Valley Road (5)	(7,154)	-
Landa Series 253 Marco Drive (5)	(2,736)	-
Landa Series 258 Rocky Point Road (5)	(3,939)	-
Landa Series 268 Brookview Drive (5)	(5,771)	-
Landa Series 270 Mountain Lane (5)	(3,652)	-
Landa Series 270 Pleasant Hills Drive (5)	(3,274)	-
Landa Series 2813 Vicksburg Court (5)	(4,962)	-
Landa Series 2933 Coffer Drive (5)	(4,805)	-
Landa Series 30 High Ridge Road (5)	(3,508)	-
Landa Series 30 Roosevelt Road (5)	(4,883)	-
Landa Series 3011 Raintree Drive SE (5)	(7,275)	-
Landa Series 3043 Highway 81 S (5)	(11,659)	-
Landa Series 313 Blue Heron Drive (5)	(3,696)	-
Landa Series 3202 Chippewa Drive (5)	(6,382)	-
Landa Series 35 Clay Court (5)	(3,623)	-

Landa Series 350 Cadiz Lane S (5)	(4,735)	-
Landa Series 351 Wesley Park Drive (5)	(4,409)	-
Landa Series 3667 Patti Parkway (8)	(3,628)	-
Landa Series 412 Kendall Lane (8)	(6,237)	-
Landa Series 43 Darwin Drive (5)	(5,776)	-
Landa Series 45 Blue Jay Drive (5)	(5,731)	-
Landa Series 45 Laurel Way (8)	(4,618)	-
Landa Series 4702 Saint James Way (5)	(8,942)	-
Landa Series 4732 Pinedale Drive (5)	(2,747)	-
Landa Series 5040 Huntshire Lane (5)	(6,348)	-
Landa Series 513 Jarrett Court (5)	(6,871)	-
Landa Series 5143 Pinecrest Drive SW (5)	(2,735)	-
Landa Series 540 Cowan Road (5)	(3,661)	-
Landa Series 5411 Rocky Pine Drive (8)	(3,026)	-
Landa Series 550 Cowan Road (8)	(2,353)	-
Landa Series 5581 Fox Glen Circle (8)	(4,333)	-
Landa Series 565 Mountainview Drive (5)	(3,703)	-
Landa Series 5801 Strathmoor Manor Circle (5)	(4,019)	-
Landa Series 6107 Shadow Glen Court (5)	(2,445)	-
Landa Series 6111-6113 Pine Glen Circle SW (5)	(7,642)	-
Landa Series 615 Barshay Drive (5)	(6,337)	-
Landa Series 6168 Wheat Street NE (5)	(4,052)	-
Landa Series 6178 Green Acres Drive SW (5)	(2,113)	-
Landa Series 6404 Walnut Way (5)	(1,905)	-
Landa Series 643 Sycamore Drive (5)	(3,364)	-
Landa Series 65 Freedom Court (5)	(3,209)	-
Landa Series 6635 Kimberly Mill Road (5)	(7,197)	-
Landa Series 6653 Bedford Road (5)	(3,671)	-
Landa Series 6762 Bent Creek Drive (5)	(4,377)	-
Landa Series 709 Georgetown Court (5)	(3,047)	-
Landa Series 7107 Geiger Street NW (5)	(1,573)	-
Landa Series 750 Georgetown Court (5)	(3,148)	-

Landa Series 752 Chestnut Drive (5)	(3,957)	-
Landa Series 773 Villa Way (5)	(2,480)	-
Landa Series 7781 Mountain Creek Way (5)	(7,237)	-
Landa Series 7950 Woodlake Drive (5)	(2,881)	-
Landa Series 80 High Ridge Road (5)	(8,011)	-
Landa Series 808 Hillandale Lane (5)	(5,027)	-
Landa Series 8110 Devonshire Drive (5)	(1,633)	-
Landa Series 8121 Spillers Drive SW (5)	(2,573)	-
Landa Series 8233 Creekline Court (5)	(5,850)	-
Landa Series 843 Tramore Drive (5)	1,891	-
Landa Series 85 Kirkland Court (5)	(7,738)	-
Landa Series 85 Thorn Thicket Way (5)	(3,962)	-
Landa Series 8855 Rugby Court (5)	(2,091)	-
Landa Series 9434 Cedar Creek Place (5)	(4,637)	-
Landa Series 9597 Pintail Trail (5)	(7,456)	-
Total Net Income/(Loss)	$(404,567)	$115,192

1.	Operating expense shown through March 30, 2023, in connection with the sale of the Property underlying Landa Series 115 Sardis Street, located at 115 Sardis Street, Barnesville, GA 30204.
2.	Operating expense shown through May 31, 2023, in connection with the sale of the Property.
3.	Operating expense shown through June 6, 2023, in connection with the sale of the Property underlying Landa Series 2505 Oak Circle, located at 2505 Oak Circle, Ellenwood, GA 30294.
4.	Operating expense shown through April 14, 2023, in connection with the sale of the Property underlying Landa Series 271 Timber Wolf Trail, located at 271 Timber Wolf Trail, Griffin, GA 30224.
5.	The series commenced operations on April 28, 2023.
6.	The Series commenced operations on June 29, 2023.
7.	The Series commenced operations on June 8, 2023.
8.	The Series commenced operations on May 19, 2023.
9.	The Series commenced operations on April 4, 2023.

Liquidity and Capital Resources

The Company commenced operations in December 2021. The Company did not commence its operations prior to the qualification of its initial Offering Statement. In addition, no Series commences its operations prior to the qualification of an offering statement (or amendment) in which such Series is included and the transfer of title of each of the Properties from Landa Properties to the applicable Series. Once a Series commences its planned principal operations, it will incur significant additional expenses. Until such time as a Series has the capacity to generate cash flows from operations, it may seek additional capital, including from the Manager.

Cash Balances

As of June 30, 2023, the Company itself had no cash or cash equivalents on hand. Cash is held at the Series level. On a total combined basis, as of June 30, 2023 and December 31, 2022, the Series in the aggregate had $335,182 and $176,729 on hand, respectively. The following table summarizes the cash and restricted cash by Series:

Series	As of June 30, 2023	As of December 31, 2022
Landa Series 115 Sardis Street	$10	$583
Landa Series 1394 Oakview Circle	4,020	3,259
Landa Series 1701 Summerwoods Lane	17,106	1,930
Landa Series 1741 Park Lane	3,995	1,996
Landa Series 209 Timber Wolf Trail	641	2,379
Landa Series 2505 Oak Circle	10	2,836
Landa Series 271 Timber Wolf Trail	5	7
Landa Series 29 Holly Grove Road	1,480	199
Landa Series 1703 Summerwoods Lane	52	2,886
Landa Series 1712 Summerwoods Lane	4,973	4,253
Landa Series 1743 Summerwoods Lane	3,766	4,285
Landa Series 1750 Summerwoods Lane	3,213	3,560
Landa Series 4267 High Park Lane	1,066	110
Landa Series 4474 Highwood Park Drive	918	366
Landa Series 8569 Creekwood Way	5,415	9,301
Landa Series 9439 Lakeview Road	3,496	5,268
Landa Series 10167 Port Royal Court	2,660	2,227
Landa Series 1246 Elgin Way	2,945	1,974
Landa Series 1910 Grove Way	1,394	8,525
Landa Series 593 Country Lane Drive	2,506	2,528
Landa Series 6436 Stone Terrace	1,200	1,009
Landa Series 6440 Woodstone Terrace	778	1,179
Landa Series 6848 Sandy Creek Drive	145	1,225
Landa Series 687 Utoy Court	409	3,056
Landa Series 729 Winter Lane	3,092	9,547
Landa Series 7349 Exeter Court	3,060	2,756
Landa Series 8645 Embrey Drive	2,121	1,007
Landa Series 8780 Churchill Place	111	1,474
Landa Series 8796 Parliament Place	5,178	4,641
Landa Series 8641 Ashley Way	5,779	6,303
Landa Series 8651 Ashley Way	3,692	5,323
Landa Series 8652 Ashley Way	3,291	3,646
Landa Series 8653 Ashley Way	5,375	4,715
Landa Series 8654 Ashley Way	4,592	5,037
Landa Series 8655 Ashley Way	9,425	10,649
Landa Series 8659 Ashley Way	8,953	8,336
Landa Series 8662 Ashley Way	6,282	7,032
Landa Series 8668 Ashley Way	12,028	12,577
Landa Series 8670 Ashley Way	3,098	1,739
Landa Series 8674 Ashley Way	852	3,025
Landa Series 8675 Ashley Way	4,002	2,573
Landa Series 8677 Ashley Way	6,384	6,789
Landa Series 8678 Ashley Way	3,578	3,761
Landa Series 8679 Ashley Way	3,612	3,717
Landa Series 8683 Ashley Way	5,663	7,141
Landa Series 1007 Leeward Way	2,161	-
Landa Series 10121 Morris Drive SW	2,037	-
Landa Series 10183 Starr Street SW	485	-
Landa Series 103 Starlake Drive	1,507	-
Landa Series 10433 Candlelight Road	32	-

Landa Series 107 Oakwood Circle	1,987	-
Landa Series 110 Shenandoah Drive	912	-
Landa Series 111 Fir Drive	965	-
Landa Series 112 Ridge Street	1,167	-
Landa Series 11322 Michelle Way	763	-
Landa Series 1147 Village Way	1,059	-
Landa Series 1160 Gable Terrace	3,832	-
Landa Series 1201 Kilrush Drive	2,367	-
Landa Series 124 Libby Lane	209	-
Landa Series 1320 Winona Avenue	140	-
Landa Series 137 Southern Shores Road	1,724	-
Landa Series 138 Sandalwood Circle	5,346	-
Landa Series 140 High Ridge Road	3,371	-
Landa Series 146 Crystal Brook	4,581	-
Landa Series 153 Cliffside Court	252	-
Landa Series 1666 West Poplar Street	3,014	-
Landa Series 168 Brookview Drive	736	-
Landa Series 1689 Viceroy Way	1,665	-
Landa Series 181 Watercress Court	370	-
Landa Series 188 Timberline Road	1,508	-
Landa Series 189 Shenandoah Drive	1,175	-
Landa Series 195 Hunters Trace	3,958	-
Landa Series 196 Montego Circle	378	-
Landa Series 20 Chimney Smoke Drive	2,373	-
Landa Series 212 Fleeta Drive	809	-
Landa Series 217 Glenloch Court	2,681	-
Landa Series 2264 Chestnut Hill Circle	-	-
Landa Series 2425 Cornell Circle	714	-
Landa Series 25 Pleasant Valley Road	471	-
Landa Series 253 Marco Drive	2,760	-
Landa Series 258 Rocky Point Road	2,259	-
Landa Series 268 Brookview Drive	61	-
Landa Series 270 Mountain Lane	5,508	-
Landa Series 270 Pleasant Hills Drive	2,457	-
Landa Series 2813 Vicksburg Court	1,635	-
Landa Series 2933 Coffer Drive	58	-
Landa Series 30 High Ridge Road	3,676	-
Landa Series 30 Roosevelt Road	11	-
Landa Series 3011 Raintree Drive SE	12	-
Landa Series 3043 Highway 81 S	8,448	-
Landa Series 313 Blue Heron Drive	3,273	-
Landa Series 3202 Chippewa Drive	20	-
Landa Series 35 Clay Court	3,073	-
Landa Series 350 Cadiz Lane S	737	-
Landa Series 351 Wesley Park Drive	415	-
Landa Series 3667 Patti Parkway	380	-
Landa Series 412 Kendall Lane	1,809	-
Landa Series 43 Darwin Drive	769	-
Landa Series 45 Blue Jay Drive	1,816	-
Landa Series 45 Laurel Way	45	-
Landa Series 4702 Saint James Way	2,664	-
Landa Series 4732 Pinedale Drive	3,867	-
Landa Series 5040 Huntshire Lane	721	-
Landa Series 513 Jarrett Court	2,139	-

Landa Series 5143 Pinecrest Drive SW	1,526	-
Landa Series 540 Cowan Road	2,084	-
Landa Series 5411 Rocky Pine Drive	1,807	-
Landa Series 550 Cowan Road	1,513	-
Landa Series 5581 Fox Glen Circle	1,696	-
Landa Series 565 Mountainview Drive	3,587	-
Landa Series 5801 Strathmoor Manor Circle	4,814	-
Landa Series 6107 Shadow Glen Court	1,581	-
Landa Series 6111-6113 Pine Glen Circle SW	67	-
Landa Series 615 Barshay Drive	12	-
Landa Series 6168 Wheat Street NE	252	-
Landa Series 6178 Green Acres Drive SW	803	-
Landa Series 6404 Walnut Way	6,237	-
Landa Series 643 Sycamore Drive	5,547	-
Landa Series 65 Freedom Court	1,662	-
Landa Series 6635 Kimberly Mill Road	30	-
Landa Series 6653 Bedford Road	1,078	-
Landa Series 6762 Bent Creek Drive	2,856	-
Landa Series 709 Georgetown Court	5,635	-
Landa Series 7107 Geiger Street NW	3,460	-
Landa Series 750 Georgetown Court	659	-
Landa Series 752 Chestnut Drive	63	-
Landa Series 773 Villa Way	3,609	-
Landa Series 7781 Mountain Creek Way	51	-
Landa Series 7950 Woodlake Drive	21	-
Landa Series 80 High Ridge Road	141	-
Landa Series 808 Hillandale Lane	6	-
Landa Series 8110 Devonshire Drive	4,719	-
Landa Series 8121 Spillers Drive SW	1,290	-
Landa Series 8233 Creekline Court	2,075	-
Landa Series 843 Tramore Drive	5,243	-
Landa Series 85 Kirkland Court	49	-
Landa Series 85 Thorn Thicket Way	171	-
Landa Series 8855 Rugby Court	3,290	-
Landa Series 9434 Cedar Creek Place	347	-
Landa Series 9597 Pintail Trail	1,468	-
Total Cash and Cash Equivalents	$335,182	$176,729

On a total combined basis, as of June 30, 2023 and December 31, 2022, the Series had a restricted cash balance of $139,879 and $40,216, respectively.

The following table summarizes the restricted cash by Series:

Series	As of June 30, 2023	As of December 31, 2023
Landa Series 115 Sardis Street	$-	$-
Landa Series 1394 Oakview Circle	775	775
Landa Series 1701 Summerwoods Lane	-	925
Landa Series 1741 Park Lane	-	-
Landa Series 209 Timber Wolf Trail	-	500
Landa Series 2505 Oak Circle	-	1,250
Landa Series 271 Timber Wolf Trail	-	-
Landa Series 29 Holly Grove Road	600	600
Landa Series 1703 Summerwoods Lane	950	950
Landa Series 1712 Summerwoods Lane	1,450	875
Landa Series 1743 Summerwoods Lane	1,225	1,225
Landa Series 1750 Summerwoods Lane	-	-
Landa Series 4267 High Park Lane	-	975
Landa Series 4474 Highwood Park Drive	1,000	1,000
Landa Series 8569 Creekwood Way	-	500
Landa Series 9439 Lakeview Road	1,050	1,050
Landa Series 10167 Port Royal Court	915	915
Landa Series 1246 Elgin Way	1,150	1,150
Landa Series 1910 Grove Way	1,500	1,523
Landa Series 593 Country Lane Drive	971	971
Landa Series 6436 Stone Terrace	1,000	1,000
Landa Series 6440 Woodstone Terrace	1,295	-
Landa Series 6848 Sandy Creek Drive	1,475	975
Landa Series 687 Utoy Court	1,157	1,157
Landa Series 729 Winter Lane	1,975	500
Landa Series 7349 Exeter Court	1,000	1,000
Landa Series 8645 Embrey Drive	1,050	1,050
Landa Series 8780 Churchill Place	1,323	1,200
Landa Series 8796 Parliament Place	975	975
Landa Series 8641 Ashley Way	900	900
Landa Series 8651 Ashley Way	800	800
Landa Series 8652 Ashley Way	2,200	2,200
Landa Series 8653 Ashley Way	700	700
Landa Series 8654 Ashley Way	1,350	1,350
Landa Series 8655 Ashley Way	-	-
Landa Series 8659 Ashley Way	1,250	2,125
Landa Series 8662 Ashley Way	925	925
Landa Series 8668 Ashley Way	1,000	1,000
Landa Series 8670 Ashley Way	975	975
Landa Series 8674 Ashley Way	1,625	1,300
Landa Series 8675 Ashley Way	1,100	1,100
Landa Series 8677 Ashley Way	1,050	1,050
Landa Series 8678 Ashley Way	900	900
Landa Series 8679 Ashley Way	1,400	925
Landa Series 8683 Ashley Way	925	925
Landa Series 1007 Leeward Way	950	-
Landa Series 10121 Morris Drive SW	1,600	-
Landa Series 10183 Starr Street SW	850	-
Landa Series 103 Starlake Drive	990	-
Landa Series 10433 Candlelight Road	995	-
Landa Series 107 Oakwood Circle	825	-
Landa Series 110 Shenandoah Drive	850	-
Landa Series 111 Fir Drive	1,250	-
Landa Series 112 Ridge Street	-	-

Landa Series 11322 Michelle Way	900	-
Landa Series 1147 Village Way	1,525	-
Landa Series 1160 Gable Terrace	2,200	-
Landa Series 1201 Kilrush Drive	2,100	-
Landa Series 124 Libby Lane	1,550	-
Landa Series 1320 Winona Avenue	-	-
Landa Series 137 Southern Shores Road	500	-
Landa Series 138 Sandalwood Circle	1,750	-
Landa Series 140 High Ridge Road	1,450	-
Landa Series 146 Crystal Brook	975	-
Landa Series 153 Cliffside Court	820	-
Landa Series 1666 West Poplar Street	950	-
Landa Series 168 Brookview Drive	-	-
Landa Series 1689 Viceroy Way	1,200	-
Landa Series 181 Watercress Court	1,600	-
Landa Series 188 Timberline Road	-	-
Landa Series 189 Shenandoah Drive	1,675	-
Landa Series 195 Hunters Trace	-	-
Landa Series 196 Montego Circle	900	-
Landa Series 20 Chimney Smoke Drive	1,500	-
Landa Series 212 Fleeta Drive	1,175	-
Landa Series 217 Glenloch Court	1,400	-
Landa Series 2264 Chestnut Hill Circle	1,875	-
Landa Series 2425 Cornell Circle	1,150	-
Landa Series 25 Pleasant Valley Road	775	-
Landa Series 253 Marco Drive	600	-
Landa Series 258 Rocky Point Road	1,600	-
Landa Series 268 Brookview Drive	-	-
Landa Series 270 Mountain Lane	1,650	-
Landa Series 270 Pleasant Hills Drive	1,623	-
Landa Series 2813 Vicksburg Court	1,275	-
Landa Series 2933 Coffer Drive	-	-
Landa Series 30 High Ridge Road	935	-
Landa Series 30 Roosevelt Road	1,625	-
Landa Series 3011 Raintree Drive SE	995	-
Landa Series 3043 Highway 81 S	1,180	-
Landa Series 313 Blue Heron Drive	1,553	-
Landa Series 3202 Chippewa Drive	-	-
Landa Series 35 Clay Court	1,699	-
Landa Series 350 Cadiz Lane S	-	-
Landa Series 351 Wesley Park Drive	900	-
Landa Series 3667 Patti Parkway	-	-
Landa Series 412 Kendall Lane	-	-
Landa Series 43 Darwin Drive	-	-
Landa Series 45 Blue Jay Drive	1,425	-

Landa Series 45 Laurel Way	975	-
Landa Series 4702 Saint James Way	1,550	-
Landa Series 4732 Pinedale Drive	800	-
Landa Series 5040 Huntshire Lane	2,499	-
Landa Series 513 Jarrett Court	1,599	-
Landa Series 5143 Pinecrest Drive SW	1,225	-
Landa Series 540 Cowan Road	995	-
Landa Series 5411 Rocky Pine Drive	1,775	-
Landa Series 550 Cowan Road	1,475	-
Landa Series 5581 Fox Glen Circle	2,275	-
Landa Series 565 Mountainview Drive	1,675	-
Landa Series 5801 Strathmoor Manor Circle	1,575	-
Landa Series 6107 Shadow Glen Court	1,175	-
Landa Series 6111-6113 Pine Glen Circle SW	500	-
Landa Series 615 Barshay Drive	1,100	-
Landa Series 6168 Wheat Street NE	-	-
Landa Series 6178 Green Acres Drive SW	1,400	-
Landa Series 6404 Walnut Way	800	-
Landa Series 643 Sycamore Drive	1,125	-
Landa Series 65 Freedom Court	500	-
Landa Series 6635 Kimberly Mill Road	-	-
Landa Series 6653 Bedford Road	1,475	-
Landa Series 6762 Bent Creek Drive	1,595	-
Landa Series 709 Georgetown Court	1,700	-
Landa Series 7107 Geiger Street NW	1,150	-
Landa Series 750 Georgetown Court	1,190	-
Landa Series 752 Chestnut Drive	675	-
Landa Series 773 Villa Way	-	-
Landa Series 7781 Mountain Creek Way	-	-
Landa Series 7950 Woodlake Drive	1,200	-
Landa Series 80 High Ridge Road	1,350	-
Landa Series 808 Hillandale Lane	1,075	-
Landa Series 8110 Devonshire Drive	2,500	-
Landa Series 8121 Spillers Drive SW	875	-
Landa Series 8233 Creekline Court	1,750	-
Landa Series 843 Tramore Drive	-	-
Landa Series 85 Kirkland Court	-	-
Landa Series 85 Thorn Thicket Way	1,050	-
Landa Series 8855 Rugby Court	1,075	-
Landa Series 9434 Cedar Creek Place	1,150	-
Landa Series 9597 Pintail Trail	1,775	-
Total Restricted Cash	$139,879	$40,216

Loans

Acquisition Notes

Each Series financed 100% of the costs associated with the acquisition of its Property, including an acquisition fee and expenses associated with sourcing its Property, with an Acquisition Note issued by such Series to the Manager, the terms of which are listed in the table below. Each of these Acquisition Notes represents a related-party loan between each respective Series and the Manager. The Acquisition Notes are either interest-bearing or non-interest-bearing (see table below) and are an unsecured obligation of the applicable Series The term of the Acquisition Notes are five (5) years from the Loan date.

The following table sets forth the net amounts of each Acquisition Note as of June 30, 2023:

Series	Principal Amount (1)	Annual Interest Rate	Loan Date (2)	Maturity Date	Current Outstanding Amount
Landa Series 115 Sardis Street (3)	$117,304	0.00%	7/10/2020	7/10/2025	$-
Landa Series 1394 Oakview Circle	$80,088	0.00%	7/10/2020	7/10/2025	$-
Landa Series 1701 Summerwoods Lane	$172,405	4.50%	4/4/2023	4/4/2028	$67,646
Landa Series 1741 Park Lane	$195,085	4.50%	4/4/2023	4/4/2028	$121,732
Landa Series 209 Timber Wolf Trail (3)	$119,827	0.00%	7/10/2020	7/10/2025	$-
Landa Series 2505 Oak Circle (3)	$98,827	0.00%	7/10/2020	7/10/2025	$-
Landa Series 271 Timber Wolf Trail (3)	$123,412	0.00%	7/10/2020	7/10/2025	$-
Landa Series 29 Holly Grove Road (3)	$100,445	0.00%	7/10/2020	7/10/2025	$-
Landa Series 1703 Summerwoods Lane	$113,697	4.50%	7/12/2021	7/12/2026	$-
Landa Series 1712 Summerwoods Lane	$113,697	4.50%	7/12/2021	7/12/2026	$-
Landa Series 1743 Summerwoods Lane	$113,697	4.50%	7/12/2021	7/12/2026	$-
Landa Series 1750 Summerwoods Lane	$113,697	4.50%	7/12/2021	7/12/2026	$-
Landa Series 4267 High Park Lane	$151,875	4.50%	7/12/2021	7/12/2026	$-
Landa Series 4474 Highwood Park Drive	$136,648	4.50%	7/12/2021	7/12/2026	$-
Landa Series 8569 Creekwood Way	$83,351	4.50%	7/12/2021	7/12/2026	$-
Landa Series 9439 Lakeview Road	$181,134	4.50%	7/12/2021	7/12/2026	$-
Landa Series 10167 Port Royal Court	$110,600	4.50%	7/12/2021	7/12/2026	$-
Landa Series 1246 Elgin Way	$133,535	4.50%	7/12/2021	7/12/2026	$-
Landa Series 1910 Grove Way	$104,562	4.50%	7/12/2021	7/12/2026	$-
Landa Series 593 Country Lane Drive	$95,842	4.50%	7/12/2021	7/12/2026	$-
Landa Series 6436 Stone Terrace	$60,479	4.50%	7/12/2021	7/12/2026	$-
Landa Series 6440 Woodstone Terrace	$64,744	4.50%	7/12/2021	7/12/2026	$-
Landa Series 6848 Sandy Creek Drive	$86,367	4.50%	7/12/2021	7/12/2026	$-
Landa Series 687 Utoy Court	$115,422	4.50%	7/12/2021	7/12/2026	$-
Landa Series 729 Winter Lane	$113,721	4.50%	7/12/2021	7/12/2026	$-
Landa Series 7349 Exeter Court	$110,638	4.50%	7/12/2021	7/12/2026	$-
Landa Series 8645 Embrey Drive	$118,895	4.50%	7/12/2021	7/12/2026	$-
Landa Series 8780 Churchill Place	$132,557	4.50%	7/12/2021	7/12/2026	$-
Landa Series 8796 Parliament Place	$109,839	4.50%	7/12/2021	7/12/2026	$-
Landa Series 8641 Ashley Way	$146,307	4.50%	10/1/2021	10/1/2026	$-
Landa Series 8651 Ashley Way	$122,325	4.50%	10/1/2021	10/1/2026	$-
Landa Series 8652 Ashley Way	$136,029	4.50%	10/1/2021	10/1/2026	$-
Landa Series 8653 Ashley Way	$121,183	4.50%	10/1/2021	10/1/2026	$-
Landa Series 8654 Ashley Way	$136,029	4.50%	10/1/2021	10/1/2026	$-
Landa Series 8655 Ashley Way	$132,552	4.50%	10/1/2021	10/1/2026	$-
Landa Series 8659 Ashley Way	$145,165	4.50%	10/1/2021	10/1/2026	$-
Landa Series 8662 Ashley Way	$140,597	4.50%	10/1/2021	10/1/2026	$-
Landa Series 8668 Ashley Way	$157,614	4.50%	10/1/2021	10/1/2026	$-
Landa Series 8670 Ashley Way	$158,870	4.50%	10/1/2021	10/1/2026	$-
Landa Series 8674 Ashley Way	$134,887	4.50%	10/1/2021	10/1/2026	$-

Landa Series 8675 Ashley Way	$132,603	4.50%	10/1/2021	10/1/2026	$-
Landa Series 8677 Ashley Way	$124,609	4.50%	10/1/2021	10/1/2026	$-
Landa Series 8678 Ashley Way	$168,006	4.50%	10/1/2021	10/1/2026	$-
Landa Series 8679 Ashley Way	$134,887	4.50%	10/1/2021	10/1/2026	$-
Landa Series 8683 Ashley Way	$128,971	4.50%	10/1/2021	10/1/2026	$-
Landa Series 1007 Leeward Way	$300,157	4.50%	6/29/2023	6/29/2028	$158,157
Landa Series 10121 Morris Drive SW	$278,235	4.50%	4/28/2023	4/28/2028	$114,871
Landa Series 10183 Starr Street SW	$268,383	4.50%	4/28/2023	4/28/2028	$94,899
Landa Series 103 Starlake Drive	$267,883	4.50%	4/28/2023	4/28/2028	$122,261
Landa Series 10433 Candlelight Road	$305,757	4.50%	4/28/2023	4/28/2028	$134,673
Landa Series 107 Oakwood Circle	$198,781	4.50%	6/8/2023	6/8/2028	$69,660
Landa Series 110 Shenandoah Drive	$310,797	4.50%	4/28/2023	4/28/2028	$118,498
Landa Series 111 Fir Drive	$240,106	4.50%	4/28/2023	4/28/2028	$90,236
Landa Series 112 Ridge Street	$309,709	4.50%	4/28/2023	4/28/2028	$130,034
Landa Series 11322 Michelle Way	$250,982	4.50%	4/28/2023	4/28/2028	$112,559
Landa Series 1147 Village Way	$301,010	4.50%	4/28/2023	4/28/2028	$151,373
Landa Series 1160 Gable Terrace	$301,175	4.50%	4/28/2023	4/28/2028	$95,801
Landa Series 1201 Kilrush Drive	$535,920	4.50%	4/28/2023	4/28/2028	$212,610
Landa Series 124 Libby Lane	$240,485	4.50%	4/28/2023	4/28/2028	$77,986
Landa Series 1320 Winona Avenue	$220,795	4.50%	4/28/2023	4/28/2028	$113,008
Landa Series 137 Southern Shores Road	$240,268	4.50%	4/28/2023	4/28/2028	$80,123
Landa Series 138 Sandalwood Circle	$253,616	4.50%	4/28/2023	4/28/2028	$84,625
Landa Series 140 High Ridge Road	$285,784	4.50%	4/28/2023	4/28/2028	$110,800
Landa Series 146 Crystal Brook	$212,200	4.50%	4/28/2023	4/28/2028	$65,647
Landa Series 153 Cliffside Court	$185,856	4.50%	4/28/2023	4/28/2028	$64,846
Landa Series 1666 West Poplar Street	$231,406	4.50%	4/28/2023	4/28/2028	$73,262
Landa Series 168 Brookview Drive	$132,243	4.50%	3/31/2023	3/31/2028	$81,759
Landa Series 1689 Viceroy Way	$280,628	4.50%	4/28/2023	4/28/2028	$91,129
Landa Series 181 Watercress Court	$274,908	4.50%	4/28/2023	4/28/2028	$128,065
Landa Series 188 Timberline Road	$161,802	4.50%	4/28/2023	4/28/2028	$58,641
Landa Series 189 Shenandoah Drive	$256,420	4.50%	4/28/2023	4/28/2028	$111,731
Landa Series 195 Hunters Trace	$316,955	4.50%	4/28/2023	4/28/2028	$136,604
Landa Series 196 Montego Circle	$267,295	4.50%	4/28/2023	4/28/2028	$107,324
Landa Series 20 Chimney Smoke Drive	$286,873	4.50%	5/19/2023	5/19/2028	$83,092
Landa Series 212 Fleeta Drive	$233,632	4.50%	4/28/2023	4/28/2028	$61,313
Landa Series 217 Glenloch Court	$308,621	4.50%	4/28/2023	4/28/2028	$74,373
Landa Series 2264 Chestnut Hill Circle	$379,313	4.50%	4/28/2023	4/28/2028	$151,869
Landa Series 2425 Cornell Circle	$331,464	4.50%	5/19/2023	5/19/2028	$97,415
Landa Series 25 Pleasant Valley Road	$283,609	4.50%	4/28/2023	4/28/2028	$122,282
Landa Series 253 Marco Drive	$232,761	4.50%	4/28/2023	4/28/2028	$82,934
Landa Series 258 Rocky Point Road	$315,147	4.50%	4/28/2023	4/28/2028	$128,986
Landa Series 268 Brookview Drive	$188,408	4.50%	3/31/2023	3/31/2028	$179,551
Landa Series 270 Mountain Lane	$291,683	4.50%	4/28/2023	4/28/2028	$97,528
Landa Series 270 Pleasant Hills Drive	$273,208	4.50%	4/28/2023	4/28/2028	$100,461
Landa Series 2813 Vicksburg Court	$337,986	4.50%	4/28/2023	4/28/2028	$125,869
Landa Series 2933 Coffer Drive	$281,715	4.50%	4/28/2023	4/28/2028	$107,005

Landa Series 30 High Ridge Road	$332,846	4.50%	4/28/2023	4/28/2028	$168,815
Landa Series 30 Roosevelt Road	$284,696	4.50%	4/28/2023	4/28/2028	$98,660
Landa Series 3011 Raintree Drive SE	$310,013	4.50%	4/28/2023	4/28/2028	$124,319
Landa Series 3043 Highway 81 S	$216,225	4.50%	4/28/2023	4/28/2028	$54,936
Landa Series 313 Blue Heron Drive	$271,457	4.50%	4/28/2023	4/28/2028	$89,345
Landa Series 3202 Chippewa Drive	$298,834	4.50%	4/28/2023	4/28/2028	$145,317
Landa Series 35 Clay Court	$303,197	4.50%	4/28/2023	4/28/2028	$128,222
Landa Series 350 Cadiz Lane S	$277,083	4.50%	4/28/2023	4/28/2028	$111,288
Landa Series 351 Wesley Park Drive	$260,770	4.50%	4/28/2023	4/28/2028	$104,357
Landa Series 3667 Patti Parkway	$379,317	4.50%	5/19/2023	5/19/2028	$133,942
Landa Series 412 Kendall Lane	$296,763	4.50%	5/19/2023	5/19/2028	$132,954
Landa Series 43 Darwin Drive	$252,069	4.50%	4/28/2023	4/28/2028	$86,352
Landa Series 45 Blue Jay Drive	$353,211	4.50%	4/28/2023	4/28/2028	$129,958
Landa Series 45 Laurel Way	$340,100	4.50%	5/19/2023	5/19/2028	$176,972
Landa Series 4702 Saint James Way	$267,453	4.50%	4/28/2023	4/28/2028	$120,626
Landa Series 4732 Pinedale Drive	$234,719	4.50%	4/28/2023	4/28/2028	$110,746
Landa Series 5040 Huntshire Lane	$444,985	4.50%	4/28/2023	4/28/2028	$124,062
Landa Series 513 Jarrett Court	$289,113	4.50%	4/28/2023	4/28/2028	$85,071
Landa Series 5143 Pinecrest Drive SW	$227,104	4.50%	4/28/2023	4/28/2028	$95,459
Landa Series 540 Cowan Road	$299,557	4.50%	4/28/2023	4/28/2028	$108,876
Landa Series 5411 Rocky Pine Drive	$309,885	4.50%	5/19/2023	5/19/2028	$126,032
Landa Series 550 Cowan Road	$250,783	4.50%	5/19/2023	5/19/2028	$51,141
Landa Series 5581 Fox Glen Circle	$434,715	4.50%	5/19/2023	5/19/2028	$149,620
Landa Series 565 Mountainview Drive	$283,236	4.50%	4/28/2023	4/28/2028	$93,694
Landa Series 5801 Strathmoor Manor Circle	$262,945	4.50%	4/28/2023	4/28/2028	$117,933
Landa Series 6107 Shadow Glen Court	$212,961	4.50%	4/28/2023	4/28/2028	$78,601
Landa Series 6111-6111-6113 Pine Glen Circle SW	$456,530	4.50%	4/28/2023	4/28/2028	$269,783
Landa Series 615 Barshay Drive	$291,964	4.50%	4/28/2023	4/28/2028	$114,904
Landa Series 6168 Wheat Street NE	$187,898	4.50%	4/28/2023	4/28/2028	$77,291
Landa Series 6178 Green Acres Drive SW	$223,434	4.50%	4/28/2023	4/28/2028	$90,872
Landa Series 6404 Walnut Way	$279,261	4.50%	5/19/2023	5/19/2028	$76,792
Landa Series 643 Sycamore Drive	$270,184	4.50%	4/28/2023	4/28/2028	$88,786
Landa Series 65 Freedom Court	$293,884	4.50%	4/28/2023	4/28/2028	$133,749
Landa Series 6635 Kimberly Mill Road	$328,712	4.50%	4/28/2023	4/28/2028	$150,905
Landa Series 6653 Bedford Road	$278,623	4.50%	4/28/2023	4/28/2028	$118,443
Landa Series 6762 Bent Creek Drive	$279,258	4.50%	4/28/2023	4/28/2028	$84,418
Landa Series 709 Georgetown Court	$276,058	4.50%	4/28/2023	4/28/2028	$77,203
Landa Series 7107 Geiger Street NW	$160,714	4.50%	4/28/2023	4/28/2028	$-
Landa Series 750 Georgetown Court	$227,055	4.50%	4/28/2023	4/28/2028	$72,915
Landa Series 752 Chestnut Drive	$197,731	4.50%	4/28/2023	4/28/2028	$90,791
Landa Series 773 Villa Way	$119,844	4.50%	3/31/2023	3/31/2028	$71,894
Landa Series 7781 Mountain Creek Way	$301,080	4.50%	4/28/2023	4/28/2028	$97,429
Landa Series 7950 Woodlake Drive	$250,982	4.50%	4/28/2023	4/28/2028	$108,360
Landa Series 80 High Ridge Road	$302,097	4.50%	4/28/2023	4/28/2028	$114,660
Landa Series 808 Hillandale Lane	$285,336	4.50%	4/28/2023	4/28/2028	$112,282
Landa Series 8110 Devonshire Drive	$212,961	4.50%	4/28/2023	4/28/2028	$56,959
Landa Series 8121 Spillers Drive SW	$244,946	4.50%	4/28/2023	4/28/2028	$116,228
Landa Series 8233 Creekline Court	$293,652	4.50%	4/28/2023	4/28/2028	$139,677
Landa Series 843 Tramore Drive	$195,489	4.50%	3/31/2023	3/31/2028	$120,647
Landa Series 85 Kirkland Court	$331,460	4.50%	4/28/2023	4/28/2028	$121,534
Landa Series 85 Thorn Thicket Way	$294,552	4.50%	4/28/2023	4/28/2028	$121,093
Landa Series 8855 Rugby Court	$221,665	4.50%	4/28/2023	4/28/2028	$97,315
Landa Series 9434 Cedar Creek Place	$331,780	4.50%	4/28/2023	4/28/2028	$133,044
Landa Series 9597 Pintail Trail	$301,292	4.50%	4/28/2023	4/28/2028	$129,380

(1)	The principal amount is due and payable by the Series within 30 days after demand by the Manager, as lender, at any time prior to the liquidation, dissolution or winding up of the Series.

(2)	Each Acquisition Note was entered into on the date set forth in the table above. Interest began to accrue on the Acquisition Notes when title to the Property was transferred to the Series.

(3)	The Current Outstanding Amount as of June 30, 2023.

(4)	Before any securities were issued, the Company withdrew this Series.

(5)	Of the $117,304 Principal Amount shown, $52,515 bears no interest and $64,789 of bears interest at 4.50% per annum.

Refinance Notes

The Series issued a Refinance Note to certain third-party lenders or to Landa Financing LLC, an affiliate of the Company and the Manager, the terms of which are listed in the table below. Each Refinance Note is secured by the Property underlying the respective Series. Each Series paid down, or otherwise discharged, a portion of the outstanding balance of its Acquisition Note with the Refinance Note. Each Refinance Note is secured by the Property underlying the respective Series.

The following table sets forth the terms and the net amounts of the Refinance Notes as of June 30, 2023.

Series	Principal Amount	Annual Interest Rate	Loan Date	Maturity Date	Current Outstanding Amount
Landa Series 1394 Oakview Circle(4)	$44,015	4.80%	01/18/22	(1)	44,015
Landa Series 1701 Summerwoods Lane(4)	52,703	4.80%	01/18/22	(1)	52,703
Landa Series 1741 Park Lane(4)	66,476	4.80%	01/18/22	(1)	66,476
Landa Series 209 Timber Wolf Trail(4)	61,750	4.80%	01/18/22	(1)	-
Landa Series 2505 Oak Circle(4)	76,700	4.80%	01/18/22	(1)	-
Landa Series 271 Timber Wolf Trail(4)	62,400	4.80%	01/18/22	(1)	-
Landa Series 29 Holly Grove Road(4)	84,500	4.80%	01/18/22	(1)	84,500
Landa Series 1703 Summerwoods Lane(4)	77,925	4.80%	01/12/22	(1)	77,925
Landa Series 1712 Summerwoods Lane(4)	67,535	4.80%	01/12/22	(1)	67,535
Landa Series 1743 Summerwoods Lane(4)	77,925	4.80%	01/12/22	(1)	77,925
Landa Series 1750 Summerwoods Lane(4)	77,925	4.80%	01/12/22	(1)	77,925
Landa Series 4267 High Park Lane(4)	104,250	4.80%	01/12/22	(1)	104,250
Landa Series 4474 Highwood Park Drive(4)	93,750	4.80%	01/12/22	(1)	93,750
Landa Series 8569 Creekwood Way(4)	49,400	4.80%	01/12/22	(1)	49,400
Landa Series 9439 Lakeview Road(4)	124,425	4.80%	01/12/22	(1)	124,425
Landa Series 10167 Port Royal Court(4)	82,500	4.80%	01/12/22	(1)	82,500
Landa Series 1246 Elgin Way(4)	95,250	4.80%	01/12/22	(1)	95,250
Landa Series 1910 Grove Way(4)	82,500	4.80%	01/13/22	(1)	82,500
Landa Series 593 Country Lane Drive(4)	71,250	4.80%	01/13/22	(1)	71,250
Landa Series 6436 Stone Terrace(4)	45,000	4.80%	01/13/22	(1)	45,000
Landa Series 6440 Woodstone Terrace(4)	46,500	4.80%	01/13/22	(1)	46,500
Landa Series 6848 Sandy Creek Drive(4)	64,500	4.80%	01/13/22	(1)	64,500
Landa Series 687 Utoy Court(4)	82,500	4.80%	01/13/22	(1)	82,500
Landa Series 729 Winter Lane(4)	82,500	4.80%	01/12/22	(1)	82,500
Landa Series 7349 Exeter Court(4)	71,500	4.80%	01/13/22	(1)	71,500
Landa Series 8645 Embrey Drive(4)	84,750	4.80%	01/13/22	(1)	84,750
Landa Series 8780 Churchill Place(4)	94,500	4.80%	01/13/22	(1)	94,500
Landa Series 8796 Parliament Place(4)	78,750	4.80%	01/13/22	(1)	78,750
Landa Series 8641 Ashley Way(4)	96,357	4.80%	01/13/22	(1)	96,357
Landa Series 8651 Ashley Way(4)	80,424	4.80%	01/13/22	(1)	80,424
Landa Series 8652 Ashley Way(4)	76,700	4.80%	01/14/22	(1)	76,700
Landa Series 8653 Ashley Way(4)	68,250	4.80%	01/14/22	(1)	68,250
Landa Series 8654 Ashley Way(4)	89,529	4.80%	01/14/22	(1)	89,529
Landa Series 8655 Ashley Way(4)	71,500	4.80%	01/14/22	(1)	71,500
Landa Series 8659 Ashley Way(4)	81,900	4.80%	01/14/22	(1)	81,900
Landa Series 8662 Ashley Way(4)	84,500	4.80%	01/14/22	(1)	84,500
Landa Series 8668 Ashley Way(4)	99,392	4.80%	01/14/22	(1)	99,392
Landa Series 8670 Ashley Way(4)	94,250	4.80%	01/14/22	(1)	94,250
Landa Series 8674 Ashley Way(4)	87,750	4.80%	01/14/22	(1)	87,750
Landa Series 8675 Ashley Way(4)	87,253	4.80%	01/14/22	(1)	87,253
Landa Series 8677 Ashley Way(4)	81,942	4.80%	01/14/22	(1)	81,942
Landa Series 8678 Ashley Way(4)	104,000	4.80%	01/14/22	(1)	104,000
Landa Series 8679 Ashley Way(4)	88,770	4.80%	01/13/22	(1)	88,770
Landa Series 8683 Ashley Way(4)	81,183	4.80%	01/12/22	(1)	81,183
Landa Series 1007 Leeward Way(5)	142,000	11.00%	06/29/23	07/01/24	142,000

Landa Series 10121 Morris Drive SW(6)	160,225	(2)	04/28/23	05/01/24	160,225
Landa Series 10183 Starr Street SW(6)	172,550	(2)	04/28/23	05/01/24	172,550
Landa Series 103 Starlake Drive(6)	145,000	(2)	04/28/23	05/01/24	145,000
Landa Series 10433 Candlelight Road(6)	170,375	(2)	04/28/23	05/01/24	170,375
Landa Series 107 Oakwood Circle(7)	119,269	(3)	06/08/23	06/08/25	119,269
Landa Series 110 Shenandoah Drive(6)	192,125	(2)	04/28/23	05/01/24	192,125
Landa Series 111 Fir Drive(6)	145,000	(2)	04/28/23	05/01/24	145,000
Landa Series 112 Ridge Street(6)	178,350	(2)	04/28/23	05/01/24	178,350
Landa Series 11322 Michelle Way(6)	137,750	(2)	04/28/23	05/01/24	137,750
Landa Series 1147 Village Way(6)	148,625	(2)	04/28/23	05/01/24	148,625
Landa Series 1160 Gable Terrace(6)	203,000	(2)	04/28/23	05/01/24	203,000
Landa Series 1201 Kilrush Drive(6)	322,625	(2)	04/28/23	05/01/24	322,625
Landa Series 124 Libby Lane(6)	160,950	(2)	04/28/23	05/01/24	160,950
Landa Series 1320 Winona Avenue(6)	106,038	(2)	04/28/23	05/01/24	106,038
Landa Series 137 Southern Shores Road(6)	159,500	(2)	04/28/23	05/01/24	159,500
Landa Series 138 Sandalwood Circle(6)	163,125	(2)	04/28/23	05/01/24	163,125
Landa Series 140 High Ridge Road(6)	174,000	(2)	04/28/23	05/01/24	174,000
Landa Series 146 Crystal Brook(6)	141,375	(2)	04/28/23	05/01/24	141,375
Landa Series 153 Cliffside Court(6)	94,250	(2)	04/28/23	05/01/24	94,250
Landa Series 1666 West Poplar Street(6)	155,875	(2)	04/28/23	05/01/24	155,875
Landa Series 1689 Viceroy Way(6)	188,500	(2)	04/28/23	05/01/24	188,500
Landa Series 181 Watercress Court(6)	142,100	(2)	04/28/23	05/01/24	142,100
Landa Series 188 Timberline Road(6)	72,500	(2)	04/28/23	05/01/24	72,500
Landa Series 189 Shenandoah Drive(6)	143,550	(2)	04/28/23	05/01/24	143,550
Landa Series 195 Hunters Trace(6)	177,625	(2)	04/28/23	05/01/24	177,625
Landa Series 196 Montego Circle(6)	159,500	(2)	04/28/23	05/01/24	159,500
Landa Series 20 Chimney Smoke Drive(6)	200,075	(2)	05/19/23	05/19/24	200,075
Landa Series 212 Fleeta Drive(6)	170,375	(2)	04/28/23	05/01/24	170,375
Landa Series 217 Glenloch Court(6)	232,000	(2)	04/28/23	05/01/24	232,000
Landa Series 2264 Chestnut Hill Circle(6)	226,200	(2)	04/28/23	05/01/24	226,200
Landa Series 2425 Cornell Circle(6)	234,050	(2)	05/19/23	05/19/24	234,050
Landa Series 25 Pleasant Valley Road(6)	159,500	(2)	04/28/23	05/01/24	159,500
Landa Series 253 Marco Drive(6)	148,625	(2)	04/28/23	05/01/24	148,625
Landa Series 258 Rocky Point Road(6)	184,875	(2)	04/28/23	05/01/24	184,875
Landa Series 270 Mountain Lane(6)	185,600	(2)	04/28/23	05/01/24	185,600
Landa Series 270 Pleasant Hills Drive(6)	170,375	(2)	04/28/23	05/01/24	170,375
Landa Series 2813 Vicksburg Court(6)	210,250	(2)	04/28/23	05/01/24	210,250
Landa Series 2933 Coffer Drive(6)	174,000	(2)	04/28/23	05/01/24	174,000

Landa Series 30 High Ridge Road(6)	163,125	(2)	04/28/23	05/01/24	163,125
Landa Series 30 Roosevelt Road(6)	184,875	(2)	04/28/23	05/01/24	184,875
Landa Series 3011 Raintree Drive SE(6)	184,875	(2)	04/28/23	05/01/24	184,875
Landa Series 3043 Highway 81 S(6)	155,875	(2)	04/28/23	05/01/24	155,875
Landa Series 313 Blue Heron Drive(6)	174,000	(2)	04/28/23	05/01/24	174,000
Landa Series 3202 Chippewa Drive(6)	152,250	(2)	04/28/23	05/01/24	152,250
Landa Series 35 Clay Court(6)	174,000	(2)	04/28/23	05/01/24	174,000
Landa Series 350 Cadiz Lane S(6)	163,125	(2)	04/28/23	05/01/24	163,125
Landa Series 351 Wesley Park Drive(6)	152,250	(2)	04/28/23	05/01/24	152,250
Landa Series 3667 Patti Parkway(6)	245,375	(2)	05/19/23	05/19/24	245,375
Landa Series 412 Kendall Lane(6)	162,325	(2)	05/19/23	05/19/24	162,325
Landa Series 43 Darwin Drive(6)	163,125	(2)	04/28/23	05/01/24	163,125
Landa Series 45 Blue Jay Drive(6)	222,575	(2)	04/28/23	05/01/24	222,575
Landa Series 45 Laurel Way(6)	162,325	(2)	05/19/23	05/19/24	162,325
Landa Series 4702 Saint James Way(6)	145,725	(2)	04/28/23	05/01/24	145,725
Landa Series 4732 Pinedale Drive(6)	123,250	(2)	04/28/23	05/01/24	123,250
Landa Series 5040 Huntshire Lane(6)	308,125	(2)	04/28/23	05/01/24	308,125
Landa Series 513 Jarrett Court(6)	181,250	(2)	04/28/23	05/01/24	181,250
Landa Series 5143 Pinecrest Drive SW(6)	130,500	(2)	04/28/23	05/01/24	130,500
Landa Series 540 Cowan Road(6)	188,500	(2)	04/28/23	05/01/24	188,500
Landa Series 5411 Rocky Pine Drive(6)	181,200	(2)	05/19/23	05/01924	181,200
Landa Series 550 Cowan Road(6)	196,300	(2)	05/19/23	05/19/24	196,300
Landa Series 5581 Fox Glen Circle(6)	284,635	(2)	05/19/23	05/19/24	284,635
Landa Series 565 Mountainview Drive(6)	188,500	(2)	04/28/23	05/01/24	188,500
Landa Series 5801 Strathmoor Manor Circle(6)	143,550	(2)	04/28/23	05/01/24	143,550
Landa Series 6107 Shadow Glen Court(6)	131,225	(2)	04/28/23	05/01/24	131,225
Landa Series 6111-6113 Pine Glen Circle SW(6)	181,250	(2)	04/28/23	05/01/24	181,250
Landa Series 615 Barshay Drive(6)	174,000	(2)	04/28/23	05/01/24	174,000
Landa Series 6168 Wheat Street NE(6)	108,750	(2)	04/28/23	05/01/24	108,750
Landa Series 6178 Green Acres Drive SW(6)	130,500	(2)	04/28/23	05/01/24	130,500
Landa Series 6404 Walnut Way(6)	188,750	(2)	05/19/23	05/19/24	188,750
Landa Series 643 Sycamore Drive(6)	178,350	(2)	04/28/23	05/01/24	178,350
Landa Series 65 Freedom Court(6)	159,500	(2)	04/28/23	05/01/24	159,500

Landa Series 6635 Kimberly Mill Road(6)	176,900	(2)	04/28/23	05/01/24	176,900
Landa Series 6653 Bedford Road(6)	159,500	(2)	04/28/23	05/01/24	159,500
Landa Series 6762 Bent Creek Drive(6)	192,125	(2)	04/28/23	05/01/24	192,125
Landa Series 709 Georgetown Court(6)	170,375	(2)	04/28/23	05/01/24	170,375
Landa Series 7107 Geiger Street NW(6)	126,875	(2)	04/28/23	05/01/24	126,875
Landa Series 750 Georgetown Court(6)	152,250	(2)	04/28/23	05/01/24	152,250
Landa Series 752 Chestnut Drive(6)	105,125	(2)	04/28/23	05/01/24	105,125
Landa Series 7781 Mountain Creek Way(6)	202,928	(2)	04/28/23	05/01/24	202,928
Landa Series 7950 Woodlake Drive(6)	142,100	(2)	04/28/23	05/01/24	142,100
Landa Series 80 High Ridge Road(6)	184,875	(2)	04/28/23	05/01/24	184,875
Landa Series 808 Hillandale Lane(6)	171,000	(2)	04/28/23	05/01/24	171,000
Landa Series 8110 Devonshire Drive(6)	134,125	(2)	04/28/23	05/01/24	134,125
Landa Series 8121 Spillers Drive SW(6)	126,875	(2)	04/28/23	05/01/24	126,875
Landa Series 8233 Creekline Court(6)	152,119	(2)	04/28/23	05/01/24	152,119
Landa Series 85 Kirkland Court(6)	206,625	(2)	04/28/23	05/01/24	206,625
Landa Series 85 Thorn Thicket Way(6)	172,550	(2)	04/28/23	05/01/24	172,550
Landa Series 8855 Rugby Court(6)	123,250	(2)	04/28/23	05/01/24	123,250
Landa Series 9434 Cedar Creek Place(6)	195,750	(2)	04/28/23	05/01/24	195,750
Landa Series 9597 Pintail Trail(6)	163,125	(2)	04/28/23	05/01/24	163,125

(1)	The Maturity Date is the earlier of (i) January 1, 2027 and (ii) the date on which the unpaid principal balance on the Refinance Note becomes due and payable by acceleration or otherwise or the exercise of any of lender’s rights or remedies.

(2)	The interest rate is an annual rate equal to the greater of (a) the sum of (i) SOFR and (ii) seven percent (7%); and (b) twelve and a half percent (12.5%).

(3)	The Refinance Note bears interest at a rate that is equal to Overnight SOFR+2%.

(4)	Refinance Note issued to LendingOne, LLC
(5)	Refinance Note issued to FTF Lending, LLC
(6)	Refinance Note issued to L Finance LLC
(7)	Refinance Note issued to Landa Financing, which is affiliated with the Company and the Manager.

Plan of Operations

We plan to launch an as of yet undetermined number of additional Series and related offerings in the next twelve (12) months with properties that we acquire from our affiliates, including Landa Properties. The proceeds from any additional offerings closed during the next twelve (12) months will be used for, among other things, the acquisition of Properties by the Series conducting the Offerings. No investor in any Series will, by virtue of its interest in such Series, including its underlying Property, have any interest in, or rights to acquire an interest in, any other Series.

While each Series intends to hold its Property indefinitely, as each Property reaches what the Manager believes to be its optimum value, the Manager may consider disposing of such Property. Please see “Business – Our Manager – Disposition Policies” for more information about our disposition policy with respect to the Properties.

We expect that the rental income earned from each Series’ Property will satisfy each Series’ cash requirements. Each Series may seek additional capital in the form of debt financing from other financing sources to satisfy any additional cash requirements, including a related-party loan between each Series and the Manager.

Off-Balance Sheet Arrangements

Neither the Company nor any of the Series had during the periods presented, and does not currently have, any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires the Manager to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operations. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments.

Revenue Recognition

The Company adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments, effective July 10, 2020.

We determine revenue recognition through the following steps:

●	identification of a contract with a customer;

●	identification of the performance obligations in the contract;

●	determination of the transaction price;

●	allocation of the transaction price to the performance obligations in the contract; and

●	recognition of revenue when or as the performance obligations are satisfied.

Operating Expenses

If the Operating Expenses exceed the amount of revenues generated from a Series and cannot be covered by any Reserves of such Series, the Manager may (a) pay such Operating Expenses and seek reimbursement and/or (b) loan the amount of the Operating Expenses to the applicable Series and be entitled to reimbursement of such amount from future revenues generated by such Series. In the case that the Manager provides a loan to a Series, the Series will be obligated to pay interest on that loan at a rate to be determined solely by the Manager, but which will be no greater than seven percent (7%).

Fees to the Manager

Monthly Management Fee: Each Series pays the Manager a monthly management fee ranging from five percent (5%) to ten percent (10%) of Gross Monthly Rent for each Property.

Acquisition Fee: The Acquisition Notes issued by each Series to the Manager in connection with the acquisition of its Property included amounts attributable to an acquisition fee due to the Manager ranging from five percent (5%) to ten percent (10%) of the purchase price of the Property.

Property Diligence Expenses: The Acquisition Notes issued by each Series to the Manager in connection with the acquisition of its Property included amounts attributable to any and all fees, costs and expenses incurred in connection with the evaluation, discovery, and investigation of such Property incurred prior to such acquisition, including legal fees associated with the title insurance, appraisal costs and inspection costs, and any other expenses associated with the acquisition of a Property.

Brokerage Fee: The broker of record for each Offering is expected to receive a brokerage fee equal to 1% of the amount raised from investors through each Series’ Offering. We comply with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of a Series’ Offering, offering costs are capitalized. The deferred offering costs are charged to members’ equity upon the completion of an Offering or to expense if the Offering is not completed. The broker dealer of record is not affiliated with the Manager.

Administrative Costs: In accordance with FASB ASC 720, administrative costs, including accounting fees and legal fees, are expensed as incurred. See “Item 1. Business – Operating Expenses” for additional information.

For more information about the fees payable to the Manager, please see “Description of our Business – Our Manager – Manager Compensation” of our Offering Circular, which can be found here and is incorporated herein by reference.

Fair Value of Financial Instruments

FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Earnings (Loss) / Income per Membership Interest

Upon completion of an Offering, each Series intends to comply with accounting and disclosure requirements of ASC Topic 260, Earnings per Share. For each Series, earnings (loss) / income per interest will be computed by dividing net (loss) / income for a particular Series by the weighted average number of outstanding interests in that particular Series during the year.

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU supersedes the previous revenue recognition requirements in ASC Topic 605—Revenue Recognition and most industry-specific guidance throughout the ASC. The core principle within this ASU is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers, which deferred the effective date for ASU 2014-09 by one year to fiscal years beginning after December 15, 2017, while providing the option to early adopt for fiscal years beginning after December 15, 2016. Transition methods under ASU 2014-09 must be through either (i) retrospective application to each prior reporting period presented or (ii) retrospective application with a cumulative effect adjustment at the date of initial application. We adopted this new standard upon formation in October 2019. The adoption of this standard did not have a material impact on our financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures.

We do not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

Item 3. Financial Statements

Index to the Unaudited Financial Statements of Landa App LLC
Combined and Combining Balance Sheets as of June 30, 2023 (unaudited) and December 31, 2022	F-2
Combined and Combining Statement of Operations (Unaudited) for the six months ended June 30, 2023 and June 30, 2022	F-50
Combined and Combining Statement of Members’ Equity (Unaudited) for the six months ended June 30, 2023 and June 30, 2022	F-98
Combined and Combining Statement of Cash Flows (Unaudited) for the six months ended June 30, 2023 and June 30, 2022	F-122
Notes to the Financial Statements as of June 30, 2023	F-193

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa App LLC		Landa Series 115 Sardis Street		Landa Series 1394 Oakview Circle
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$-	$-	$10	$583	$4,020	$3,259
Restricted cash			-	-	775	775
Escrow	-	-	-	-	1,908	-
Accounts receivable	-	-	-	851	-	367
Due from related party	-	-	22,046	2,255	2,293	3,706
Investments in single-family residential properties, net of depreciation	-	-	-	105,330	71,820	72,931

Total Assets	$-	$-	$22,056	$109,019	$80,816	$81,038

Liabilities
Due to related party	$-	$-	$-	$-	$-	$-
Other liabilities	-	-	-	-	1,768	986
Security deposit	-	-	-	-	775	775
Promissory note - related party	-	-	-	64,789	-	-
Notes Payable - related party	-	-	-	52,515	-	-
Acquisition note payable	-	-	-	-	-	-
Mortgage payable	-	-	-	-	44,015	44,015

Total Liabilities	-	-	-	117,304	46,558	45,776

Members’ equity (deficit)	-	-	22,056	(8,285)	34,258	35,262

Total Liabilities and Members’ Equity	$-	$-	$22,056	$109,019	$80,816	$81,038

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 1701 Summerwoods Lane (2)		Landa Series 1741 Park Lane (2)		Landa Series 209 Timber Wolf Trail
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$17,106	$1,930	$3,995	$1,996	$641	$2,379
Restricted cash	-	925	-	-	-	500
Escrow	520	-	547	-	235	-
Accounts receivable	-	-	-	-	-	-
Due from related party	13,236	11,369	17,117	12,500	3,382	1,216
Investments in single-family residential properties, net of depreciation	167,877	-	189,960	-	-	109,600

Total Assets	$198,739	$14,224	$211,619	$14,496	$4,258	$113,695

Liabilities and Members’ Equity
Due to related party	$-	$-	$-	$-	$-	$-
Other liabilities	18,326	17,780	19,513	18,115	430	1,016
Security deposit	-	-	-	-	-	500
Promissory note - related party	-	-	-	-	16,457	50,785
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	67,646	-	121,732	-	-	-
Mortgage payable	52,703	-	66,476	-	-	61,750

Total Liabilities	138,675	17,780	207,721	18,115	16,887	114,051

Members’ equity (deficit)	60,064	(3,556)	3,898	(3,619)	(12,629)	(356)

Total Liabilities and Members’ Equity	$198,739	$14,224	$211,619	$14,496	$4,258	$113,695

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 2505 Oak Circle		Landa Series 271 Timber Wolf Trail		Landa Series 29 Holly Grove Road
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$10	$2,836	$5	$7	$1,480	$199
Restricted cash	-	1,250	-	-	600	600
Escrow	494	-	-	33	927	-
Accounts receivable	-	-	-	-	-	-
Due from related party	29,019	-	-	-	-	-
Investments in single-family residential properties, net of depreciation	-	97,086	-	118,018	89,958	91,494

Total Assets	$29,523	$101,172	$5	$118,058	$92,965	$92,293

Liabilities and Members’ Equity
Due to related party	$-	$14,453	$5,902	$8,928	$1,629	$1,813
Other liabilities	683	374	282	-	1,644	147
Security deposit	-	1,250	-	-	600	600
Promissory note - related party	-	11,210	11,854	52,160	9,229	9,229
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	-	-	-	-	-	-
Mortgage payable	-	76,700	-	62,400	84,500	84,500

Total Liabilities	683	103,987	18,038	123,488	97,602	96,289

Members’ equity (deficit)	28,840	(2,815)	(18,033)	(5,430)	(4,637)	(3,996)

Total Liabilities and Members’ Equity	$29,523	$101,172	$5	$118,058	$92,965	$92,293

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 1703 Summerwoods Lane		Landa Series 1712 Summerwoods Lane		Landa Series 1743 Summerwoods Lane
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$52	$2,886	$4,973	$4,253	$3,766	$4,285
Restricted cash	950	950	1,450	875	1,225	1,225
Escrow	1,418	123	1,432	133	1,409	117
Accounts receivable	-	-	-	-	-	-
Due from related party	-	629	-	-	-	-
Investments in single-family residential properties, net of depreciation	106,243	108,069	106,243	108,069	106,243	108,069

Total Assets	$108,663	$112,657	$114,098	$113,330	$112,643	$113,696

Liabilities and Members’ Equity
Due to related party	$868	$-	$4,226	$2,713	$856	$550
Other liabilities	2,046	1,532	2,556	-	1,859	680
Security deposit	950	950	1,450	875	1,225	1,225
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	-	-	-	-	-	-
Mortgage payable	77,925	77,925	67,535	67,535	77,925	77,925

Total Liabilities	81,789	80,407	75,767	71,123	81,865	80,380

Members’ equity (deficit)	26,874	32,250	38,331	42,207	30,778	33,316

Total Liabilities and Members’ Equity	$108,663	$112,657	$114,098	$113,330	$112,643	$113,696

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 1750 Summerwoods Lane		Landa Series 4267 High Park Lane		Landa Series 4474 Highwood Park Drive
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$3,213	$3,560	$1,066	$110	$918	$366
Restricted cash	-	-	-	975	1,000	1,000
Escrow	1,579	253	573	-	1,107	-
Accounts receivable	-	-	-	4,830	-	-
Due from related party	13	223	-	-	-	-
Investments in single-family residential properties, net of depreciation	106,243	108,069	150,976	144,354	127,687	129,882

Total Assets	$111,048	$112,105	$152,615	$150,269	$130,712	$131,248

Liabilities and Members’ Equity
Due to related party	$-	$-	$15,054	$3,683	$6,116	$6,268
Other liabilities	1,815	566	1,137	700	1,726	858
Security deposit	-	-	-	975	1,000	1,000
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	-	-	-	-	-	-
Mortgage payable	77,925	77,925	104,250	104,250	93,750	93,750

Total Liabilities	79,740	78,491	120,441	109,608	102,592	101,876

Members’ equity (deficit)	31,308	33,614	32,174	40,661	28,120	29,372

Total Liabilities and Members’ Equity	$111,048	$112,105	$152,615	$150,269	$130,712	$131,248

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 8569 Creekwood Way		Landa Series 9439 Lakeview Road		Landa Series 10167 Port Royal Court
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$5,415	$9,301	$3,496	$5,268	$2,660	$2,227
Restricted cash	-	500	1,050	1,050	915	915
Escrow	885	252	1,308	624	1,297	-
Accounts receivable	-	-	-	-	-	-
Due from related party	-	-	-	-	-	-
Investments in single-family residential properties, net of depreciation	77,890	79,229	169,252	172,161	103,350	105,126

Total Assets	$84,190	$89,282	$175,106	$179,103	$108,222	$108,268

Liabilities and Members’ Equity
Due to related party	$10,541	$9,042	$6,001	$5,723	$927	$325
Other liabilities	725	81	(787)	-	1,533	465
Security deposit	-	500	1,050	1,050	915	915
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	-	-	-	-	-	-
Mortgage payable	49,400	49,400	124,425	124,425	82,500	82,500

Total Liabilities	60,666	59,023	130,689	131,198	85,875	84,205

Members’ equity (deficit)	23,524	30,259	44,417	47,905	22,347	24,063

Total Liabilities and Members’ Equity	$84,190	$89,282	$175,106	$179,103	$108,222	$108,268

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 1246 Elgin Way		Landa Series 1910 Grove Way		Landa Series 593 Country Lane Drive
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$2,945	$1,974	$1,394	$8,525	$2,506	$2,528
Restricted cash	1,150	1,150	1,500	1,523	971	971
Escrow	1,600	-	1,368	66	1,464	-
Accounts receivable	-	-	-	1,523	-	-
Due from related party	-	305	-	-	-	249
Investments in single-family residential properties, net of depreciation	124,778	126,923	97,707	99,387	89,560	91,099

Total Assets	$130,473	$130,352	$101,969	$111,024	$94,501	$94,847

Liabilities and Members’ Equity
Due to related party	$184	$-	$18,427	$19,770	$215	$-
Other liabilities	1,444	85	2,551	1,062	1,910	636
Security deposit	1,150	1,150	1,500	1,523	971	971
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	-	-	-	-	-	-
Mortgage payable	95,250	95,250	82,500	82,500	71,250	71,250

Total Liabilities	98,028	96,485	104,978	104,855	74,346	72,857

Members’ equity (deficit)	32,445	33,867	(3,009)	6,169	20,155	21,990

Total Liabilities and Members’ Equity	$130,473	$130,352	$101,969	$111,024	$94,501	$94,847

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 6436 Stone Terrace		Landa Series 6440 Woodstone Terrace		Landa Series 6848 Sandy Creek Drive
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$1,200	$1,009	$778	$1,179	$145	$1,225
Restricted cash	1,000	1,000	1,295	-	1,475	975
Escrow	787	603	668	-	578	-
Accounts receivable	-	-	-	-	-	-
Due from related party	-	-	-	-	-	109
Investments in single-family residential properties, net of depreciation	56,524	57,496	60,510	61,550	80,715	82,102

Total Assets	$59,511	$60,108	$63,251	$62,729	$82,913	$84,411

Liabilities and Members’ Equity
Due to related party	$365	$974	$17,992	$17,916	$467	$-
Other liabilities	1,205	526	685	-	1,753	1,597
Security deposit	1,000	1,000	1,322	27	1,475	975
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	-	-	-	-	-	-
Mortgage payable	45,000	45,000	46,500	46,500	64,500	64,500

Total Liabilities	47,570	47,500	66,499	64,443	68,195	67,072

Members’ equity (deficit)	11,941	12,608	(3,248)	(1,714)	14,718	17,339

Total Liabilities and Members’ Equity	$59,511	$60,108	$63,251	$62,729	$82,913	$84,411

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 687 Utoy Court		Landa Series 729 Winter Lane		Landa Series 7349 Exeter Court
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$409	$3,056	$3,092	$9,547	$3,060	$2,756
Restricted cash	1,157	1,157	1,975	500	1,000	1,000
Escrow	1,151	210	1,330	102	1,305	-
Accounts receivable	-	-	-	-	-	-
Due from related party	-	-	1,552	-	-	236
Investments in single-family residential properties, net of depreciation	107,865	109,719	106,274	108,101	103,394	105,171

Total Assets	$110,582	$114,142	$114,223	$118,250	$108,759	$109,163

Liabilities and Members’ Equity
Due to related party	$4,435	$4,175	$19,011	$18,613	$593	$-
Other liabilities	897	-	1,383	255	2,118	1,125
Security deposit	1,157	1,157	1,975	500	1,000	1,000
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	-	-	-	-	-	-
Mortgage payable	82,500	82,500	82,500	82,500	71,500	71,500

Total Liabilities	88,989	87,832	104,869	101,868	75,211	73,625

Members’ equity (deficit)	21,593	26,310	9,354	16,382	33,548	35,538

Total Liabilities and Members’ Equity	$110,582	$114,142	$114,223	$118,250	$108,759	$109,163

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 8645 Embrey Drive		Landa Series 8780 Churchill Place		Landa Series 8796 Parliament Place
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$2,121	$1,007	$111	$1,474	$5,178	$4,641
Restricted cash	1,050	1,050	1,323	1,200	975	975
Escrow	1,324	54	1,352	-	1,223	-
Accounts receivable	-	-	-	-	-	-
Due from related party	-	34	-	-	-	-
Investments in single-family residential properties, net of depreciation	111,109	113,019	123,876	126,005	102,648	104,412

Total Assets	$115,604	$115,164	$126,662	$128,679	$110,024	$110,028

Liabilities and Members’ Equity
Due to related party	$289	$-	$5,721	$833	$2,277	$1,522
Other liabilities	2,696	174	1,541	483	2,063	1,123
Security deposit	1,050	1,050	1,323	1,200	975	975
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	-	-	-	-	-	-
Mortgage payable	84,750	84,750	94,500	94,500	78,750	78,750

Total Liabilities	88,785	85,974	103,085	97,016	84,065	82,370

Members’ equity (deficit)	26,819	29,190	23,577	31,663	25,959	27,658

Total Liabilities and Members’ Equity	$115,604	$115,164	$126,662	$128,679	$110,024	$110,028

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 8641 Ashley Way		Landa Series 8651 Ashley Way		Landa Series 8652 Ashley Way
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$5,779	$6,303	$3,692	$5,323	$3,291	$3,646
Restricted cash	900	900	800	800	2,200	2,200
Escrow	1,172	238	1,324	233	1,061	217
Accounts receivable	-	-	-	-	-	-
Due from related party	-	-	-	-	-	-
Investments in single-family residential properties, net of depreciation	133,072	135,359	111,269	113,181	123,728	125,855

Total Assets	$140,923	$142,800	$117,085	$119,537	$130,280	$131,918

Liabilities and Members’ Equity
Due to related party	$113	$50	$5,974	$6,160	$8,548	$8,576
Other liabilities	1,067	162	808	54	1,222	402
Security deposit	900	900	800	800	2,200	2,200
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	-	-	-	-	-	-
Mortgage payable	96,357	96,357	80,424	80,424	76,700	76,700

Total Liabilities	98,437	97,469	88,006	87,438	88,670	87,878

Members’ equity (deficit)	42,486	45,331	29,079	32,099	41,610	44,040

Total Liabilities and Members’ Equity	$140,923	$142,800	$117,085	$119,537	$130,280	$131,918

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 8653 Ashley Way		Landa Series 8654 Ashley Way		Landa Series 8655 Ashley Way
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$5,375	$4,715	$4,592	$5,037	$9,425	$10,649
Restricted cash	700	700	1,350	1,350	-	-
Escrow	856	237	1,069	222	1,012	244
Accounts receivable	-	-	-	-	800	-
Due from related party	4,628	4,609	-	-	-	-
Investments in single-family residential properties, net of depreciation	110,230	112,125	123,727	125,854	115,432	117,416

Total Assets	$121,789	$122,386	$130,738	$132,463	$126,669	$128,309

Liabilities and Members’ Equity
Due to related party	$-	$-	$601	$446	$6,969	$7,388
Other liabilities	6,716	4,844	824	-	753	-
Security deposit	700	700	1,350	1,350	-	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	-	-	-	-	-	-
Mortgage payable	68,250	68,250	89,529	89,529	71,500	71,500

Total Liabilities	75,666	73,794	92,304	91,325	79,222	78,888

Members’ equity (deficit)	46,123	48,592	38,434	41,138	47,447	49,421

Total Liabilities and Members’ Equity	$121,789	$122,386	$130,738	$132,463	$126,669	$128,309

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 8659 Ashley Way		Landa Series 8662 Ashley Way		Landa Series 8668 Ashley Way
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$8,953	$8,336	$6,282	$7,032	$12,028	$12,577
Restricted cash	1,250	2,125	925	925	1,000	1,000
Escrow	1,059	266	1,073	227	1,236	223
Accounts receivable	-	-	-	-	-	-
Due from related party	-	-	-	-	890	1,032
Investments in single-family residential properties, net of depreciation	132,046	134,315	127,892	130,090	137,238	139,597

Total Assets	$143,308	$145,042	$136,172	$138,274	$152,392	$154,429

Liabilities and Members’ Equity
Due to related party	$5,501	$5,313	$1,997	$1,843	$-	$-
Other liabilities	1,130	344	658	61	1,090	89
Security deposit	1,250	2,125	925	925	1,000	1,000
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	-	-	-	-	-	-
Mortgage payable	81,900	81,900	84,500	84,500	99,392	99,392

Total Liabilities	89,781	89,682	88,080	87,329	101,482	100,481

Members’ equity (deficit)	53,527	55,360	48,092	50,945	50,910	53,948

Total Liabilities and Members’ Equity	$143,308	$145,042	$136,172	$138,274	$152,392	$154,429

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 8670 Ashley Way		Landa Series 8674 Ashley Way		Landa Series 8675 Ashley Way
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$3,098	$1,739	$852	$3,025	$4,002	$2,573
Restricted cash	975	975	1,625	1,300	1,100	1,100
Escrow	1,169	202	1,070	192	1,011	237
Accounts receivable	-	-	-	-	-	-
Due from related party	5,126	5,325	-	-	-	-
Investments in single-family residential properties, net of depreciation	144,507	146,991	122,701	124,810	120,624	122,697

Total Assets	$154,875	$155,232	$126,248	$129,327	$126,737	$126,607

Liabilities and Members’ Equity
Due to related party	$-	$-	$3,028	$1,608	$4,145	$3,803
Other liabilities	2,323	344	819	-	2,106	244
Security deposit	975	975	1,625	1,300	1,100	1,100
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	-	-	-	-	-	-
Mortgage payable	94,250	94,250	87,750	87,750	87,253	87,253

Total Liabilities	97,548	95,569	93,222	90,658	94,604	92,400

Members’ equity (deficit)	57,327	59,663	33,026	38,669	32,133	34,207

Total Liabilities and Members’ Equity	$154,875	$155,232	$126,248	$129,327	$126,737	$126,607

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 8677 Ashley Way		Landa Series 8678 Ashley Way		Landa Series 8679 Ashley Way
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$6,384	$6,789	$3,578	$3,761	$3,612	$3,717
Restricted cash	1,050	1,050	900	900	1,400	925
Escrow	974	241	1,269	246	1,148	159
Accounts receivable	-	-	-	-	-	-
Due from related party	-	-	-	-	148	451
Investments in single-family residential properties, net of depreciation	113,355	115,303	152,815	155,441	122,701	124,810

Total Assets	$121,763	$123,383	$158,562	$160,348	$129,009	$130,062

Liabilities and Members’ Equity
Due to related party	$1,695	$1,582	$1,676	$1,417	$-	$-
Other liabilities	1,160	438	989	-	2,400	64
Security deposit	1,050	1,050	900	900	1,400	925
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	-	-	-	-	-	-
Mortgage payable	81,942	81,942	104,000	104,000	88,770	88,770

Total Liabilities	85,847	85,012	107,565	106,317	92,570	89,759

Members’ equity (deficit)	35,916	38,371	50,997	54,031	36,439	40,303

Total Liabilities and Members’ Equity	$121,763	$123,383	$158,562	$160,348	$129,009	$130,062

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 8683 Ashley Way		Landa Series 1007 Leeward Way (6)		Landa Series 10121 Morris Drive SW (3)
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$5,663	$7,141	$2,161	$-	$2,037	$-
Restricted cash	925	925	950	-	1,600	-
Escrow	1,018	219	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	-	-	62,825	-	60,116	-
Investments in single-family residential properties, net of depreciation	112,317	114,247	236,674	-	214,153	-

Total Assets	$119,923	$122,532	$302,610	$-	$277,906	$-

Liabilities and Members’ Equity
Due to related party	$551	$401	$-	$-	$-	$-
Other liabilities	1,325	546	1,840	-	-	-
Security deposit	925	925	950	-	1,600	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	-	-	158,157	-	114,871	-
Bridge note payable	-	-	142,000	-	160,225	-
Mortgage payable	81,183	81,183	-	-	-	-

Total Liabilities	83,984	83,055	302,947	-	276,696	-

Members’ equity (deficit)	35,939	39,477	(337)	-	1,210	-

Total Liabilities and Members’ Equity	$119,923	$122,532	$302,610	$-	$277,906	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 10183 Starr Street SW (3)		Landa Series 103 Starlake Drive (3)		Landa Series 10433 Candlelight Road (3)
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$485	$-	$1,507	$-	$32	$-
Restricted cash	850	-	990	-	995	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	59,775	-	60,978	-	54,890	-
Investments in single-family residential properties, net of depreciation	204,539	-	202,505	-	241,010	-

Total Assets	$265,649	$-	$265,980	$-	$296,927	$-

Liabilities and Members’ Equity
Due to related party	$-	$-	$-	$-	$-	$-
Other liabilities	-	-	-	-	-	-
Security deposit	850	-	990	-	995	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	94,899	-	122,261	-	134,673	-
Bridge note payable	172,550	-	145,000	-	170,375	-
Mortgage payable	-	-	-	-	-	-

Total Liabilities	268,299	-	268,251	-	306,043	-

Members’ equity (deficit)	(2,650)	-	(2,271)	-	(9,116)	-

Total Liabilities and Members’ Equity	$265,649	$-	$265,980	$-	$296,927	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 107 Oakwood Circle (5)		Landa Series 110 Shenandoah Drive (3)		Landa Series 111 Fir Drive (3)
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$1,987	$-	$912	$-	$965	$-
Restricted cash	825	-	850	-	1,250	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	58,803	-	60,296	-	32,518	-
Investments in single-family residential properties, net of depreciation	137,136	-	245,927	-	204,043	-

Total Assets	$198,751	$-	$307,985	$-	$238,776	$-

Liabilities and Members’ Equity
Due to related party	$-	$-	$-	$-	$-	$-
Other liabilities	-	-	-	-	-	-
Security deposit	825	-	850	-	1,250	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	69,660	-	118,498	-	90,236	-
Bridge note payable	-	-	192,125	-	145,000	-
Mortgage payable	119,269	-	-	-	-	-

Total Liabilities	189,754	-	311,473	-	236,486	-

Members’ equity (deficit)	8,997	-	(3,488)	-	2,290	-

Total Liabilities and Members’ Equity	$198,751	$-	$307,985	$-	$238,776	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 112 Ridge Street (3)		Landa Series 11322 Michelle Way (3)		Landa Series 1147 Village Way (3)
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$1,167	$-	$763	$-	$1,059	$-
Restricted cash	-	-	900	-	1,525	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	60,027	-	60,098	-	33,968	-
Investments in single-family residential properties, net of depreciation	244,866	-	187,558	-	262,399	-

Total Assets	$306,060	$-	$249,319	$-	$298,951	$-

Liabilities and Members’ Equity
Due to related party	$-	$-	$-	$-	$-	$-
Other liabilities	-	-	-	-	-	-
Security deposit	-	-	900	-	1,525	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	130,034	-	112,559	-	151,373	-
Bridge note payable	178,350	-	137,750	-	148,625	-
Mortgage payable	-	-	-	-	-	-

Total Liabilities	308,384	-	251,209	-	301,523	-

Members’ equity (deficit)	(2,324)	-	(1,890)	-	(2,572)	-

Total Liabilities and Members’ Equity	$306,060	$-	$249,319	$-	$298,951	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 1160 Gable Terrace (3)		Landa Series 1201 Kilrush Drive (3)		Landa Series 124 Libby Lane (3)
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$3,832	$-	$2,367	$-	$209	$-
Restricted cash	2,200	-	2,100	-	1,550	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	60,058	-	55,790	-	20,256	-
Investments in single-family residential properties, net of depreciation	236,386	-	465,609	-	215,454	-

Total Assets	$302,476	$-	$525,866	$-	$237,469	$-

Liabilities and Members’ Equity
Due to related party	$-	$-	$-	$-	$-	$-
Other liabilities	1,793	-	-	-	-	-
Security deposit	2,200	-	2,100	-	1,550	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	95,801	-	212,610	-	77,986	-
Bridge note payable	203,000	-	322,625	-	160,950	-
Mortgage payable	-	-	-	-	-	-

Total Liabilities	302,794	-	537,335	-	240,486	-

Members’ equity (deficit)	(318)	-	(11,469)	-	(3,017)	-

Total Liabilities and Members’ Equity	$302,476	$-	$525,866	$-	$237,469	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 1320 Winona Avenue (3)		Landa Series 137 Southern Shores Road (3)		Landa Series 138 Sandalwood Circle (3)
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$140	$-	$1,724	$-	$5,346	$-
Restricted cash	-	-	500	-	1,750	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	58,356	-	60,696	-	4,742	-
Investments in single-family residential properties, net of depreciation	158,101	-	177,103	-	244,510	-

Total Assets	$216,597	$-	$240,023	$-	$256,348	$-

Liabilities and Members’ Equity
Due to related party	$-	$-	$-	$-	$-	$-
Other liabilities	-	-	1,244	-	-	-
Security deposit	-	-	500	-	1,750	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	113,008	-	80,123	-	84,625	-
Bridge note payable	106,038	-	159,500	-	163,125	-
Mortgage payable	-	-	-	-	-	-

Total Liabilities	219,046	-	241,367	-	249,500	-

Members’ equity (deficit)	(2,449)	-	(1,344)	-	6,848	-

Total Liabilities and Members’ Equity	$216,597	$-	$240,023	$-	$256,348	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 140 High Ridge Road (3)		Landa Series 146 Crystal Brook (3)		Landa Series 153 Cliffside Court (3)
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$3,371	$-	$4,581	$-	$252	$-
Restricted cash	1,450	-	975	-	820	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	60,237	-	59,123	-	59,692	-
Investments in single-family residential properties, net of depreciation	221,519	-	149,714	-	123,889	-

Total Assets	$286,577	$-	$214,393	$-	$184,653	$-

Liabilities and Members’ Equity
Due to related party	$-	$-	$-	$-	$-	$-
Other liabilities	-	-	-	-	-	-
Security deposit	1,450	-	975	-	820	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	110,800	-	65,647	-	64,846	-
Bridge note payable	174,000	-	141,375	-	94,250	-
Mortgage payable	-	-	-	-	-	-

Total Liabilities	286,250	-	207,997	-	159,916	-

Members’ equity (deficit)	327	-	6,396	-	24,737	-

Total Liabilities and Members’ Equity	$286,577	$-	$214,393	$-	$184,653	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 1666 West Poplar Street (3)		Landa Series 168 Brookview Drive (1)		Landa Series 1689 Viceroy Way (3)
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$3,014	$-	$736	$-	$1,665	$-
Restricted cash	950	-	-	-	1,200	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	59,924	-	5,368	-	59,364	-
Investments in single-family residential properties, net of depreciation	168,455	-	125,373	-	216,488	-

Total Assets	$232,343	$-	$131,477	$-	$278,717	$-

Liabilities and Members’ Equity
Due to related party	$-	$-	$-	$-	$-	$-
Other liabilities	-	-	-	-	-	-
Security deposit	950	-	-	-	1,200	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	73,262	-	81,759	-	91,129	-
Bridge note payable	155,875	-	-	-	188,500	-
Mortgage payable	-	-	-	-	-	-

Total Liabilities	230,087	-	81,759	-	280,829	-

Members’ equity (deficit)	2,256	-	49,718	-	(2,112)	-

Total Liabilities and Members’ Equity	$232,343	$-	$131,477	$-	$278,717	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 181 Watercress Court (3)		Landa Series 188 Timberline Road (3)		Landa Series 189 Shenandoah Drive (3)
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$370	$-	$1,508	$-	$1,175	$-
Restricted cash	1,600	-	-	-	1,675	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	62,289	-	59,497	-	60,066	-
Investments in single-family residential properties, net of depreciation	210,906	-	100,534	-	192,865	-

Total Assets	$275,165	$-	$161,539	$-	$255,781	$-

Liabilities and Members’ Equity
Due to related party	$-	$-	$-	$-	$-	$-
Other liabilities	-	-	-	-	-	-
Security deposit	1,600	-	-	-	1,675	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	128,065	-	58,641	-	111,731	-
Bridge note payable	142,100	-	72,500	-	143,550	-
Mortgage payable	-	-	-	-	-	-

Total Liabilities	271,765	-	131,141	-	256,956	-

Members’ equity (deficit)	3,400	-	30,398	-	(1,175)	-

Total Liabilities and Members’ Equity	$275,165	$-	$161,539	$-	$255,781	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 195 Hunters Trace (3)		Landa Series 196 Montego Circle (3)		Landa Series 20 Chimney Smoke Drive (4)
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$3,958	$-	$378	$-	$2,373	$-
Restricted cash	-	-	900	-	1,500	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	58,054	-	60,032	-	60,038	-
Investments in single-family residential properties, net of depreciation	254,155	-	203,478	-	223,013	-

Total Assets	$316,167	$-	$264,788	$-	$286,924	$-

Liabilities and Members’ Equity
Due to related party	$-	$-	$-	$-	$-	$-
Other liabilities	1,607	-	-	-	-	-
Security deposit	-	-	900	-	1,500	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	136,604	-	107,324	-	83,092	-
Bridge note payable	177,625	-	159,500	-	200,075	-
Mortgage payable	-	-	-	-	-	-

Total Liabilities	315,836	-	267,724	-	284,667	-

Members’ equity (deficit)	331	-	(2,936)	-	2,257	-

Total Liabilities and Members’ Equity	$316,167	$-	$264,788	$-	$286,924	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 212 Fleeta Drive (3)		Landa Series 217 Glenloch Court (3)		Landa Series 2264 Chestnut Hill Circle (3)
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$809	$-	$2,681	$-	$-	$-
Restricted cash	1,175	-	1,400	-	1,875	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	57,739	-	59,691	-	57,697	-
Investments in single-family residential properties, net of depreciation	170,628	-	243,805	-	312,787	-

Total Assets	$230,351	$-	$307,577	$-	$372,359	$-

Liabilities and Members’ Equity
Due to related party	$-	$-	$-	$-	$-	$-
Other liabilities	-	-	-	-	-	-
Security deposit	1,175	-	1,400	-	1,875	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	61,313	-	74,373	-	151,869	-
Bridge note payable	170,375	-	232,000	-	226,200	-
Mortgage payable	-	-	-	-	-	-

Total Liabilities	232,863	-	307,773	-	379,944	-

Members’ equity (deficit)	(2,512)	-	(196)	-	(7,585)	-

Total Liabilities and Members’ Equity	$230,351	$-	$307,577	$-	$372,359	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 2425 Cornell Circle (4)		Landa Series 25 Pleasant Valley Road (3)		Landa Series 253 Marco Drive (3)
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$714	$-	$471	$-	$2,760	$-
Restricted cash	1,150	-	775	-	600	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	60,763	-	57,578	-	59,579	-
Investments in single-family residential properties, net of depreciation	266,610	-	219,396	-	169,778	-

Total Assets	$329,237	$-	$278,220	$-	$232,717	$-

Liabilities and Members’ Equity
Due to related party	$-	$-	$-	$-	$-	$-
Other liabilities	-	-	-	-	1,342	-
Security deposit	1,150	-	775	-	600	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	97,415	-	122,282	-	82,934	-
Bridge note payable	234,050	-	159,500	-	148,625	-
Mortgage payable	-	-	-	-	-	-

Total Liabilities	332,615	-	282,557	-	233,501	-

Members’ equity (deficit)	(3,378)	-	(4,337)	-	(784)	-

Total Liabilities and Members’ Equity	$329,237	$-	$278,220	$-	$232,717	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 258 Rocky Point Road (3)		Landa Series 268 Brookview Drive (1)		Landa Series 270 Mountain Lane (3)
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$2,259	$-	$61	$-	$5,508	$-
Restricted cash	1,600	-	-	-	1,650	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	61,703	-	56,023	-	29,990	-
Investments in single-family residential properties, net of depreciation	250,173	-	126,171	-	257,037	-

Total Assets	$315,735	$-	$182,255	$-	$294,185	$-

Liabilities and Members’ Equity
Due to related party	$-	$-	$-	$-	$-	$-
Other liabilities	-	-	-	-	-	-
Security deposit	1,600	-	-	-	1,650	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	128,986	-	179,551	-	97,528	-
Bridge note payable	184,875	-	-	-	185,600	-
Mortgage payable	-	-	-	-	-	-

Total Liabilities	315,461	-	179,551	-	284,778	-

Members’ equity (deficit)	274	-	2,704	-	9,407	-

Total Liabilities and Members’ Equity	$315,735	$-	$182,255	$-	$294,185	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 270 Pleasant Hills Drive (3)		Landa Series 2813 Vicksburg Court (3)		Landa Series 2933 Coffer Drive (3)
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$2,457	$-	$1,635	$-	$58	$-
Restricted cash	1,623	-	1,275	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	3,841	-	59,225	-	60,047	-
Investments in single-family residential properties, net of depreciation	264,654	-	272,459	-	217,549	-

Total Assets	$272,575	$-	$334,594	$-	$277,654	$-

Liabilities and Members’ Equity
Due to related party	$-	$-	$-	$-	$-	$-
Other liabilities	-	-	-	-	-	-
Security deposit	1,623	-	1,275	-	-	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	100,461	-	125,869	-	107,005	-
Bridge note payable	170,375	-	210,250	-	174,000	-
Mortgage payable	-	-	-	-	-	-

Total Liabilities	272,459	-	337,394	-	281,005	-

Members’ equity (deficit)	116	-	(2,800)	-	(3,351)	-

Total Liabilities and Members’ Equity	$272,575	$-	$334,594	$-	$277,654	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 30 High Ridge Road (3)		Landa Series 30 Roosevelt Road (3)		Landa Series 3011 Raintree Drive SE (3)
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$3,676	$-	$11	$-	$12	$-
Restricted cash	935	-	1,625	-	995	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	1,788	-	-	-
Due from related party	61,061	-	57,840	-	8,782	-
Investments in single-family residential properties, net of depreciation	267,444	-	220,458	-	294,204	-

Total Assets	$333,116	$-	$281,722	$-	$303,993	$-

Liabilities and Members’ Equity
Due to related party	$-	$-	$-	$-	$-	$-
Other liabilities	-	-	-	-	-	-
Security deposit	935	-	1,625	-	995	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	168,815	-	98,660	-	124,319	-
Bridge note payable	163,125	-	184,875	-	184,875	-
Mortgage payable	-	-	-	-	-	-

Total Liabilities	332,875	-	285,160	-	310,189	-

Members’ equity	241	-	(3,438)	-	(6,196)	-

Total Liabilities and Members’ Equity	$333,116	$-	$281,722	$-	$303,993	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 3043 Highway 81 S (3)		Landa Series 313 Blue Heron Drive (3)		Landa Series 3202 Chippewa Drive (3)
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$8,448	$-	$3,273	$-	$20	$-
Restricted cash	1,180	-	1,553	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	33,265	-	8,828	-	58,277	-
Investments in single-family residential properties, net of depreciation	162,988	-	256,654	-	234,254	-

Total Assets	$205,881	$-	$270,308	$-	$292,551	$-

Liabilities and Members’ Equity
Due to related party	$-	$-	$-	$-	$-	$-
Other liabilities	-	-	-	-	-	-
Security deposit	1,180	-	1,553	-	-	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	54,936	-	89,345	-	145,317	-
Bridge note payable	155,875	-	174,000	-	152,250	-
Mortgage payable	-	-	-	-	-	-

Total Liabilities	211,991	-	264,898	-	297,567	-

Members’ equity (deficit)	(6,110)	-	5,410	-	(5,016)	-

Total Liabilities and Members’ Equity	$205,881	$-	$270,308	$-	$292,551	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 35 Clay Court (3)		Landa Series 350 Cadiz Lane S (3)		Landa Series 351 Wesley Park Drive (3)
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$3,073	$-	$737	$-	$415	$-
Restricted cash	1,699	-	-	-	900	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	6,854	-	59,144	-	59,681	-
Investments in single-family residential properties, net of depreciation	291,725	-	213,029	-	197,110	-

Total Assets	$303,351	$-	$272,910	$-	$258,106	$-

Liabilities and Members’ Equity
Due to related party	$-	$-	$-	$-	$-	$-
Other liabilities	-	-	117	-	-	-
Security deposit	1,699	-	-	-	900	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	128,222	-	111,288	-	104,357	-
Bridge note payable	174,000	-	163,125	-	152,250	-
Mortgage payable	-	-	-	-	-	-

Total Liabilities	303,921	-	274,530	-	257,507	-

Members’ equity (deficit)	(570)	-	(1,620)	-	599	-

Total Liabilities and Members’ Equity	$303,351	$-	$272,910	$-	$258,106	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 3667 Patti Parkway (4)		Landa Series 412 Kendall Lane (4)		Landa Series 43 Darwin Drive (3)
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$380	$-	$1,809	$-	$769	$-
Restricted cash	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	61,816	-	46,590	-	56,905	-
Investments in single-family residential properties, net of depreciation	313,395	-	242,364	-	188,619	-

Total Assets	$375,591	$-	$290,763	$-	$246,293	$-

Liabilities and Members’ Equity
Due to related party	$-	$-	$-	$-	$-	$-
Other liabilities	-	-	-	-	-	-
Security deposit	-	-	-	-	-	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	133,942	-	132,954	-	86,352	-
Bridge note payable	245,375	-	162,325	-	163,125	-
Mortgage payable	-	-	-	-	-	-

Total Liabilities	379,317	-	295,279	-	249,477	-

Members’ equity (deficit)	(3,726)	-	(4,516)	-	(3,184)	-

Total Liabilities and Members’ Equity	$375,591	$-	$290,763	$-	$246,293	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 45 Blue Jay Drive (3)		Landa Series 45 Laurel Way (4)		Landa Series 4702 Saint James Way (3)
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$1,816	$-	$45	$-	$2,664	$-
Restricted cash	1,425	-	975	-	1,550	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	60,476	-	60,615	-	54,820	-
Investments in single-family residential properties, net of depreciation	287,316	-	275,053	-	203,486	-

Total Assets	$351,033	$-	$336,688	$-	$262,520	$-

Liabilities and Members’ Equity
Due to related party	$-	$-	$-	$-	$-	$-
Other liabilities	1,750	-	-	-	1,550	-
Security deposit	1,425	-	975	-	1,550	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	129,958	-	176,972	-	120,626	-
Bridge note payable	222,575	-	162,325	-	145,725	-
Mortgage payable	-	-	-	-	-	-

Total Liabilities	355,708	-	340,272	-	269,451	-

Members’ equity (deficit)	(4,675)	-	(3,584)	-	(6,931)	-

Total Liabilities and Members’ Equity	$351,033	$-	$336,688	$-	$262,520	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 4732 Pinedale Drive (3)		Landa Series 5040 Huntshire Lane (3)		Landa Series 513 Jarrett Court (3)
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$3,867	$-	$721	$-	$2,139	$-
Restricted cash	800	-	2,499	-	1,599	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	36,496	-	3,576	-	24,443	-
Investments in single-family residential properties, net of depreciation	191,759	-	433,923	-	260,581	-

Total Assets	$232,922	$-	$440,719	$-	$288,762	$-

Liabilities and Members’ Equity
Due to related party	$-	$-	$-	$-	$-	$-
Other liabilities	-	-	-	-	-	-
Security deposit	800	-	2,499	-	1,599	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	110,746	-	124,062	-	85,071	-
Bridge note payable	123,250	-	308,125	-	181,250	-
Mortgage payable	-	-	-	-	-	-

Total Liabilities	234,796	-	434,686	-	267,920	-

Members’ equity (deficit)	(1,874)	-	6,033	-	20,842	-

Total Liabilities and Members’ Equity	$232,922	$-	$440,719	$-	$288,762	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 5143 Pinecrest Drive SW (3)		Landa Series 540 Cowan Road (3)		Landa Series 5411 Rocky Pine Drive (4)
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$1,526	$-	$2,084	$-	$1,807	$-
Restricted cash	1,225	-	995	-	1,775	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	26,764	-	59,961	-	50,221	-
Investments in single-family residential properties, net of depreciation	196,854	-	234,959	-	255,649	-

Total Assets	$226,369	$-	$297,999	$-	$309,452	$-

Liabilities and Members’ Equity
Due to related party	$-	$-	$-	$-	$-	$-
Other liabilities	-	-	-	-	-	-
Security deposit	1,225	-	995	-	1,775	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	95,459	-	108,876	-	126,032	-
Bridge note payable	130,500	-	188,500	-	181,200	-
Mortgage payable	-	-	-	-	-	-

Total Liabilities	227,184	-	298,371	-	309,007	-

Members’ equity (deficit)	(815)	-	(372)	-	445	-

Total Liabilities and Members’ Equity	$226,369	$-	$297,999	$-	$309,452	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 550 Cowan Road (4)		Landa Series 5581 Fox Glen Circle (4)		Landa Series 565 Mountainview Drive (3)
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$1,513	$-	$1,696	$-	$3,587	$-
Restricted cash	1,475	-	2,275	-	1,675	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	8,906	-	31,407	-	6,541	-
Investments in single-family residential properties, net of depreciation	239,479	-	398,802	-	270,318	-

Total Assets	$251,373	$-	$434,180	$-	$282,121	$-

Liabilities and Members’ Equity
Due to related party	$-	$-	$-	$-	$-	$-
Other liabilities	1,475	-	1,615	-	-	-
Security deposit	1,475	-	2,275	-	1,675	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	51,141	-	149,620	-	93,694	-
Bridge note payable	196,300	-	284,635	-	188,500	-
Mortgage payable	-	-	-	-	-	-

Total Liabilities	250,391	-	438,145	-	283,869	-

Members’ equity (deficit)	982	-	(3,965)	-	(1,748)	-

Total Liabilities and Members’ Equity	$251,373	$-	$434,180	$-	$282,121	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 5801 Strathmoor Manor Circle (3)		Landa Series 6107 Shadow Glen Court (3)		Landa Series 6111-6113 Pine Glen Circle SW (3)
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$4,814	$-	$1,581	$-	$67	$-
Restricted cash	1,575	-	1,175	-	500	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	44,539	-	21,787	-	60,720	-
Investments in single-family residential properties, net of depreciation	213,061	-	187,887	-	388,137	-

Total Assets	$263,989	$-	$212,430	$-	$449,424	$-

Liabilities and Members’ Equity
Due to related party	$-	$-	$-	$-	$-	$-
Other liabilities	1,625	-	-	-	-	-
Security deposit	1,575	-	1,175	-	500	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	117,933	-	78,601	-	269,783	-
Bridge note payable	143,550	-	131,225	-	181,250	-
Mortgage payable	-	-	-	-	-	-

Total Liabilities	264,683	-	211,001	-	451,533	-

Members’ equity (deficit)	(694)	-	1,429	-	(2,109)	-

Total Liabilities and Members’ Equity	$263,989	$-	$212,430	$-	$449,424	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 615 Barshay Drive (3)		Landa Series 6168 Wheat Street NE (3)		Landa Series 6178 Green Acres Drive SW (3)
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$12	$-	$252	$-	$803	$-
Restricted cash	1,100	-	-	-	1,400	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	59,887	-	59,491	-	32,036	-
Investments in single-family residential properties, net of depreciation	226,865	-	125,236	-	188,374	-

Total Assets	$287,864	$-	$184,979	$-	$222,613	$-

Liabilities and Members’ Equity
Due to related party	$-	$-	$-	$-	$-	$-
Other liabilities	-	-	-	-	-	-
Security deposit	1,100	-	-	-	1,400	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	114,904	-	77,291	-	90,872	-
Bridge note payable	174,000	-	108,750	-	130,500	-
Mortgage payable	-	-	-	-	-	-

Total Liabilities	290,004	-	186,041	-	222,772	-

Members’ equity (deficit)	(2,140)	-	(1,062)	-	(159)	-

Total Liabilities and Members’ Equity	$287,864	$-	$184,979	$-	$222,613	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 6404 Walnut Way (4)		Landa Series 643 Sycamore Drive (3)		Landa Series 65 Freedom Court (3)
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$6,237	$-	$5,547	$-	$1,662	$-
Restricted cash	800	-	1,125	-	500	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	57,991	-	59,815	-	61,911	-
Investments in single-family residential properties, net of depreciation	215,570	-	206,296	-	227,969	-

Total Assets	$280,598	$-	$272,783	$-	$292,042	$-

Liabilities and Members’ Equity
Due to related party	$-	$-	$-	$-	$-	$-
Other liabilities	-	-	1,535	-	-	-
Security deposit	800	-	1,125	-	500	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	76,792	-	88,786	-	133,749	-
Bridge note payable	188,750	-	178,350	-	159,500	-
Mortgage payable	-	-	-	-	-	-

Total Liabilities	266,342	-	269,796	-	293,749	-

Members’ equity	14,256	-	2,987	-	(1,707)	-

Total Liabilities and Members’ Equity	$280,598	$-	$272,783	$-	$292,042	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 6635 Kimberly Mill Road (3)		Landa Series 6653 Bedford Road (3)		Landa Series 6762 Bent Creek Drive (3)
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$30	$-	$1,078	$-	$2,856	$-
Restricted cash	-	-	1,475	-	1,595	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	58,260	-	-	-	24,170	-
Investments in single-family residential properties, net of depreciation	263,409	-	280,763	-	250,278	-

Total Assets	$321,699	$-	$283,316	$-	$278,899	$-

Liabilities and Members’ Equity
Due to related party	$-	$-	$6,514	$-	$-	$-
Other liabilities	-	-	-	-	-	-
Security deposit	-	-	1,475	-	1,595	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	150,905	-	118,443	-	84,418	-
Bridge note payable	176,900	-	159,500	-	192,125	-
Mortgage payable	-	-	-	-	-	-

Total Liabilities	327,805	-	285,932	-	278,138	-

Members’ equity (deficit)	(6,106)	-	(2,616)	-	761	-

Total Liabilities and Members’ Equity	$321,699	$-	$283,316	$-	$278,899	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 709 Georgetown Court (3)		Landa Series 7107 Geiger Street NW (3)		Landa Series 750 Georgetown Court (3)
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$5,635	$-	$3,460	$-	$659	$-
Restricted cash	1,700	-	1,150	-	1,190	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	40,006	-	29,543	-	59,472	-
Investments in single-family residential properties, net of depreciation	235,757	-	128,818	-	164,210	-

Total Assets	$283,098	$-	$162,971	$-	$225,531	$-

Liabilities and Members’ Equity
Due to related party	$-	$-	$-	$-	$-	$-
Other liabilities	-	-	-	-	-	-
Security deposit	1,700	-	1,150	-	1,190	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	77,203	-	-	-	72,915	-
Bridge note payable	170,375	-	126,875	-	152,250	-
Mortgage payable	-	-	-	-	-	-

Total Liabilities	249,278	-	128,025	-	226,355	-

Members’ equity (deficit)	33,820	-	34,946	-	(824)	-

Total Liabilities and Members’ Equity	$283,098	$-	$162,971	$-	$225,531	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 752 Chestnut Drive (3)		Landa Series 773 Villa Way (1)		Landa Series 7781 Mountain Creek Way (3)
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$63	$-	$3,609	$-	$51	$-
Restricted cash	675	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	60,397	-	25,162	-	57,815	-
Investments in single-family residential properties, net of depreciation	135,595	-	87,647	-	236,446	-

Total Assets	$196,730	$-	$116,418	$-	$294,312	$-

Liabilities and Members’ Equity
Due to related party	$-	$-	$-	$-	$-	$-
Other liabilities	-	-	12	-	-	-
Security deposit	675	-	-	-	-	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	90,791	-	71,894	-	97,429	-
Bridge note payable	105,125	-	-	-	202,928	-
Mortgage payable	-	-	-	-	-	-

Total Liabilities	196,591	-	71,906	-	300,357	-

Members’ equity (deficit)	139	-	44,512	-	(6,045)	-

Total Liabilities and Members’ Equity	$196,730	$-	$116,418	$-	$294,312	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 7950 Woodlake Drive (3)		Landa Series 80 High Ridge Road (3)		Landa Series 808 Hillandale Lane (3)
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$21	$-	$141	$-	$6	$-
Restricted cash	1,200	-	1,350	-	1,075	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	61,140	-	57,327	-	60,372	-
Investments in single-family residential properties, net of depreciation	187,558	-	237,437	-	220,491	-

Total Assets	$249,919	$-	$296,255	$-	$281,944	$-

Liabilities and Members’ Equity
Due to related party	$-	$-	$-	$-	$-	$-
Other liabilities	-	-	-	-	-	-
Security deposit	1,200	-	1,350	-	1,075	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	108,360	-	114,660	-	112,282	-
Bridge note payable	142,100	-	184,875	-	171,000	-
Mortgage payable	-	-	-	-	-	-

Total Liabilities	251,660	-	300,885	-	284,357	-

Members’ equity (deifict)	(1,741)	-	(4,630)	-	(2,413)	-

Total Liabilities and Members’ Equity	$249,919	$-	$296,255	$-	$281,944	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 8110 Devonshire Drive (3)		Landa Series 8121 Spillers Drive SW (3)		Landa Series 8233 Creekline Court (3)
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$4,719	$-	$1,290	$-	$2,075	$-
Restricted cash	2,500	-	875	-	1,750	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	59,055	-	59,965	-	50,993	-
Investments in single-family residential properties, net of depreciation	150,457	-	181,668	-	236,919	-

Total Assets	$216,731	$-	$243,798	$-	$291,737	$-

Liabilities and Members’ Equity
Due to related party	$-	$-	$-	$-	$-	$-
Other liabilities	-	-	-	-	1,750	-
Security deposit	2,500	-	875	-	1,750	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	56,959	-	116,228	-	139,677	-
Bridge note payable	134,125	-	126,875	-	152,119	-
Mortgage payable	-	-	-	-	-	-

Total Liabilities	193,584	-	243,978	-	295,296	-

Members’ equity (deficit)	23,147	-	(180)	-	(3,559)	-

Total Liabilities and Members’ Equity	$216,731	$-	$243,798	$-	$291,737	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 843 Tramore Drive (1)		Landa Series 85 Kirkland Court (3)		Landa Series 85 Thorn Thicket Way (3)
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$5,243	$-	$49	$-	$171	$-
Restricted cash	-	-	-	-	1,050	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	31,606	-	36,237	-	60,881	-
Investments in single-family residential properties, net of depreciation	162,811	-	287,834	-	230,075	-

Total Assets	$199,660	$-	$324,120	$-	$292,177	$-

Liabilities and Members’ Equity
Due to related party	$-	$-	$-	$-	$-	$-
Other liabilities	212	-	-	-	-	-
Security deposit	-	-	-	-	1,050	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	120,647	-	121,534	-	121,093	-
Bridge note payable	-	-	206,625	-	172,550	-
Mortgage payable	-	-	-	-	-	-

Total Liabilities	120,859	-	328,159	-	294,693	-

Members’ equity (deficit)	78,801	-	(4,039)	-	(2,516)	-

Total Liabilities and Members’ Equity	$199,660	$-	$324,120	$-	$292,177	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 8855 Rugby Court (3)		Landa Series 9434 Cedar Creek Place (3)		Landa Series 9597 Pintail Trail (3)
	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Assets
Cash	$3,290	$-	$347	$-	$1,468	$-
Restricted cash	1,075	-	1,150	-	1,775	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	58,644	-	61,131	-	26,212	-
Investments in single-family residential properties, net of depreciation	158,951	-	266,108	-	270,588	-

Total Assets	$221,960	$-	$328,736	$-	$300,043	$-

Liabilities and Members’ Equity
Due to related party	$-	$-	$-	$-	$-	$-
Other liabilities	-	-	-	-	-	-
Security deposit	1,075	-	1,150	-	1,775	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	97,315	-	133,044	-	129,380	-
Bridge note payable	123,250	-	195,750	-	163,125	-
Mortgage payable	-	-	-	-	-	-

Total Liabilities	221,640	-	329,944	-	294,280	-

Members’ equity (deficit)	320	-	(1,208)	-	5,763	-

Total Liabilities and Members’ Equity	$221,960	$-	$328,736	$-	$300,043	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING BALANCE SHEETS

	Total Combined Balance Sheets
	June 30, 2023	December 31, 2022
	(Unaudited)
Assets
Cash	$335,182	$176,729
Restricted cash	139,879	40,216
Escrow	47,310	6,173
Accounts receivable	2,588	7,571
Due from related party	4,631,036	44,248
Investments in single-family residential properties, net of depreciation	26,065,403	4,880,562

Total Assets	$31,221,398	$5,155,499

Liabilities and Members’ Equity
Due to related party	$169,408	$155,888
Other liabilities	120,375	57,958
Security deposit	139,906	39,318
Promissory note - related party	37,540	188,173
Notes Payable - related party	-	52,515
Acquisition note payable	10,527,890	-
Bridge note payable	15,294,870	-
Mortgage payable	3,395,798	3,358,200

Total Liabilities	29,685,787	3,852,052

Members’ Equity / (Deficit)
Members’ equity	1,535,611	1,303,447

Total Liabilities and Members’ Equity / (Deficit)	$31,221,398	$5,155,499

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa App LLC		Landa Series 115 Sardis Street		Landa Series 1394 Oakview Circle
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$-	$-	$1,786	$5,822	$5,127	$4,883

Expenses
Management fee	-	-	136	402	410	390
Professional fees	-	-	-	-	-	-
Repairs & maintenance	-	-	-	-	-	-
Utilities	-	-	-	-	-
HOA fee	-	-	1,000	-	-	-
Insurance expense	-	-	97	206	187	193
Real estate taxes	-	-	276	471	1,035	784
Depreciation expense	-	-	981	1,984	1,111	1,112
Interest expense	-	-	1,376	1,565	1,056	1,068

Total expenses	-	-	3,866	4,628	3,799	3,547

Net operating income (loss)	-	-	(2,080)	1,194	1,328	1,336

Gain (loss) on sale of real estate	-	-	32,421	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$-	$-	$30,341	$1,194	$1,328	$1,336

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 1701 Summerwoods Lane (2)		Landa Series 1741 Park Lane (2)		Landa Series 209 Timber Wolf Trail
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$3,037	$3,990	$2,398	$3,273	$1,275	$4,650

Expenses
Management fee	243	319	185	243	102	372
Professional fees	-	-	-	-	262	-
Repairs & maintenance	3,865	149	2,495	-	-	-
Utilities	-	-	-		-
HOA fee	160	200	-	-	703	180
Insurance expense	76	108	89	124	128	161
Real estate taxes	493	591	508	605	394	415
Depreciation expense	1,348	930	1,525	1,264	1,442	1,719
Interest expense	1,581	842	2,177	1,058	2,309	1,510

Total expenses	7,766	3,139	6,979	3,294	5,340	4,357

Net operating income (loss)	(4,729)	851	(4,581)	(21)	(4,065)	293

Gain (loss) on sale of real estate	-	70,269	-	72,481	(8,208)	-
Provision for income taxes	-	(14,224)	-	(14,496)	-	-

Net income (loss)	$(4,729)	$56,896	$(4,581)	$57,964	$(12,273)	$293

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 2505 Oak Circle		Landa Series 271 Timber Wolf Trail		Landa Series 29 Holly Grove Road
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$3,875	$7,500	$-	$6,284	$4,548	$4,331

Expenses
Management fee	310	600	-	479	364	346
Professional fees	-	-	-	-	50	-
Repairs & maintenance	13,097	134	623	-	-	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	180	-	-
Insurance expense	127	155	73	135	221	164
Real estate taxes	653	538	282	431	769	666
Depreciation expense	1,330	1,525	1,093	1,891	1,536	1,537
Interest expense	1,818	1,808	1,687	1,528	2,249	1,981

Total expenses	17,335	4,760	3,758	4,644	5,189	4,694

Net operating income (loss)	(13,460)	2,740	(3,758)	1,640	(641)	(363)

Gain (loss) on sale of real estate	46,645	-	(8,845)	-	-	-
Provision for income taxes	(1,530)	-	-	-	-	-

Net income (loss)	$31,655	$2,740	$(12,603)	$1,640	$(641)	$(363)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 1703 Summerwoods Lane		Landa Series 1712 Summerwoods Lane		Landa Series 1743 Summerwoods Lane
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$6,234	$5,723	$2,180	$5,305	$7,260	$5,953

Expenses
Management fee	499	458	174	424	581	468
Professional fees	-	-	-	-	-	-
Repairs & maintenance	2,927	-	-	-	-	-
Utilities	-	-	-	-	-	-
HOA fee	660	300	150	300	660	300
Insurance expense	160	168	217	175	217	164
Real estate taxes	1,021	887	1,021	887	1,021	887
Depreciation expense	1,826	1,708	1,826	1,708	1,826	1,708
Interest expense	1,870	1,766	1,621	1,531	1,870	1,766

Total expenses	8,963	5,287	5,009	5,025	6,175	5,293

Net operating income (loss)	(2,729)	436	(2,829)	280	1,085	660

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(2,729)	$436	$(2,829)	$280	$1,085	$660

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 1750 Summerwoods Lane		Landa Series 4267 High Park Lane		Landa Series 4474 Highwood Park Drive
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$7,079	$5,347	$975	$6,972	$7,380	$6,721

Expenses
Management fee	566	428	78	558	590	538
Professional fees	-	-	743	-	-	-
Repairs & maintenance	-	-	-	862	90	1,647
Utilities	-	-	-	-	-	-
HOA fee	300	300	900	900	900	900
Insurance expense	228	233	187	192	186	192
Real estate taxes	1,021	887	951	976	1,121	980
Depreciation expense	1,826	1,708	2,613	2,282	2,195	2,053
Interest expense	1,870	1,766	2,502	2,363	2,250	2,125

Total expenses	5,811	5,322	7,974	8,133	7,332	8,435

Net operating income (loss)	1,268	25	(6,999)	(1,161)	48	(1,714)

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$1,268	$25	$(6,999)	$(1,161)	$48	$(1,714)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 8569 Creekwood Way		Landa Series 9439 Lakeview Road		Landa Series 10167 Port Royal Court
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$-	$4,820	$8,400	$6,972	$6,615	$6,063

Expenses
Management fee	-	386	672	558	529	485
Professional fees	-	-	-	-	-	-
Repairs & maintenance	-	-	-	1,855	-	-
Utilities	-	-	12	-	-	-
HOA fee	900	834	778	478	-	-
Insurance expense	222	226	176	184	193	200
Real estate taxes	425	355	1,068	1,090	1,171	798
Depreciation expense	1,339	1,252	2,909	2,722	1,776	1,662
Interest expense	1,186	1,120	2,986	2,820	1,980	1,870

Total expenses	4,072	4,173	8,601	9,707	5,649	5,015

Net operating income (loss)	(4,072)	647	(201)	(2,735)	966	1,048

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(4,072)	$647	$(201)	$(2,735)	$966	$1,048

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 1246 Elgin Way		Landa Series 1910 Grove Way		Landa Series 593 Country Lane Drive
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$7,741	$7,232	$702	$2,203	$6,221	$5,705

Expenses
Management fee	599	550	44	167	490	484
Professional fees	137	-	238	-	137	-
Repairs & maintenance	-	-	400	6,541	-	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	210	225	-	-
Insurance expense	208	215	188	389	177	184
Real estate taxes	1,281	985	1,148	955	1,207	933
Depreciation expense	2,145	2,006	1,680	1,571	1,539	1,440
Interest expense	2,286	2,159	1,980	1,870	1,710	1,615

Total expenses	6,656	5,915	5,888	11,718	5,260	4,656

Net operating income (loss)	1,085	1,317	(5,186)	(9,515)	961	1,049

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$1,085	$1,317	$(5,186)	$(9,515)	$961	$1,049

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 6436 Stone Terrace		Landa Series 6440 Woodstone Terrace		Landa Series 6848 Sandy Creek Drive
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$6,300	$5,974	$3,238	$6,462	$5,763	$6,894

Expenses
Management fee	504	462	259	508	461	551
Professional fees	-	-	-	-	-	-
Repairs & maintenance	-	-	-	5,748	950	1,555
Utilities	287	-	-	-	-	-
HOA fee	1,320	1,320	880	1,320	-	-
Insurance expense	158	166	152	158	194	200
Real estate taxes	431	455	427	450	978	823
Depreciation expense	972	904	1,040	967	1,387	1,290
Interest expense	1,080	1,014	1,116	1,048	1,548	1,453

Total expenses	4,752	4,321	3,874	10,199	5,518	5,872

Net operating income (loss)	1,548	1,653	(636)	(3,737)	245	1,022

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$1,548	$1,653	$(636)	$(3,737)	$245	$1,022

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 687 Utoy Court		Landa Series 729 Winter Lane		Landa Series 7349 Exeter Court
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$6,012	$5,532	$2,046	$4,001	$6,977	$6,301

Expenses
Management fee	481	450	164	320	558	504
Professional fees	137	-	209	-	-	-
Repairs & maintenance	2,379	3,618	-	1,560	-	-
Utilities	-	-	142	-	-	-
HOA fee	-	-	-	-	-	-
Insurance expense	299	188	202	209	203	211
Real estate taxes	715	616	926	746	1,345	826
Depreciation expense	1,854	1,724	1,827	1,699	1,777	1,653
Interest expense	1,980	1,859	1,980	1,859	1,716	1,611

Total expenses	7,845	8,455	5,450	6,393	5,599	4,805

Net operating income (loss)	(1,833)	(2,923)	(3,404)	(2,392)	1,378	1,496

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(1,833)	$(2,923)	$(3,404)	$(2,392)	$1,378	$1,496

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 8645 Embrey Drive		Landa Series 8780 Churchill Place		Landa Series 8796 Parliament Place
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$7,800	$6,366	$3,377	$7,275	$8,100	$6,063

Expenses
Management fee	624	509	270	582	648	485
Professional fees	-	-	-	-	-	-
Repairs & maintenance	738	161	3,349	458	-	-
Utilities	-	-	531	-	-	-
HOA fee	-	-	-	-	-	-
Insurance expense	211	217	218	228	199	206
Real estate taxes	947	737	1,329	833	1,244	778
Depreciation expense	1,910	1,776	2,129	1,980	1,764	1,641
Interest expense	2,034	1,910	2,268	2,117	1,890	1,775

Total expenses	6,464	5,310	10,094	6,198	5,745	4,885

Net operating income (loss)	1,336	1,056	(6,717)	1,077	2,355	1,178

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$1,336	$1,056	$(6,717)	$1,077	$2,355	$1,178

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 8641 Ashley Way		Landa Series 8651 Ashley Way		Landa Series 8652 Ashley Way
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$6,655	$5,755	$6,563	$5,869	$6,600	$4,416

Expenses
Management fee	532	460	525	470	528	353
Professional fees	-	-	-	-	-	-
Repairs & maintenance	550	171	1,800	-	525	171
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance expense	166	172	143	150	155	163
Real estate taxes	740	598	611	503	664	531
Depreciation expense	2,287	2,127	1,912	1,779	2,127	1,978
Interest expense	2,313	2,171	1,930	1,812	1,841	1,728

Total expenses	6,588	5,699	6,921	4,714	5,840	4,924

Net operating income (loss)	67	56	(358)	1,155	760	(508)

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$67	$56	$(358)	$1,155	$760	$(508)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 8653 Ashley Way		Landa Series 8654 Ashley Way		Landa Series 8655 Ashley Way
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$6,655	$5,516	$6,615	$6,063	$6,600	$5,485

Expenses
Management fee	532	441	529	485	528	439
Professional fees	-	-	-	-	10	-
Repairs & maintenance	580	264	500	171	638	171
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance expense	144	151	156	165	149	156
Real estate taxes	603	496	666	533	609	500
Depreciation expense	1,895	1,762	2,127	1,978	1,984	1,835
Interest expense	1,638	1,538	2,149	2,017	1,716	1,602

Total expenses	5,392	4,652	6,127	5,349	5,634	4,703

Net operating income (loss)	1,263	864	488	714	966	782

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$1,263	$864	$488	$714	$966	$782

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 8659 Ashley Way		Landa Series 8662 Ashley Way		Landa Series 8668 Ashley Way
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$8,375	$4,297	$5,850	$5,630	$6,900	$5,919

Expenses
Management fee	670	344	468	450	552	473
Professional fees	-	-	-	-	113	-
Repairs & maintenance	525	80	616	160	500	80
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance expense	162	170	161	167	169	177
Real estate taxes	623	511	664	531	804	641
Depreciation expense	2,269	2,099	2,198	2,033	2,359	2,181
Interest expense	1,966	1,835	2,028	1,893	2,385	2,226

Total expenses	6,215	5,039	6,135	5,234	6,882	5,778

Net operating income (loss)	2,160	(742)	(285)	396	18	141

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$2,160	$(742)	$(285)	$396	$18	$141

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 8670 Ashley Way		Landa Series 8674 Ashley Way		Landa Series 8675 Ashley Way
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$6,510	$5,774	$3,185	$6,352	$6,820	$4,535

Expenses
Management fee	504	462	255	508	528	363
Professional fees	113	-	865	-	113	-
Repairs & maintenance	475	80	325	234	550	717
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance expense	174	183	158	165	200	161
Real estate taxes	754	584	693	542	608	492
Depreciation expense	2,484	2,297	2,109	1,950	2,073	1,917
Interest expense	2,262	2,111	2,106	1,966	2,094	1,954

Total expenses	6,766	5,717	6,511	5,365	6,166	5,604

Net operating income (loss)	(256)	57	(3,326)	987	654	(1,069)

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(256)	$57	$(3,326)	$987	$654	$(1,069)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 8677 Ashley Way		Landa Series 8678 Ashley Way		Landa Series 8679 Ashley Way
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$6,710	$6,063	$6,710	$5,341	$6,344	$5,774

Expenses
Management fee	528	485	528	427	508	462
Professional fees	-	-	-	-	-	-
Repairs & maintenance	550	80	375	80	550	80
Utilities	-	-	-	-	128	-
HOA fee	-	-	-	-	-	-
Insurance expense	147	155	247	189	155	162
Real estate taxes	578	471	806	643	780	604
Depreciation expense	1,948	1,802	2,626	2,429	2,109	1,950
Interest expense	1,967	1,836	2,496	2,330	2,130	1,988

Total expenses	5,718	4,829	7,078	6,098	6,360	5,246

Net operating income (loss)	992	1,234	(368)	(757)	(16)	528

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$992	$1,234	$(368)	$(757)	$(16)	$528

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 8683 Ashley Way		Landa Series 1007 Leeward Way (6)		Landa Series 10121 Morris Drive SW (3)
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$5,119	$5,728	$117	$-	$3,360	$-

Expenses
Management fee	410	450	9	-	269	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	550	120	90	-	-	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance expense	147	154	3	-	32	-
Real estate taxes	638	514	10	-	151	-
Depreciation expense	1,930	1,785	22	-	1,243	-
Interest expense	1,948	1,818	40	-	4,381	-

Total expenses	5,623	4,841	174	-	6,076	-

Net operating income (loss)	(504)	887	(57)	-	(2,716)	-

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(504)	$887	$(57)	$-	$(2,716)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 10183 Starr Street SW (3)		Landa Series 103 Starlake Drive (3)		Landa Series 10433 Candlelight Road (3)
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$2,776	$-	$2,635	$-	$-	$-

Expenses
Management fee	222	-	211	-	-	-
Professional fees	-	-	-	-	72	-
Repairs & maintenance	390	-	90	-	3,220	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance expense	86	-	85	-	84	-
Real estate taxes	293	-	273	-	486	-
Depreciation expense	1,188	-	1,175	-	1,399	-
Interest expense	4,478	-	4,103	-	4,748	-

Total expenses	6,657	-	5,937	-	10,009	-

Net operating income (loss)	(3,881)	-	(3,302)	-	(10,009)	-

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(3,881)	$-	$(3,302)	$-	$(10,009)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 107 Oakwood Circle (5)		Landa Series 110 Shenandoah Drive (3)		Landa Series 111 Fir Drive (3)
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$1,005	$-	$2,730	$-	$2,625	$-

Expenses
Management fee	80	-	218	-	210	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	90	-	290	-	-	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance expense	22	-	91	-	72	-
Real estate taxes	72	-	449	-	330	-
Depreciation expense	278	-	1,428	-	1,202	-
Interest expense	692	-	5,085	-	3,865	-

Total expenses	1,234	-	7,561	-	5,679	-

Net operating income (loss)	(229)	-	(4,831)	-	(3,054)	-

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(229)	$-	$(4,831)	$-	$(3,054)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 112 Ridge Street (3)		Landa Series 11322 Michelle Way (3)		Landa Series 1147 Village Way (3)
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$1,950	$-	$2,889	$-	$3,203	$-

Expenses
Management fee	156	-	231	-	256	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	90	-	90	-	-	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	80	-	398	-
Insurance expense	91	-	67	-	68	-
Real estate taxes	502	-	428	-	544	-
Depreciation expense	1,421	-	1,090	-	1,539	-
Interest expense	4,885	-	3,868	-	4,415	-

Total expenses	7,145	-	5,854	-	7,220	-

Net operating income (loss)	(5,195)	-	(2,965)	-	(4,017)	-

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(5,195)	$-	$(2,965)	$-	$(4,017)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 1160 Gable Terrace (3)		Landa Series 1201 Kilrush Drive (3)		Landa Series 124 Libby Lane (3)
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$3,587	$-	$5,078	$-	$-	$-

Expenses
Management fee	287	-	406	-	-	-
Professional fees	-	-	-	-	72	-
Repairs & maintenance	90	-	6,735	-	-	-
Utilities	-	-	-	-	-	-
HOA fee	25	-	-	-	-	-
Insurance expense	99	-	177	-	71	-
Real estate taxes	554	-	834	-	391	-
Depreciation expense	1,372	-	2,701	-	1,274	-
Interest expense	5,146	-	8,649	-	4,095	-

Total expenses	7,573	-	19,502	-	5,903	-

Net operating income (loss)	(3,986)	-	(14,424)	-	(5,903)	-

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(3,986)	$-	$(14,424)	$-	$(5,903)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 1320 Winona Avenue (3)		Landa Series 137 Southern Shores Road (3)		Landa Series 138 Sandalwood Circle (3)
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$-	$-	$2,548	$-	$3,570	$-

Expenses
Management fee	-	-	204	-	286	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	-	-	90	-	-	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	150	-
Insurance expense	134	-	69	-	58	-
Real estate taxes	265	-	327	-	327	-
Depreciation expense	919	-	1,029	-	1,430	-
Interest expense	3,194	-	4,078	-	4,204	-

Total expenses	4,512	-	5,797	-	6,455	-

Net operating income (loss)	(4,512)	-	(3,249)	-	(2,885)	-

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(4,512)	$-	$(3,249)	$-	$(2,885)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 140 High Ridge Road (3)		Landa Series 146 Crystal Brook (3)		Landa Series 153 Cliffside Court (3)
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$3,045	$-	$2,756	$-	$2,100	$-

Expenses
Management fee	244	-	220	-	168	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	-	-	165	-	90	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance expense	86	-	58	-	46	-
Real estate taxes	267		435		313
Depreciation expense	1,286	-	870	-	720	-
Interest expense	4,637	-	3,590	-	2,575	-

Total expenses	6,520	-	5,338	-	3,912	-

Net operating income (loss)	(3,475)	-	(2,582)	-	(1,812)	-

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(3,475)	$-	$(2,582)	$-	$(1,812)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 1666 West Poplar Street (3)		Landa Series 168 Brookview Drive (1)		Landa Series 1689 Viceroy Way (3)
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$2,474	$-	$-	$-	$3,415	$-

Expenses
Management fee	198	-	-	-	249	-
Professional fees	-	-	72	-	-	-
Repairs & maintenance	1,140	-	90	-	265	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	100	-	-	-
Insurance expense	65	-	98	-	92	-
Real estate taxes	310	-	570	-	658	-
Depreciation expense	979	-	1,074	-	1,257	-
Interest expense	3,952	-	627	-	4,791	-

Total expenses	6,644	-	2,631	-	7,312	-

Net operating income (loss)	(4,170)	-	(2,631)	-	(3,897)	-

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(4,170)	$-	$(2,631)	$-	$(3,897)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 181 Watercress Court (3)		Landa Series 188 Timberline Road (3)		Landa Series 189 Shenandoah Drive (3)
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$3,360	$-	$-	$-	$2,954	$-

Expenses
Management fee	269	-	-	-	236	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	-	-	90	-	90	-
Utilities	-	-	-	-	-	-
HOA fee	65	-	-	-	-	-
Insurance expense	65	-	54	-	75	-
Real estate taxes	366	-	62	-	381	-
Depreciation expense	1,225	-	585		1,120
Interest expense	4,094	-	2,115	-	3,989	-

Total expenses	6,084	-	2,906	-	5,891	-

Net operating income (loss)	(2,724)	-	(2,906)	-	(2,937)	-

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(2,724)	$-	$(2,906)	$-	$(2,937)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 195 Hunters Trace (3)		Landa Series 196 Montego Circle (3)		Landa Series 20 Chimney Smoke Drive (3)
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$3,696	$-	$2,924	$-	$1,835	$-

Expenses
Management fee	270	-	234	-	133	-
Professional fees	-	-	-	-	118	-
Repairs & maintenance	-	-	1,184	-	90	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance expense	84	-	79	-	69	-
Real estate taxes	378	-	357	-	341	-
Depreciation expense	1,490	-	1,181	-	862	-
Interest expense	4,928	-	4,295	-	3,301	-

Total expenses	7,150	-	7,330	-	4,914	-

Net operating income (loss)	(3,454)	-	(4,406)	-	(3,079)	-

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(3,454)	$-	$(4,406)	$-	$(3,079)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 212 Fleeta Drive (3)		Landa Series 217 Glenloch Court (3)		Landa Series 2264 Chestnut Hill Circle (3)
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$638	$-	$3,715	$-	$-	$-

Expenses
Management fee	51	-	297	-	-	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	90	-	90	-	-	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance expense	76	-	116	-	133	-
Real estate taxes	280	-	502	-	789	-
Depreciation expense	991	-	1,415	-	1,815	-
Interest expense	4,167	-	5,599	-	6,090	-

Total expenses	5,655	-	8,019	-	8,827	-

Net operating income (loss)	(5,017)	-	(4,304)	-	(8,827)	-

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(5,017)	$-	$(4,304)	$-	$(8,827)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 2425 Cornell Circle (4)		Landa Series 25 Pleasant Valley Road (3)		Landa Series 253 Marco Drive (3)
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$3,096	$-	$3,528	$-	$2,748	$-

Expenses
Management fee	248	-	282	-	220	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	90	-	4,190	-	90	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance expense	75	-	91	-	70	-
Real estate taxes	436	-	425	-	249	-
Depreciation expense	1,030	-	1,274	-	986	-
Interest expense	3,856	-	4,420	-	3,869	-

Total expenses	5,735	-	10,682	-	5,484	-

Net operating income (loss)	(2,639)	-	(7,154)	-	(2,736)	-

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(2,639)	$-	$(7,154)	$-	$(2,736)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 258 Rocky Point Road (3)		Landa Series 268 Brookview Drive (1)		Landa Series 270 Mountain Lane (3)
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$3,360	$-	$-	$-	$3,465	$-

Expenses
Management fee	269	-	-	-	277	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	90	-	2,614	-	90	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	50	-	-	-
Insurance expense	100	-	95	-	95	-
Real estate taxes	371	-	571	-	351	-
Depreciation expense	1,452	-	1,062	-	1,491	-
Interest expense	5,017	-	1,379	-	4,813	-

Total expenses	7,299	-	5,771	-	7,117	-

Net operating income (loss)	(3,939)	-	(5,771)	-	(3,652)	-

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(3,939)	$-	$(5,771)	$-	$(3,652)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 270 Pleasant Hills Drive (3)		Landa Series 2813 Vicksburg Court (3)		Landa Series 2933 Coffer Drive (3)
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$3,579	$-	$3,203	$-	$1,688	$-

Expenses
Management fee	286	-	256	-	135	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	-	-	90	-	90	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance expense	210	-	115	-	158	-
Real estate taxes	333	-	582	-	242	-
Depreciation expense	1,542	-	1,581	-	1,263	-
Interest expense	4,482	-	5,541		4,605

Total expenses	6,853	-	8,165	-	6,493	-

Net operating income (loss)	(3,274)	-	(4,962)	-	(4,805)	-

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(3,274)	$-	$(4,962)	$-	$(4,805)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 30 High Ridge Road (3)		Landa Series 30 Roosevelt Road (3)		Landa Series 3011 Raintree Drive SE (3)
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$3,674	$-	$1,788	$-	$-	$-

Expenses
Management fee	294	-	143	-	-	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	90	-	-	-	-	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance expense	85	-	99	-	80	-
Real estate taxes	295	-	375	-	476	-
Depreciation expense	1,552	-	1,280	-	1,741	-
Interest expense	4,866	-	4,774	-	4,978	-

Total expenses	7,182	-	6,671	-	7,275	-

Net operating income (loss)	(3,508)	-	(4,883)	-	(7,275)	-

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(3,508)	$-	$(4,883)	$-	$(7,275)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 3043 Highway 81 S (3)		Landa Series 313 Blue Heron Drive (3)		Landa Series 3202 Chippewa Drive (3)
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$899	$-	$3,300	$-	$-	$-

Expenses
Management fee	72	-	264	-	-	-
Professional fees	-	-	164	-	-	-
Repairs & maintenance	7,420	-	-	-	-	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance expense	145	-	87	-	90	-
Real estate taxes	152	-	465	-	486	-
Depreciation expense	952	-	1,521	-	1,360	-
Interest expense	3,817	-	4,495	-	4,446	-

Total expenses	12,558	-	6,996	-	6,382	-

Net operating income (loss)	(11,659)	-	(3,696)	-	(6,382)	-

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(11,659)	$-	$(3,696)	$-	$(6,382)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 35 Clay Court (3)		Landa Series 350 Cadiz Lane S (3)		Landa Series 351 Wesley Park Drive (3)
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$3,568	$-	$1,675	$-	$3,344	$-

Expenses
Management fee	285	-	134	-	268	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	-	-	90	-	1,665	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance expense	98	-	160	-	72	-
Real estate taxes	324	-	375	-	472	-
Depreciation expense	1,708	-	1,237	-	1,145	-
Interest expense	4,776	-	4,414	-	4,131	-

Total expenses	7,191	-	6,410	-	7,753	-

Net operating income (loss)	(3,623)	-	(4,735)	-	(4,409)	-

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(3,623)	$-	$(4,735)	$-	$(4,409)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 3667 Patti Parkway (4)		Landa Series 412 Kendall Lane (4)		Landa Series 43 Darwin Drive (3)
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$2,839	$-	$-	$-	$-	$-

Expenses
Management fee	227	-	-	-	-	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	90	-	1,900	-	90	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance expense	87	-	68	-	80	-
Real estate taxes	639	-	301	-	301	-
Depreciation expense	1,211	-	940	-	1,096	-
Interest expense	4,213	-	3,028	-	4,209	-

Total expenses	6,467	-	6,237	-	5,776	-

Net operating income (loss)	(3,628)	-	(6,237)	-	(5,776)	-

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(3,628)	$-	$(6,237)	$-	$(5,776)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 45 Blue Jay Drive (3)		Landa Series 45 Laurel Way (4)		Landa Series 4702 Saint James Way (3)
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$3,674	$-	$-	$-	$2,450	$-

Expenses
Management fee	294	-	-	-	196	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	1,065	-	-	-	5,200	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	92	-
Insurance expense	121	-	79	-	81	-
Real estate taxes	422	-	213	-	535	-
Depreciation expense	1,668	-	1,062	-	1,181	-
Interest expense	5,835	-	3,264	-	4,107	-

Total expenses	9,405	-	4,618	-	11,392	-

Net operating income (loss)	(5,731)	-	(4,618)	-	(8,942)	-

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(5,731)	$-	$(4,618)	$-	$(8,942)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 4732 Pinedale Drive (3)		Landa Series 5040 Huntshire Lane (3)		Landa Series 513 Jarrett Court (3)
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$2,690	$-	$5,548	$-	$3,358	$-

Expenses
Management fee	196	-	424	-	269	-
Professional fees	164	-	-	-	-	-
Repairs & maintenance	90	-	-	-	3,243	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	88	-	-	-
Insurance expense	69	-	176	-	83	-
Real estate taxes	249	-	1,029	-	493	-
Depreciation expense	1,127	-	2,535	-	1,534	-
Interest expense	3,542	-	7,644	-	4,607	-

Total expenses	5,437	-	11,896	-	10,229	-

Net operating income (loss)	(2,747)	-	(6,348)	-	(6,871)	-

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(2,747)	$-	$(6,348)	$-	$(6,871)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 5143 Pinecrest Drive SW (3)		Landa Series 540 Cowan Road (3)		Landa Series 5411 Rocky Pine Drive (4)
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$2,589	$-	$3,515	$-	$2,119	$-

Expenses
Management fee	207	-	281	-	156	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	90	-	90	-	165	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance expense	68	-	194	-	137	-
Real estate taxes	218	-	309	-	434	-
Depreciation expense	1,163	-	1,364	-	991	-
Interest expense	3,578	-	4,938	-	3,262	-

Total expenses	5,324	-	7,176	-	5,145	-

Net operating income (loss)	(2,735)	-	(3,661)	-	(3,026)	-

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(2,735)	$-	$(3,661)	$-	$(3,026)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 550 Cowan Road (4)		Landa Series 5581 Fox Glen Circle (4)		Landa Series 565 Mountainview Drive (3)
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$2,094	$-	$3,229	$-	$3,518	$-

Expenses
Management fee	168	-	258	-	281	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	-	-	90	-	90	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance expense	59	-	112	-	102	-
Real estate taxes	203	-	706	-	354	-
Depreciation expense	942	-	1,539	-	1,582	-
Interest expense	3,075	-	4,857	-	4,812	-

Total expenses	4,447	-	7,562	-	7,221	-

Net operating income (loss)	(2,353)	-	(4,333)	-	(3,703)	-

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(2,353)	$-	$(4,333)	$-	$(3,703)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 5801 Strathmoor Manor Circle (3)		Landa Series 6107 Shadow Glen Court (3)		Landa Series 6111-6113 Pine Glen Circle SW (3)
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$3,318	$-	$2,586	$-	$2,640	$-

Expenses
Management fee	265	-	197	-	202	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	1,127	-	-	-	740	-
Utilities	-	-	-	-	650	-
HOA fee	87	-	-	-	-	-
Insurance expense	71	-	60	-	82	-
Real estate taxes	501	-	193	-	288	-
Depreciation expense	1,246	-	1,114	-	2,252	-
Interest expense	4,040	-	3,467	-	6,068	-

Total expenses	7,337	-	5,031	-	10,282	-

Net operating income (loss)	(4,019)	-	(2,445)	-	(7,642)	-

Gain (loss) on sale of real estate	-	-	-	-	-
Provision for income taxes	-	-	-	-	-

Net income (loss)	$(4,019)	$-	$(2,445)	$-	$(7,642)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 615 Barshay Drive (3)		Landa Series 6168 Wheat Street NE (3)		Landa Series 6178 Green Acres Drive SW (3)
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$161	$-	$-	$-	$3,220	$-

Expenses
Management fee	13	-	-	-	235	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	90	-	90	-	90	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance expense	87	-	113	-	75	-
Real estate taxes	313	-	154	-	278	-
Depreciation expense	1,317	-	728	-	1,111	-
Interest expense	4,678	-	2,967	-	3,544	-

Total expenses	6,498	-	4,052	-	5,333	-

Net operating income (loss)	(6,337)	-	(4,052)	-	(2,113)	-

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(6,337)	$-	$(4,052)	$-	$(2,113)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 6404 Walnut Way (4)		Landa Series 643 Sycamore Drive (3)		Landa Series 65 Freedom Court (3)
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$2,937	$-	$3,224	$-	$3,385	$-

Expenses
Management fee	220	-	258	-	271	-
Professional fees	233	-	-	-	-	-
Repairs & maintenance	90	-	90	-	90	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance expense	64	-	80	-	87	-
Real estate taxes	280	-	400	-	315	-
Depreciation expense	833	-	1,198	-	1,324	-
Interest expense	3,122	-	4,562	-	4,507	-

Total expenses	4,842	-	6,588	-	6,594	-

Net operating income (loss)	(1,905)	-	(3,364)	-	(3,209)	-

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(1,905)	$-	$(3,364)	$-	$(3,209)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 6635 Kimberly Mill Road (3)		Landa Series 6653 Bedford Road (3)		Landa Series 6762 Bent Creek Drive (3)
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$-	$-	$3,098	$-	$3,350	$-

Expenses
Management fee	-	-	248	-	268	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	75	-	-	-	675	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance expense	159	-	78	-	72	-
Real estate taxes	415	-	389	-	414	-
Depreciation expense	1,529	-	1,670	-	1,475	-
Interest expense	5,019	-	4,384	-	4,823	-

Total expenses	7,197	-	6,769	-	7,727	-

Net operating income (loss)	(7,197)	-	(3,671)	-	(4,377)	-

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(7,197)	$-	$(3,671)	$-	$(4,377)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 709 Georgetown Court (3)		Landa Series 7107 Geiger Street NW (3)		Landa Series 750 Georgetown Court (3)
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$3,570	$-	$2,415	$-	$2,513	$-

Expenses
Management fee	286	-	193	-	201	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	90	-	90	-	90	-
Utilities	-	-	-	-	-	-
HOA fee	83	-	-	-	83	-
Insurance expense	82	-	53	-	78	-
Real estate taxes	380	-	61	-	386	-
Depreciation expense	1,383	-	767	-	954	-
Interest expense	4,313	-	2,824	-	3,869	-

Total expenses	6,617	-	3,988	-	5,661	-

Net operating income (loss)	(3,047)	-	(1,573)	-	(3,148)	-

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(3,047)	$-	$(1,573)	$-	$(3,148)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 752 Chestnut Drive (3)		Landa Series 773 Villa Way (1)		Landa Series 7781 Mountain Creek Way (3)
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$2,027	$-	$-	$-	$-	$-

Expenses
Management fee	162	-	-	-	-	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	1,817	-	90	-	-	-
Utilities	-	-	199	-	-	-
HOA fee	-	-	165	-	-	-
Insurance expense	64	-	178	-	204	-
Real estate taxes	156	-	562	-	509	-
Depreciation expense	788	-	737	-	1,372	-
Interest expense	2,997	-	549	-	5,152	-

Total expenses	5,984	-	2,480	-	7,237	-

Net operating income (loss)	(3,957)	-	(2,480)	-	(7,237)	-

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(3,957)	$-	$(2,480)	$-	$(7,237)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 7950 Woodlake Drive (3)		Landa Series 80 High Ridge Road (3)		Landa Series 808 Hillandale Lane (3)
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$2,882	$-	$1,810	$-	$3,389	$-

Expenses
Management fee	231	-	145	-	271	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	-	-	2,984	-	1,479	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	100	-
Insurance expense	89	-	98	-	91	-
Real estate taxes	425	-	307	-	606	-
Depreciation expense	1,090	-	1,379	-	1,281	-
Interest expense	3,928	-	4,908	-	4,588	-

Total expenses	5,763	-	9,821	-	8,416	-

Net operating income (loss)	(2,881)	-	(8,011)	-	(5,027)	-

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(2,881)	$-	$(8,011)	$-	$(5,027)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 8110 Devonshire Drive (3)		Landa Series 8121 Spillers Drive SW (3)		Landa Series 8233 Creekline Court (3)
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$3,407	$-	$2,688	$-	$700	$-

Expenses
Management fee	260	-	215	-	56	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	90	-	90	-	90	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance expense	60	-	58	-	168	-
Real estate taxes	320	-	174	-	453	-
Depreciation expense	874	-	1,055	-	1,383	-
Interest expense	3,436	-	3,669	-	4,400	-

Total expenses	5,040	-	5,261	-	6,550	-

Net operating income (loss)	(1,633)	-	(2,573)	-	(5,850)	-

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(1,633)	$-	$(2,573)	$-	$(5,850)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 843 Tramore Drive (1)		Landa Series 85 Kirkland Court (3)		Landa Series 85 Thorn Thicket Way (3)
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$5,430	$-	$-	$-	$2,772	$-

Expenses
Management fee	408	-	-	-	222	-
Professional fees	118	-	-	-	-	-
Repairs & maintenance	-	-	150	-	-	-
Utilities	-	-	-	-	-	-
HOA fee	-		-		-
Insurance expense	86	-	116	-	99	-
Real estate taxes	569	-	354	-	389	-
Depreciation expense	1,387	-	1,684	-	1,336	-
Interest expense	971	-	5,434	-	4,688	-

Total expenses	3,539	-	7,738	-	6,734	-

Net operating income (loss)	1,891	-	(7,738)	-	(3,962)	-

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$1,891	$-	$(7,738)	$-	$(3,962)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Landa Series 8855 Rugby Court (3)		Landa Series 9434 Cedar Creek Place (3)		Landa Series 9597 Pintail Trail (3)
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022	2023	2022
Rental income	$3,094	$-	$3,150	$-	$3,906	$-

Expenses
Management fee	226	-	252	-	298	-
Professional fees	137	-	-	-	137	-
Repairs & maintenance	90	-	90	-	3,866	-
Utilities	-	-	-	-	207	-
HOA fee	-	-	56	-	-	-
Insurance expense	71	-	102	-	179	-
Real estate taxes	302	-	451	-	500	-
Depreciation expense	923	-	1,545	-	1,591	-
Interest expense	3,436	-	5,291	-	4,584	-

Total expenses	5,185	-	7,787	-	11,362	-

Net operating income (loss)	(2,091)	-	(4,637)	-	(7,456)	-

Gain (loss) on sale of real estate	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$(2,091)	$-	$(4,637)	$-	$(7,456)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF OPERATIONS

(UNAUDITED)

	Total Combined Statements of Operations
	Six months ended June 30,
	2023	2022
Rental income	$457,852	$253,134

Expenses
Management fee	36,273	20,098
Professional fees	4,414	-
Repairs & maintenance	98,246	26,947
Utilities	2,156	-
HOA fee	11,143	7,737
Insurance expense	16,676	8,191
Real estate taxes	72,524	30,079
Depreciation expense	201,981	79,318
Interest expense	479,489	79,602

Total expenses	922,902	251,972

Net operating income (loss)	(465,050)	1,162

Gain (loss) on sale of real estate	62,013	142,750
Provision for income taxes	(1,530)	(28,720)

Net income (loss)	$(404,567)	$115,192

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENT OF MEMBERS’ EQUITY

	Landa App LLC	Landa Series 115 Sardis Street	Landa Series 1394 Oakview Circle	Landa Series 1701 Summerwoods Lane (2)	Landa Series 1741 Park Lane (2)	Landa Series 209 Timber Wolf Trail	Landa Series 2505 Oak Circle
Balance at December 31, 2022	$-	$(8,285)	$35,262	$(3,556)	$(3,619)	$(356)	$(2,815)
Proceeds from sales of members’ interest	-	-	-	68,411	12,098	-	-
Distributions	-	-	(2,332)	(62)	-	-	-
Net income (loss)	-	30,341	1,328	(4,729)	(4,581)	(12,273)	31,655
Balance at June 30, 2023 (unaudited)	$-	$22,056	$34,258	$60,064	$3,898	$(12,629)	$28,840

Balance at December 31, 2021	$-	$(6,763)	$38,293	$34,977	$16,631	$1,708	$(6,153)
Proceeds from sales of members’ interest	-	-	-	43	-	-	-
Distributions	-	-	(2,277)	(1,722)	(818)	-	-
Sale distribution	-	-	-	(87,854)	(40,683)	-	-
Distribution to manager	-	-	-	(2,340)	(33,094)	-	-
Net income (loss)	-	1,194	1,336	56,896	57,964	293	2,740
Balance at June 30, 2022 (unaudited)	$-	$(5,569)	$37,352	$-	$-	$2,001	$(3,413)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENT OF MEMBERS’ EQUITY

	Landa Series 271 Timber Wolf Trail	Landa Series 29 Holly Grove Road	Landa Series 1703 Summerwoods Lane	Landa Series 1712 Summerwoods Lane	Landa Series 1743 Summerwoods Lane	Landa Series 1750 Summerwoods Lane
Balance at December 31, 2022	$(5,430)	$(3,996)	$32,250	$42,207	$33,316	$33,614
Proceeds from sales of members’ interest	-	-	-	-	-	-
Distributions	-	-	(2,647)	(1,047)	(3,623)	(3,574)
Net income (loss)	(12,603)	(641)	(2,729)	(2,829)	1,085	1,268
Balance at June 30, 2023 (unaudited)	$(18,033)	$(4,637)	$26,874	$38,331	$30,778	$31,308

Balance at December 31, 2021	$(2,908)	$(1,743)	$-	$-	$-	$-
Proceeds from sales of members’ interest	-	-	37,293	46,207	35,846	35,840
Distributions	-	-	(1,461)	(1,604)	(1,398)	(957)
Sale distribution	-	-	-	-	-	-
Distribution to manager	-	-	-	-	-	-
Net income (loss)	1,640	(363)	436	280	660	25
Balance at June 30, 2022 (unaudited)	$(1,268)	$(2,106)	$36,268	$44,883	$35,108	$34,908

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENT OF MEMBERS’ EQUITY

	Landa Series 4267 High Park Lane	Landa Series 4474 Highwood Park Drive	Landa Series 8569 Creekwood Way	Landa Series 9439 Lakeview Road	Landa Series 10167 Port Royal Court	Landa Series 1246 Elgin Way
Balance at December 31, 2022	$40,661	$29,372	$30,259	$47,905	$24,063	$33,867
Proceeds from sales of members’ interest	19	-	-	23	-	-
Distributions	(1,507)	(1,300)	(2,663)	(3,310)	(2,682)	(2,507)
Net income (loss)	(6,999)	48	(4,072)	(201)	966	1,085
Balance at June 30, 2023 (unaudited)	$32,174	$28,120	$23,524	$44,417	$22,347	$32,445

Balance at December 31, 2021	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	47,597	43,401	34,032	54,576	28,100	38,184
Distributions	(1,442)	(962)	(1,501)	(1,073)	(1,956)	(2,065)
Sale distribution	-	-	-	-	-	-
Distribution to manager	-	-	-	-	-	-
Net income (loss)	(1,161)	(1,714)	647	(2,735)	1,048	1,317
Balance at June 30, 2022 (unaudited)	$44,994	$40,725	$33,178	$50,768	$27,192	$37,436

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENT OF MEMBERS’ EQUITY

	Landa Series 1910 Grove Way	Landa Series 593 Country Lane Drive	Landa Series 6436 Stone Terrace	Landa Series 6440 Woodstone Terrace	Landa Series 6848 Sandy Creek Drive	Landa Series 687 Utoy Court
Balance at December 31, 2022	$6,169	$21,990	$12,608	$(1,714)	$17,339	$26,310
Proceeds from sales of members’ interest	-	-	-	-	-	-
Distributions	(3,992)	(2,796)	(2,215)	(898)	(2,866)	(2,884)
Net income (loss)	(5,186)	961	1,548	(636)	245	(1,833)
Balance at June 30, 2023 (unaudited)	$(3,009)	$20,155	$11,941	$(3,248)	$14,718	$21,593

Balance at December 31, 2021	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	22,062	24,592	15,481	18,243	21,867	32,865
Distributions	(991)	(1,774)	(1,755)	(1,683)	(2,796)	(1,802)
Sale distribution	-	-	-	-	-	-
Distribution to manager	-	-	-	-	-	-
Net income (loss)	(9,515)	1,049	1,653	(3,737)	1,022	(2,923)
Balance at June 30, 2022 (unaudited)	$11,556	$23,867	$15,379	$12,823	$20,093	$28,140

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENT OF MEMBERS’ EQUITY

	Landa Series 729 Winter Lane	Landa Series 7349 Exeter Court	Landa Series 8645 Embrey Drive	Landa Series 8780 Churchill Place	Landa Series 8796 Parliament Place	Landa Series 8641 Ashley Way
Balance at December 31, 2022	$16,382	$35,538	$29,190	$31,663	$27,658	$45,331
Proceeds from sales of members’ interest	-	-	-	-	-	5
Distributions	(3,624)	(3,368)	(3,707)	(1,369)	(4,054)	(2,917)
Net income (loss)	(3,404)	1,378	1,336	(6,717)	2,355	67
Balance at June 30, 2023 (unaudited)	$9,354	$33,548	$26,819	$23,577	$25,959	$42,486

Balance at December 31, 2021	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	31,220	39,133	34,212	38,058	31,083	35,779
Distributions	(1,646)	(2,290)	(2,244)	(2,033)	(2,079)	(1,447)
Sale distribution	-	-	-	-	-	-
Distribution to manager	-	-	-	-	-	-
Net income (loss)	(2,392)	1,496	1,056	1,077	1,178	56
Balance at June 30, 2022 (unaudited)	$27,182	$38,339	$33,024	$37,102	$30,182	$34,388

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENT OF MEMBERS’ EQUITY

	Landa Series 8651 Ashley Way	Landa Series 8652 Ashley Way	Landa Series 8653 Ashley Way	Landa Series 8654 Ashley Way	Landa Series 8655 Ashley Way	Landa Series 8659 Ashley Way
Balance at December 31, 2022	$32,099	$44,040	$48,592	$41,138	$49,421	$55,360
Proceeds from sales of members’ interest	-	178	-	-	6	-
Distributions	(2,662)	(3,368)	(3,732)	(3,192)	(2,946)	(3,993)
Net income (loss)	(358)	760	1,263	488	966	2,160
Balance at June 30, 2023 (unaudited)	$29,079	$41,610	$46,123	$38,434	$47,447	$53,527

Balance at December 31, 2021	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	41,951	24,893	57,383	46,500	33,527	18,905
Distributions	(2,231)	(1,699)	(1,895)	(1,975)	(1,934)	(1,631)
Sale distribution	-	-	-	-	-	-
Distribution to manager	-	-	-	-	-	-
Net income (loss)	1,155	(508)	864	714	782	(742)
Balance at June 30, 2022 (unaudited)	$40,875	$22,686	$56,352	$45,239	$32,375	$16,532

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENT OF MEMBERS’ EQUITY

	Landa Series 8662 Ashley Way	Landa Series 8668 Ashley Way	Landa Series 8670 Ashley Way	Landa Series 8674 Ashley Way	Landa Series 8675 Ashley Way	Landa Series 8677 Ashley Way
Balance at December 31, 2022	$50,945	$53,948	$59,663	$38,669	$34,207	$38,371
Proceeds from sales of members’ interest	-	-	-	-	5	-
Distributions	(2,568)	(3,056)	(2,080)	(2,317)	(2,733)	(3,447)
Net income (loss)	(285)	18	(256)	(3,326)	654	992
Balance at June 30, 2023 (unaudited)	$48,092	$50,910	$57,327	$33,026	$32,133	$35,916

Balance at December 31, 2021	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	35,061	7,300	9,505	47,178	44,557	42,664
Distributions	(1,803)	(1,607)	(1,666)	(2,265)	(1,654)	(2,231)
Sale distribution	-	-	-	-	-	-
Distribution to manager	-	-	-	-	-	-
Net income (loss)	396	141	57	987	(1,069)	1,234
Balance at June 30, 2022 (unaudited)	$33,654	$5,834	$7,896	$45,900	$41,834	$41,667

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENT OF MEMBERS’ EQUITY

	Landa Series 8678 Ashley Way	Landa Series 8679 Ashley Way	Landa Series 8683 Ashley Way	Landa Series 1007 Leeward Way (6)	Landa Series 10121 Morris Drive SW (3)	Landa Series 10183 Starr Street SW (3)
Balance at December 31, 2022	$54,031	$40,303	$39,477	$-	$-	$-
Proceeds from sales of members’ interest	-	-	-	-	4,585	1,417
Distributions	(2,666)	(3,848)	(3,034)	(280)	(659)	(186)
Net income (loss)	(368)	(16)	(504)	(57)	(2,716)	(3,881)
Balance at June 30, 2023 (unaudited)	$50,997	$36,439	$35,939	$(337)	$1,210	$(2,650)

Balance at December 31, 2021	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	10,119	46,153	47,607	-	-	-
Distributions	(1,094)	(1,700)	(1,882)	-	-	-
Sale distribution	-	-	-	-	-	-
Distribution to manager	-	-	-	-	-	-
Net income (loss)	(757)	528	887	-	-	-
Balance at June 30, 2022 (unaudited)	$8,268	$44,981	$46,612	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENT OF MEMBERS’ EQUITY

	Landa Series 103 Starlake Drive (3)	Landa Series 10433 Candlelight Road (3)	Landa Series 107 Oakwood Circle (5)	Landa Series 110 Shenandoah Drive (3)	Landa Series 111 Fir Drive (3)	Landa Series 112 Ridge Street (3)
Balance at December 31, 2022	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	1,125	893	9,853	1,343	5,629	3,363
Distributions	(94)	-	(627)	-	(285)	(492)
Net income (loss)	(3,302)	(10,009)	(229)	(4,831)	(3,054)	(5,195)
Balance at June 30, 2023 (unaudited)	$(2,271)	$(9,116)	$8,997	$(3,488)	$2,290	$(2,324)

Balance at December 31, 2021	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	-	-	-	-	-	-
Distributions	-	-	-	-	-	-
Sale distribution	-	-	-	-	-	-
Distribution to manager	-	-	-	-	-	-
Net income (loss)	-	-	-	-	-	-
Balance at June 30, 2022 (unaudited)	$-	$-	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENT OF MEMBERS’ EQUITY

	Landa Series 11322 Michelle Way (3)	Landa Series 1147 Village Way (3)	Landa Series 1160 Gable Terrace (3)	Landa Series 1201 Kilrush Drive (3)	Landa Series 124 Libby Lane (3)	Landa Series 1320 Winona Avenue (3)
Balance at December 31, 2022	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	1,215	1,445	4,108	3,044	2,886	2,217
Distributions	(140)	-	(440)	(89)	-	(154)
Net income (loss)	(2,965)	(4,017)	(3,986)	(14,424)	(5,903)	(4,512)
Balance at June 30, 2023 (unaudited)	$(1,890)	$(2,572)	$(318)	$(11,469)	$(3,017)	$(2,449)

Balance at December 31, 2021	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	-	-	-	-	-	-
Distributions	-	-	-	-	-	-
Sale distribution	-	-	-	-	-	-
Distribution to manager	-	-	-	-	-	-
Net income (loss)	-	-	-	-	-	-
Balance at June 30, 2022 (unaudited)	$-	$-	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENT OF MEMBERS’ EQUITY

	Landa Series 137 Southern Shores Road (3)	Landa Series 138 Sandalwood Circle (3)	Landa Series 140 High Ridge Road (3)	Landa Series 146 Crystal Brook (3)	Landa Series 153 Cliffside Court (3)	Landa Series 1666 West Poplar Street (3)
Balance at December 31, 2022	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	2,096	10,531	4,116	9,558	26,760	6,656
Distributions	(191)	(798)	(314)	(580)	(211)	(230)
Net income (loss)	(3,249)	(2,885)	(3,475)	(2,582)	(1,812)	(4,170)
Balance at June 30, 2023 (unaudited)	$(1,344)	$6,848	$327	$6,396	$24,737	$2,256

Balance at December 31, 2021	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	-	-	-	-	-	-
Distributions	-	-	-	-	-	-
Sale distribution	-	-	-	-	-	-
Distribution to manager	-	-	-	-	-	-
Net income (loss)	-	-	-	-	-	-
Balance at June 30, 2022 (unaudited)	$-	$-	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENT OF MEMBERS’ EQUITY

	Landa Series 168 Brookview Drive (1)	Landa Series 1689 Viceroy Way (3)	Landa Series 181 Watercress Court (3)	Landa Series 188 Timberline Road (3)	Landa Series 189 Shenandoah Drive (3)	Landa Series 195 Hunters Trace (3)
Balance at December 31, 2022	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	52,898	1,864	6,693	33,594	2,124	4,159
Distributions	(549)	(79)	(569)	(290)	(362)	(374)
Net income (loss)	(2,631)	(3,897)	(2,724)	(2,906)	(2,937)	(3,454)
Balance at June 30, 2023 (unaudited)	$49,718	$(2,112)	$3,400	$30,398	$(1,175)	$331

Balance at December 31, 2021	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	-	-	-	-	-	-
Distributions	-	-	-	-	-	-
Sale distribution	-	-	-	-	-	-
Distribution to manager	-	-	-	-	-	-
Net income (loss)	-	-	-	-	-	-
Balance at June 30, 2022 (unaudited)	$-	$-	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENT OF MEMBERS’ EQUITY

	Landa Series 196 Montego Circle (3)	Landa Series 20 Chimney Smoke Drive (4)	Landa Series 212 Fleeta Drive (3)	Landa Series 217 Glenloch Court (3)	Landa Series 2264 Chestnut Hill Circle (3)	Landa Series 2425 Cornell Circle (4)
Balance at December 31, 2022	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	1,690	6,255	2,505	4,642	1,472	-
Distributions	(220)	(919)	-	(534)	(230)	(739)
Net income (loss)	(4,406)	(3,079)	(5,017)	(4,304)	(8,827)	(2,639)
Balance at June 30, 2023 (unaudited)	$(2,936)	$2,257	$(2,512)	$(196)	$(7,585)	$(3,378)

Balance at December 31, 2021	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	-	-	-	-	-	-
Distributions	-	-	-	-	-	-
Sale distribution	-	-	-	-	-	-
Distribution to manager	-	-	-	-	-	-
Net income (loss)	-	-	-	-	-	-
Balance at June 30, 2022 (unaudited)	$-	$-	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENT OF MEMBERS’ EQUITY

	Landa Series 25 Pleasant Valley Road (3)	Landa Series 253 Marco Drive (3)	Landa Series 258 Rocky Point Road (3)	Landa Series 268 Brookview Drive (1)	Landa Series 270 Mountain Lane (3)	Landa Series 270 Pleasant Hills Drive (3)
Balance at December 31, 2022	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	3,404	2,375	4,425	8,857	13,920	4,000
Distributions	(587)	(423)	(212)	(382)	(861)	(610)
Net income (loss)	(7,154)	(2,736)	(3,939)	(5,771)	(3,652)	(3,274)
Balance at June 30, 2023 (unaudited)	$(4,337)	$(784)	$274	$2,704	$9,407	$116

Balance at December 31, 2021	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	-	-	-	-	-	-
Distributions	-	-	-	-	-	-
Sale distribution	-	-	-	-	-	-
Distribution to manager	-	-	-	-	-	-
Net income (loss)	-	-	-	-	-	-
Balance at June 30, 2022 (unaudited)	$-	$-	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENT OF MEMBERS’ EQUITY

	Landa Series 2813 Vicksburg Court (3)	Landa Series 2933 Coffer Drive (3)	Landa Series 30 High Ridge Road (3)	Landa Series 30 Roosevelt Road (3)	Landa Series 3011 Raintree Drive SE (3)	Landa Series 3043 Highway 81 S (3)
Balance at December 31, 2022	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	2,258	1,454	4,301	1,777	1,079	5,838
Distributions	(96)	-	(552)	(332)	-	(289)
Net income (loss)	(4,962)	(4,805)	(3,508)	(4,883)	(7,275)	(11,659)
Balance at June 30, 2023 (unaudited)	$(2,800)	$(3,351)	$241	$(3,438)	$(6,196)	$(6,110)

Balance at December 31, 2021
Proceeds from sales of members’ interest	$-	$-	$-	$-	$-	$-
Distributions	-	-	-	-	-	-
Sale distribution	-	-	-	-	-	-
Distribution to manager	-	-	-	-	-	-
Net income (loss)	-	-	-	-	-	-
Balance at June 30, 2022 (unaudited)	$-	$-	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENT OF MEMBERS’ EQUITY

	Landa Series 313 Blue Heron Drive (3)	Landa Series 3202 Chippewa Drive (3)	Landa Series 35 Clay Court (3)	Landa Series 350 Cadiz Lane S (3)	Landa Series 351 Wesley Park Drive (3)	Landa Series 3667 Patti Parkway (4)
Balance at December 31, 2022	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	9,643	1,411	3,420	3,115	5,675	-
Distributions	(537)	(45)	(367)	-	(667)	(98)
Net income (loss)	(3,696)	(6,382)	(3,623)	(4,735)	(4,409)	(3,628)
Balance at June 30, 2023 (unaudited)	$5,410	$(5,016)	$(570)	$(1,620)	$599	$(3,726)

Balance at December 31, 2021	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	-	-	-	-	-	-
Distributions	-	-	-	-	-	-
Sale distribution	-	-	-	-	-	-
Distribution to manager	-	-	-	-	-	-
Net income (loss)	-	-	-	-	-	-
Balance at June 30, 2022 (unaudited)	$-	$-	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENT OF MEMBERS’ EQUITY

	Landa Series 412 Kendall Lane (4)	Landa Series 43 Darwin Drive (3)	Landa Series 45 Blue Jay Drive (3)	Landa Series 45 Laurel Way (4)	Landa Series 4702 Saint James Way (3)	Landa Series 4732 Pinedale Drive (3)
Balance at December 31, 2022	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	1,721	2,592	1,159	1,034	2,011	873
Distributions	-	-	(103)	-	-	-
Net income (loss)	(6,237)	(5,776)	(5,731)	(4,618)	(8,942)	(2,747)
Balance at June 30, 2023 (unaudited)	$(4,516)	$(3,184)	$(4,675)	$(3,584)	$(6,931)	$(1,874)

Balance at December 31, 2021	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	-	-	-	-	-	-
Distributions	-	-	-	-	-	-
Sale distribution	-	-	-	-	-	-
Distribution to manager	-	-	-	-	-	-
Net income (loss)	-	-	-	-	-	-
Balance at June 30, 2022 (unaudited)	$-	$-	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENT OF MEMBERS’ EQUITY

	Landa Series 5040 Huntshire Lane (3)	Landa Series 513 Jarrett Court (3)	Landa Series 5143 Pinecrest Drive SW (3)	Landa Series 540 Cowan Road (3)	Landa Series 5411 Rocky Pine Drive (4)	Landa Series 550 Cowan Road (4)
Balance at December 31, 2022	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	12,798	28,082	2,181	3,943	3,471	3,743
Distributions	(417)	(369)	(261)	(654)	-	(408)
Net income (loss)	(6,348)	(6,871)	(2,735)	(3,661)	(3,026)	(2,353)
Balance at June 30, 2023 (unaudited)	$6,033	$20,842	$(815)	$(372)	$445	$982

Balance at December 31, 2021	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	-	-	-	-	-	-
Distributions	-	-	-	-	-	-
Sale distribution	-	-	-	-	-	-
Distribution to manager	-	-	-	-	-	-
Net income (loss)	-	-	-	-	-	-
Balance at June 30, 2022 (unaudited)	$-	$-	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENT OF MEMBERS’ EQUITY

	Landa Series 5581 Fox Glen Circle (4)	Landa Series 565 Mountainview Drive (3)	Landa Series 5801 Strathmoor Manor Circle (3)	Landa Series 6107 Shadow Glen Court (3)	Landa Series 6111-6113 Pine Glen Circle SW (3)	Landa Series 615 Barshay Drive (3)
Balance at December 31, 2022	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	470	2,402	3,892	4,140	5,533	4,426
Distributions	(102)	(447)	(567)	(266)	-	(229)
Net income (loss)	(4,333)	(3,703)	(4,019)	(2,445)	(7,642)	(6,337)
Balance at June 30, 2023 (unaudited)	$(3,965)	$(1,748)	$(694)	$1,429	$(2,109)	$(2,140)

Balance at December 31, 2021	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	-	-	-	-	-	-
Distributions	-	-	-	-	-	-
Sale distribution	-	-	-	-	-	-
Distribution to manager	-	-	-	-	-	-
Net income (loss)	-	-	-	-	-	-
Balance at June 30, 2022 (unaudited)	$-	$-	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENT OF MEMBERS’ EQUITY

	Landa Series 6168 Wheat Street NE (3)	Landa Series 6178 Green Acres Drive SW (3)	Landa Series 6404 Walnut Way (4)	Landa Series 643 Sycamore Drive (3)	Landa Series 65 Freedom Court (3)	Landa Series 6635 Kimberly Mill Road (3)
Balance at December 31, 2022	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	3,029	2,460	17,283	6,831	1,928	1,091
Distributions	(39)	(506)	(1,122)	(480)	(426)	-
Net income (loss)	(4,052)	(2,113)	(1,905)	(3,364)	(3,209)	(7,197)
Balance at June 30, 2023 (unaudited)	$(1,062)	$(159)	$14,256	$2,987	$(1,707)	$(6,106)

Balance at December 31, 2021	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	-	-	-	-	-	-
Distributions	-	-	-	-	-	-
Sale distribution	-	-	-	-	-	-
Distribution to manager	-	-	-	-	-	-
Net income (loss)	-	-	-	-	-	-
Balance at June 30, 2022 (unaudited)	$-	$-	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENT OF MEMBERS’ EQUITY

	Landa Series 6653 Bedford Road (3)	Landa Series 6762 Bent Creek Drive (3)	Landa Series 709 Georgetown Court (3)	Landa Series 7107 Geiger Street NW (3)	Landa Series 750 Georgetown Court (3)	Landa Series 752 Chestnut Drive (3)
Balance at December 31, 2022	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	1,304	5,474	37,482	37,320	2,462	4,311
Distributions	(249)	(336)	(615)	(801)	(138)	(215)
Net income (loss)	(3,671)	(4,377)	(3,047)	(1,573)	(3,148)	(3,957)
Balance at June 30, 2023 (unaudited)	$(2,616)	$761	$33,820	$34,946	$(824)	$139

Balance at December 31, 2021	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	-	-	-	-	-	-
Distributions	-	-	-	-	-	-
Sale distribution	-	-	-	-	-	-
Distribution to manager	-	-	-	-	-	-
Net income (loss)	-	-	-	-	-	-
Balance at June 30, 2022 (unaudited)	$-	$-	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENT OF MEMBERS’ EQUITY

	Landa Series 773 Villa Way (1)	Landa Series 7781 Mountain Creek Way (3)	Landa Series 7950 Woodlake Drive (3)	Landa Series 80 High Ridge Road (3)	Landa Series 808 Hillandale Lane (3)	Landa Series 8110 Devonshire Drive (3)
Balance at December 31, 2022	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	47,938	1,192	1,175	3,565	2,899	25,753
Distributions	(946)	-	(35)	(184)	(285)	(973)
Net income (loss)	(2,480)	(7,237)	(2,881)	(8,011)	(5,027)	(1,633)
Balance at June 30, 2023 (unaudited)	$44,512	$(6,045)	$(1,741)	$(4,630)	$(2,413)	$23,147

Balance at December 31, 2021	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	-	-	-	-	-	-
Distributions	-	-	-	-	-	-
Sale distribution	-	-	-	-	-	-
Distribution to manager	-	-	-	-	-	-
Net income (loss)	-	-	-	-	-	-
Balance at June 30, 2022 (unaudited)	$-	$-	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENT OF MEMBERS’ EQUITY

	Landa Series 8121 Spillers Drive SW (3)	Landa Series 8233 Creekline Court (3)	Landa Series 843 Tramore Drive (1)	Landa Series 85 Kirkland Court (3)	Landa Series 85 Thorn Thicket Way (3)	Landa Series 8855 Rugby Court (3)
Balance at December 31, 2022	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	2,832	2,291	78,196	3,699	1,462	2,829
Distributions	(439)	-	(1,286)	-	(16)	(418)
Net income (loss)	(2,573)	(5,850)	1,891	(7,738)	(3,962)	(2,091)
Balance at June 30, 2023 (unaudited)	$(180)	$(3,559)	$78,801	$(4,039)	$(2,516)	$320

Balance at December 31, 2021	$-	$-	$-	$-	$-	$-
Proceeds from sales of members’ interest	-	-	-	-	-	-
Distributions	-	-	-	-	-	-
Sale distribution	-	-	-	-	-	-
Distribution to manager	-	-	-	-	-	-
Net income (loss)	-	-	-	-	-	-
Balance at June 30, 2022 (unaudited)	$-	$-	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENT OF MEMBERS’ EQUITY

	Landa Series 9434 Cedar Creek Place (3)	Landa Series 9597 Pintail Trail (3)	Total Combined Members’ Equity
Balance at December 31, 2022	$-	$-	$1,303,447
Proceeds from sales of members’ interest	3,438	13,885	775,033
Distributions	(9)	(666)	(138,286)
Net income (loss)	(4,637)	(7,456)	(404,567)
Balance at June 30, 2023 (unaudited)	$(1,208)	$5,763	$1,535,627

Balance at December 31, 2021	$-	$-	$74,042
Proceeds from sales of members’ interest	-	-	1,259,017
Distributions	-	-	(69,043)
Sale distribution	-	-	(128,537)
Distribution to manager	-	-	(35,434)
Net income (loss)	-	-	115,192
Balance at June 30, 2022 (unaudited)	$-	$-	$1,215,237

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa App LLC		Landa Series 115 Sardis Street
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$-	$-	$30,341	$1,194
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	-	-	981	1,984
(Gain) loss on sale of real estate	-	-	(32,421)	-
Changes in assets and liabilities:
Escrow	-	-	-	-
Accounts receivable	-	-	851	-
Due from related party	-	-	(325)	-
Due to related party	-	-	-	101
Other liabilities	-	-	-	(800)
Security deposit	-	-	-	-
Net cash provided by (used in) operating activities	-	-	(573)	2,479

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	-	-	-	-
Shareholder Dividends	-	-	-	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	-	-	-	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	-	-	-	-

Net increase (decrease) in cash	-	-	(573)	2,480
Cash and restricted cash at beginning of year	-	-	583	3,270
Cash and restricted cash at end of year	$-	$-	$10	$5,750
			-
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$-	$-	$-	$1,458

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$-	$-	$-	$-
Net proceeds from property disposition, net	$-	$-	$136,770	$-
Repayment of promissory note - related party	$-	$-	$(117,304)	$-
Acquisition notes payable for property acquisition, net	$-	$-	$-	$-
Bridge note payable	$-	$-	$-	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 1394 Oakview Circle		Landa Series 1701 Summerwoods Lane (2)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$1,328	$1,336	$(4,729)	$56,896
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,111	1,112	1,348	930
(Gain) loss on sale of real estate	-	-	-	(70,269)
Changes in assets and liabilities:
Escrow	(1,908)	(852)	(520)	-
Accounts receivable	367	-	-	-
Due from related party	1,413	1,429	1,313	6,551
Due to related party	-	-	-	25,356
Other liabilities	782	(396)	546	10,105
Security deposit	-	-	-	-
Net cash provided by (used in) operating activities	3,093	2,629	(2,042)	29,569

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	159,000
Net cash provided by (used in) investing activities	-	-	-	159,000

Cash flows from financing activities:
Shareholder Proceeds	-	-	68,411	43
Shareholder Dividends	(2,332)	(2,277)	(62)	(91,916)
Repayment of promissory note - related party	-	(44,015)	-	(95,491)
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	-	-	(52,056)	-
Proceeds from mortgage	-	44,015	-	52,703
Repayment of mortgage	-	-	-	(52,703)
Net cash provided by (used in) financing activities	(2,332)	(2,277)	16,293	(187,364)

Net increase (decrease) in cash	761	352	14,251	1,204
Cash and restricted cash at beginning of year	4,034	3,148	2,855	38,376
Cash and restricted cash at end of year	$4,795	$3,500	$17,106	$39,580

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$990	$990	$3,934	$791

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$-	$-	$169,225	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$-	$-	$116,522	$-
Bridge note payable	$-	$-	$52,703	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 1741 Park Lane (2)		Landa Series 209 Timber Wolf Trail
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(4,581)	$57,964	$(12,273)	$293
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,525	1,264	1,442	1,719
(Gain) loss on sale of real estate	-	(72,481)	8,208	-
Changes in assets and liabilities:
Escrow	(547)	-	(235)	(461)
Accounts receivable	-	-	-	775
Due from related party	(1,017)	5,489	1,706	1,926
Due to related party	-	8,512	-	-
Other liabilities	1,398	11,847	(586)	(1,084)
Security deposit	-	-	(500)	-
Net cash provided by (used in) operating activities	(3,222)	12,595	(2,238)	3,168

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	180,000	-	-
Net cash provided by (used in) investing activities	-	180,000	-	-

Cash flows from financing activities:
Shareholder Proceeds	12,098	-	-	-
Shareholder Dividends	-	(74,595)	-	-
Repayment of promissory note - related party	-	(64,359)	-	-
Repayment of note - related party	-	(52,215)	-	(61,750)
Repayment of acquisition note - related party	(6,877)	-	-	-
Proceeds from mortgage	-	64,359	-	61,750
Repayment of mortgage	-	(64,359)	-	-
Net cash provided by (used in) financing activities	5,221	(191,169)	-	-

Net increase (decrease) in cash	1,999	1,426	(2,238)	3,168
Cash and restricted cash at beginning of year	1,996	21,582	2,879	3,148
Cash and restricted cash at end of year	$3,995	$23,008	$641	$6,316

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$4,368	$965	$249	$1,496

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$191,485	$-	$-	$-
Net proceeds from property disposition, net	$-	$-	$99,950	$-
Repayment of promissory note - related party	$-	$-	$(34,328)	$-
Acquisition notes payable for property acquisition, net	$125,009	$-	$-	$-
Bridge note payable	$66,476	$-	$-	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$(61,750)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 2505 Oak Circle		Landa Series 271 Timber Wolf Trail
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$31,655	$2,740	$(12,603)	$1,640
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,330	1,525	1,093	1,891
(Gain) loss on sale of real estate	(46,645)	-	8,845	-
Changes in assets and liabilities:
Escrow	(494)	(595)	33	(579)
Accounts receivable	-	-	-	-
Due from related party	25,472	-	-	1,101
Due to related party	(14,453)	1,514	2,348	-
Other liabilities	309	(371)	282	(602)
Security deposit	(1,250)	-	-	-
Net cash provided by (used in) operating activities	(4,076)	4,813	(2)	3,451

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	-	-	-	-
Shareholder Dividends	-	-	-	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	(76,700)	-	(62,400)
Repayment of acquisition note - related party	-	-	-	-
Proceeds from mortgage	-	76,700	-	62,400
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	-	-	-	-

Net increase (decrease) in cash	(4,076)	4,813	(2)	3,451
Cash and restricted cash at beginning of year	4,086	3,723	7	3,649
Cash and restricted cash at end of year	$10	$8,536	$5	$7,100

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$280	$1,231	$-	$1,535

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$-	$-	$-	$-
Net proceeds from property disposition, net	$142,401	$-	$108,080	$-
Repayment of promissory note - related party	$(11,210)	$-	$(40,306)	$-
Acquisition notes payable for property acquisition, net	$-	$-	$-	$-
Bridge note payable	$-	$-	$-	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$(76,700)	$-	$(62,400)	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 29 Holly Grove Road		Landa Series 1703 Summerwoods Lane
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(641)	$(363)	$(2,729)	$436
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,536	1,537	1,826	1,708
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:
Escrow	(927)	(726)	(1,295)	(1,186)
Accounts receivable	-	-	-	-
Due from related party	-	2,201	629	(1,597)
Due to related party	(184)	-	868	-
Other liabilities	1,497	(768)	514	1,948
Security deposit	-	-	-	-
Net cash provided by (used in) operating activities	1,281	1,881	(187)	1,309

Cash flows from investing activities:
Additions to building and improvements	-	-	-	(111,604)
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	(111,604)

Cash flows from financing activities:
Shareholder Proceeds	-	-	-	37,293
Shareholder Dividends	-	-	(2,647)	(1,461)
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	(84,500)	-	-
Repayment of acquisition note - related party	-	-	-	-
Proceeds from mortgage	-	84,500	-	77,925
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	-	-	(2,647)	113,757

Net increase (decrease) in cash	1,281	1,880	(2,834)	3,462
Cash and restricted cash at beginning of year	799	3,001	3,836	0
Cash and restricted cash at end of year	$2,080	$4,881	$1,002	$3,462

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$418	$1,254	$1,559	$1,559

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$-	$-	$-	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$-	$-	$-	$-
Bridge note payable	$-	$-	$-	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 1712 Summerwoods Lane		Landa Series 1743 Summerwoods Lane
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(2,829)	$280	$1,085	$660
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,826	1,708	1,826	1,708
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:
Escrow	(1,299)	(1,193)	(1,292)	(1,183)
Accounts receivable	-	-	-	-
Due from related party	-	-	-	-
Due to related party	1,513	46,392	306	776
Other liabilities	2,556	875	1,179	975
Security deposit	575	-	-	-
Net cash provided by (used in) operating activities	2,342	48,062	3,104	2,936

Cash flows from investing activities:
Additions to building and improvements	-	(111,604)	-	(111,604)
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	(111,604)	-	(111,604)

Cash flows from financing activities:
Shareholder Proceeds	-	46,207	-	35,846
Shareholder Dividends	(1,047)	(1,604)	(3,623)	(1,398)
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	-	-	-	-
Proceeds from mortgage	-	67,535	-	77,925
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	(1,047)	112,138	(3,623)	112,373

Net increase (decrease) in cash	1,295	48,596	(519)	3,705
Cash and restricted cash at beginning of year	5,128	-	5,510	0
Cash and restricted cash at end of year	$6,423	$48,596	$4,991	$3,705

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$1,081	$1,351	$1,870	$1,559

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$-	$-	$-	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$-	$-	$-	$-
Bridge note payable	$-	$-	$-	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 1750 Summerwoods Lane		Landa Series 4267 High Park Lane
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$1,268	$25	$(6,999)	$(1,161)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,826	1,708	2,613	2,282
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:
Escrow	(1,326)	(1,259)	(573)	(794)
Accounts receivable	-	-	4,830	-
Due from related party	210	-	-	-
Due to related party	-	164	11,371	47,108
Other liabilities	1,249	875	437	1,207
Security deposit	-	-	(975)	-
Net cash provided by (used in) operating activities	3,227	1,513	10,704	48,642

Cash flows from investing activities:
Additions to building and improvements	-	(111,604)	(9,235)	(149,075)
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	(111,604)	(9,235)	(149,075)

Cash flows from financing activities:
Shareholder Proceeds	-	35,840	19	47,597
Shareholder Dividends	(3,574)	(957)	(1,507)	(1,442)
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	-	-	-	-
Proceeds from mortgage	-	77,925	-	104,250
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	(3,574)	112,808	(1,488)	150,405

Net increase (decrease) in cash	(347)	2,717	(19)	49,972
Cash and restricted cash at beginning of year	3,560	-	1,085	0
Cash and restricted cash at end of year	$3,213	$2,717	$1,066	$49,972

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$1,870	$1,559	$3,230	$2,097

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$-	$-	$-	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$-	$-	$-	$-
Bridge note payable	$-	$-	$-	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 4474 Highwood Park Drive		Landa Series 8569 Creekwood Way
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$48	$(1,714)	$(4,072)	$647
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,195	2,053	1,339	1,252
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:
Escrow	(1,107)	(1,061)	(633)	(623)
Accounts receivable	-	-	-	-
Due from related party	-	-	-	-
Due to related party	(152)	4,664	1,499	3,099
Other liabilities	868	1,125	644	835
Security deposit	-	-	(500)	-
Net cash provided by (used in) operating activities	1,852	5,067	(1,723)	5,210

Cash flows from investing activities:
Additions to building and improvements	-	(134,130)	-	(81,820)
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	(134,130)	-	(81,820)

Cash flows from financing activities:
Shareholder Proceeds	-	43,401	-	34,032
Shareholder Dividends	(1,300)	(962)	(2,663)	(1,501)
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	-	-	-	-
Proceeds from mortgage	-	93,750	-	49,400
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	(1,300)	136,189	(2,663)	81,931

Net increase (decrease) in cash	552	7,126	(4,386)	5,321
Cash and restricted cash at beginning of year	1,366	-	9,801	0
Cash and restricted cash at end of year	$1,918	$7,126	$5,415	$5,321

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$2,783	$1,989	$1,186	$1,152

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$-	$-	$-	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$-	$-	$-	$-
Bridge note payable	$-	$-	$-	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 9439 Lakeview Road		Landa Series 10167 Port Royal Court
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(201)	$(2,735)	$966	$1,048
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,909	2,722	1,776	1,662
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:
Escrow	(684)	(1,196)	(1,297)	(1,121)
Accounts receivable	-	-	-	-
Due from related party	-	-	-	(872)
Due to related party	278	57,719	602	-
Other liabilities	(787)	1,307	1,068	1,050
Security deposit	-	-	-	-
Net cash provided by (used in) operating activities	1,515	57,817	3,115	1,767

Cash flows from investing activities:
Additions to building and improvements	-	(177,792)	-	(108,564)
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	(177,792)	-	(108,564)

Cash flows from financing activities:
Shareholder Proceeds	23	54,576	-	28,100
Shareholder Dividends	(3,310)	(1,073)	(2,682)	(1,956)
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	-	-	-	-
Proceeds from mortgage	-	124,425	-	82,500
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	(3,287)	177,928	(2,682)	108,644

Net increase (decrease) in cash	(1,772)	57,953	433	1,847
Cash and restricted cash at beginning of year	6,318	-	3,142	-
Cash and restricted cash at end of year	$4,546	$57,953	$3,575	$1,847

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$2,489	$2,500	$1,980	$1,870

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$-	$-	$-	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$-	$-	$-	$-
Bridge note payable	$-	$-	$-	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 1246 Elgin Way		Landa Series 1910 Grove Way
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$1,085	$1,317	$(5,186)	$(9,515)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,145	2,006	1,680	1,571
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:
Escrow	(1,600)	(1,354)	(1,302)	(1,159)
Accounts receivable	-	-	1,523	-
Due from related party	305	(751)	-	-
Due to related party	184	-	(1,343)	19,658
Other liabilities	1,359	1,150	1,489	1,265
Security deposit	-	-	(23)	-
Net cash provided by (used in) operating activities	3,478	2,368	(3,162)	11,820

Cash flows from investing activities:
Additions to building and improvements	-	(131,074)	-	(102,638)
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	(131,074)	-	(102,638)

Cash flows from financing activities:
Shareholder Proceeds	-	38,184	-	22,062
Shareholder Dividends	(2,507)	(2,065)	(3,992)	(991)
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	-	-	-	-
Proceeds from mortgage	-	95,250	-	82,500
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	(2,507)	131,369	(3,992)	103,571

Net increase (decrease) in cash	971	2,663	(7,154)	12,753
Cash and restricted cash at beginning of year	3,124	-	10,048	-
Cash and restricted cash at end of year	$4,095	$2,663	$2,894	$12,753

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$2,286	$2,159	$3,144	$1,870

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$-	$-	$-	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$-	$-	$-	$-
Bridge note payable	$-	$-	$-	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 593 Country Lane Drive		Landa Series 6436 Stone Terrace
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$961	$1,049	$1,548	$1,653
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,539	1,440	972	904
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:
Escrow	(1,464)	(1,262)	(184)	(756)
Accounts receivable	-	-	-	-
Due from related party	249	(534)	-	(1,063)
Due to related party	215	-	(609)	-
Other liabilities	1,274	971	679	1,000
Security deposit	-	-	-	-
Net cash provided by (used in) operating activities	2,774	1,664	2,406	1,738

Cash flows from investing activities:
Additions to building and improvements	-	(94,079)	-	(59,371)
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	(94,079)	-	(59,371)

Cash flows from financing activities:
Shareholder Proceeds	-	24,592	-	15,481
Shareholder Dividends	(2,796)	(1,774)	(2,215)	(1,755)
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	-	-	-	-
Proceeds from mortgage	-	71,250	-	45,000
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	(2,796)	94,068	(2,215)	58,726

Net increase (decrease) in cash	(22)	1,653	191	1,093
Cash and restricted cash at beginning of year	3,499	-	2,009	-
Cash and restricted cash at end of year	$3,477	$1,653	$2,200	$1,093

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$1,710	$1,615	$1,080	$1,014

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$-	$-	$-	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$-	$-	$-	$-
Bridge note payable	$-	$-	$-	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 6440 Woodstone Terrace		Landa Series 6848 Sandy Creek Drive
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(636)	$(3,737)	$245	$1,022
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,040	967	1,387	1,290
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:
Escrow	(668)	(546)	(578)	(273)
Accounts receivable	-	-	-	-
Due from related party	-	-	109	(195)
Due to related party	76	4,913	467	-
Other liabilities	685	1,320	156	1,025
Security deposit	1,295	-	500	-
Net cash provided by (used in) operating activities	1,792	2,917	2,286	2,869

Cash flows from investing activities:
Additions to building and improvements	-	(63,557)	-	(84,780)
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	(63,557)	-	(84,780)

Cash flows from financing activities:
Shareholder Proceeds	-	18,243	-	21,867
Shareholder Dividends	(898)	(1,683)	(2,866)	(2,796)
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	-	-	-	-
Proceeds from mortgage	-	46,500	-	64,500
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	(898)	63,060	(2,866)	83,571

Net increase (decrease) in cash	894	2,420	(580)	1,660
Cash and restricted cash at beginning of year	1,179	-	2,200	-
Cash and restricted cash at end of year	$2,073	$2,420	$1,620	$1,660

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$1,042	$1,048	$1,548	$1,453

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$-	$-	$-	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$-	$-	$-	$-
Bridge note payable	$-	$-	$-	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 687 Utoy Court		Landa Series 729 Winter Lane
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(1,833)	$(2,923)	$(3,404)	$(2,392)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,854	1,724	1,827	1,699
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:
Escrow	(941)	(904)	(1,228)	(1,075)
Accounts receivable	-	-	-	-
Due from related party	-	-	(1,552)	-
Due to related party	260	3,533	398	578
Other liabilities	897	975	1,128	1,060
Security deposit	-	-	1,475	-
Net cash provided by (used in) operating activities	237	2,405	(1,356)	(130)

Cash flows from investing activities:
Additions to building and improvements	-	(113,297)	-	(111,627)
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	(113,297)	-	(111,627)

Cash flows from financing activities:
Shareholder Proceeds	-	32,865	-	31,220
Shareholder Dividends	(2,884)	(1,802)	(3,624)	(1,646)
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	-	-	-	-
Proceeds from mortgage	-	82,500	-	82,500
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	(2,884)	113,563	(3,624)	112,074

Net increase (decrease) in cash	(2,647)	2,671	(4,980)	317
Cash and restricted cash at beginning of year	4,213	-	10,047	-
Cash and restricted cash at end of year	$1,566	$2,671	$5,067	$317

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$1,980	$1,859	$3,531	$1,859

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$-	$-	$-	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$-	$-	$-	$-
Bridge note payable	$-	$-	$-	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 7349 Exeter Court		Landa Series 8645 Embrey Drive
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$1,378	$1,496	$1,336	$1,056
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,777	1,653	1,910	1,776
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:
Escrow	(1,305)	(1,171)	(1,270)	(1,073)
Accounts receivable	-	-	-	-
Due from related party	236	(819)	34	(930)
Due to related party	593	-	289	-
Other liabilities	993	1,060	2,522	1,103
Security deposit	-	-	-	-
Net cash provided by (used in) operating activities	3,672	2,219	4,821	1,932

Cash flows from investing activities:
Additions to building and improvements	-	(108,601)	-	(116,705)
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	(108,601)	-	(116,705)

Cash flows from financing activities:
Shareholder Proceeds	-	39,133	-	34,212
Shareholder Dividends	(3,368)	(2,290)	(3,707)	(2,244)
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	-	-	-	-
Proceeds from mortgage	-	71,500	-	84,750
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	(3,368)	108,343	(3,707)	116,718

Net increase (decrease) in cash	304	1,961	1,114	1,945
Cash and restricted cash at beginning of year	3,756	-	2,057	-
Cash and restricted cash at end of year	$4,060	$1,961	$3,171	$1,945

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$1,716	$1,611	$2,034	$1,910

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$-	$-	$-	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$-	$-	$-	$-
Bridge note payable	$-	$-	$-	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 8780 Churchill Place		Landa Series 8796 Parliament Place
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(6,717)	$1,077	$2,355	$1,178
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,129	1,980	1,764	1,641
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:
Escrow	(1,352)	(1,197)	(1,223)	(1,099)
Accounts receivable	-	-	-	-
Due from related party	-	-	-	-
Due to related party	4,888	42	755	30,198
Other liabilities	1,058	1,260	940	1,050
Security deposit	123	-	-	-
Net cash provided by (used in) operating activities	129	3,162	4,591	32,968

Cash flows from investing activities:
Additions to building and improvements	-	(130,114)	-	(107,817)
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	(130,114)	-	(107,817)

Cash flows from financing activities:
Shareholder Proceeds	-	38,058	-	31,083
Shareholder Dividends	(1,369)	(2,033)	(4,054)	(2,079)
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	-	-	-	-
Proceeds from mortgage	-	94,500	-	78,750
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	(1,369)	130,525	(4,054)	107,754

Net increase (decrease) in cash	(1,240)	3,573	537	32,905
Cash and restricted cash at beginning of year	2,674	-	5,616	-
Cash and restricted cash at end of year	$1,434	$3,573	$6,153	$32,905

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$1,582	$2,117	$1,890	$1,775

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$-	$-	$-	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$-	$-	$-	$-
Bridge note payable	$-	$-	$-	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 8641 Ashley Way		Landa Series 8651 Ashley Way
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$67	$56	$(358)	$1,155
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,287	2,127	1,912	1,779
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:
Escrow	(934)	(1,006)	(1,091)	(854)
Accounts receivable	-	-	-	-
Due from related party	-	-	-	(782)
Due to related party	63	49,033	(186)	-
Other liabilities	905	975	754	800
Security deposit	-	-	-	-
Net cash provided by (used in) operating activities	2,388	51,185	1,031	2,098

Cash flows from investing activities:
Additions to building and improvements	-	(139,774)	-	(116,872)
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	(139,774)	-	(116,872)

Cash flows from financing activities:
Shareholder Proceeds	5	35,779	-	41,951
Shareholder Dividends	(2,917)	(1,447)	(2,662)	(2,231)
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	-	-	-	-
Proceeds from mortgage	-	96,357	-	80,424
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	(2,912)	130,689	(2,662)	120,144

Net increase (decrease) in cash	(524)	42,100	(1,631)	5,370
Cash and restricted cash at beginning of year	7,203	-	6,123	-
Cash and restricted cash at end of year	$6,679	$42,100	$4,492	$5,370

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$2,313	$2,171	$2,560	$1,812

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$-	$-	$-	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$-	$-	$-	$-
Bridge note payable	$-	$-	$-	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 8652 Ashley Way		Landa Series 8653 Ashley Way
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$760	$(508)	$1,263	$864
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,127	1,978	1,895	1,762
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:
Escrow	(844)	(907)	(619)	(847)
Accounts receivable	-	-	-	-
Due from related party	-	-	(19)	(5,209)
Due to related party	(28)	59,438	-	-
Other liabilities	820	925	1,872	925
Security deposit	-	-	-	-
Net cash provided by (used in) operating activities	2,835	60,926	4,392	(2,505)

Cash flows from investing activities:
Additions to building and improvements	-	(129,960)	-	(115,782)
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	(129,960)	-	(115,782)

Cash flows from financing activities:
Shareholder Proceeds	178	24,893	-	57,383
Shareholder Dividends	(3,368)	(1,699)	(3,732)	(1,895)
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	-	-	-	-
Proceeds from mortgage	-	76,700	-	68,250
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	(3,190)	99,894	(3,732)	123,738

Net increase (decrease) in cash	(355)	30,860	660	5,451
Cash and restricted cash at beginning of year	5,846	-	5,415	-
Cash and restricted cash at end of year	$5,491	$30,860	$6,075	$5,451

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$1,841	$1,728	$1,638	$1,538

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$-	$-	$-	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$-	$-	$-	$-
Bridge note payable	$-	$-	$-	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 8654 Ashley Way		Landa Series 8655 Ashley Way
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$488	$714	$966	$782
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,127	1,978	1,984	1,835
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:
Escrow	(847)	(913)	(768)	(859)
Accounts receivable	-	-	(800)	-
Due from related party	-	(999)	-	-
Due to related party	155	-	(419)	60,212
Other liabilities	824	1,050	753	950
Security deposit	-	-	-	-
Net cash provided by (used in) operating activities	2,747	1,830	1,716	62,920

Cash flows from investing activities:
Additions to building and improvements	-	(129,959)	-	(121,234)
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	(129,959)	-	(121,234)

Cash flows from financing activities:
Shareholder Proceeds	-	46,500	6	33,527
Shareholder Dividends	(3,192)	(1,975)	(2,946)	(1,934)
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	-	-	-	-
Proceeds from mortgage	-	89,529	-	71,500
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	(3,192)	134,054	(2,940)	103,093

Net increase (decrease) in cash	(445)	5,925	(1,224)	44,779
Cash and restricted cash at beginning of year	6,387	-	10,649	-
Cash and restricted cash at end of year	$5,942	$5,925	$9,425	$44,779

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$2,149	$2,017	$2,346	$1,602

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$-	$-	$-	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$-	$-	$-	$-
Bridge note payable	$-	$-	$-	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 8659 Ashley Way		Landa Series 8662 Ashley Way
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$2,160	$(742)	$(285)	$396
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,269	2,099	2,198	2,033
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:
Escrow	(793)	(890)	(846)	(914)
Accounts receivable	-	-	-	-
Due from related party	-	-	-	-
Due to related party	188	65,240	154	55,101
Other liabilities	786	900	597	975
Security deposit	(875)	-	-	-
Net cash provided by (used in) operating activities	3,735	66,607	1,818	57,591

Cash flows from investing activities:
Additions to building and improvements	-	(138,683)	-	(134,321)
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	(138,683)	-	(134,321)

Cash flows from financing activities:
Shareholder Proceeds	-	18,905	-	35,061
Shareholder Dividends	(3,993)	(1,631)	(2,568)	(1,803)
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	-	-	-	-
Proceeds from mortgage	-	81,900	-	84,500
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	(3,993)	99,174	(2,568)	117,758

Net increase (decrease) in cash	(258)	27,098	(750)	41,028
Cash and restricted cash at beginning of year	10,461	-	7,957	-
Cash and restricted cash at end of year	$10,203	$27,098	$7,207	$41,028

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$1,966	$1,835	$2,028	$1,893

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$-	$-	$-	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$-	$-	$-	$-
Bridge note payable	$-	$-	$-	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 8668 Ashley Way		Landa Series 8670 Ashley Way
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$18	$141	$(256)	$57
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,359	2,181	2,484	2,297
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:
Escrow	(1,013)	(1,072)	(967)	(1,003)
Accounts receivable	-	-	-	-
Due from related party	142	-	199	-
Due to related party	-	59,307	-	63,859
Other liabilities	1,001	1,025	1,979	1,000
Security deposit	-	-	-	-
Net cash provided by (used in) operating activities	2,507	61,582	3,439	66,210

Cash flows from investing activities:
Additions to building and improvements	-	(144,137)	-	(151,771)
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	(144,137)	-	(151,771)

Cash flows from financing activities:
Shareholder Proceeds	-	7,300	-	9,505
Shareholder Dividends	(3,056)	(1,607)	(2,080)	(1,666)
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	-	-	-	-
Proceeds from mortgage	-	99,392	-	94,250
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	(3,056)	105,085	(2,080)	102,089

Net increase (decrease) in cash	(549)	22,530	1,359	16,528
Cash and restricted cash at beginning of year	13,577	-	2,714	-
Cash and restricted cash at end of year	$13,028	$22,530	$4,073	$16,528

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$2,385	$2,226	$2,262	$2,111

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$-	$-	$-	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$-	$-	$-	$-
Bridge note payable	$-	$-	$-	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 8674 Ashley Way		Landa Series 8675 Ashley Way
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(3,326)	$987	$654	$(1,069)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,109	1,950	2,073	1,917
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:
Escrow	(878)	(927)	(774)	(856)
Accounts receivable	-	-	-	-
Due from related party	-	(722)	-	-
Due to related party	1,420	-	342	44,496
Other liabilities	819	1,110	1,862	950
Security deposit	325	-	-	-
Net cash provided by (used in) operating activities	469	2,398	4,157	45,438

Cash flows from investing activities:
Additions to building and improvements	-	(128,869)	-	(126,687)
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	(128,869)	-	(126,687)

Cash flows from financing activities:
Shareholder Proceeds	-	47,178	5	44,557
Shareholder Dividends	(2,317)	(2,265)	(2,733)	(1,654)
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	-	-	-	-
Proceeds from mortgage	-	87,750	-	87,253
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	(2,317)	132,663	(2,728)	130,156

Net increase (decrease) in cash	(1,848)	6,192	1,429	48,907
Cash and restricted cash at beginning of year	4,325	-	3,673	-
Cash and restricted cash at end of year	$2,477	$6,192	$5,102	$48,907
			-
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$1,404	$1,966	$2,094	$1,954

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$-	$-	$-	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$-	$-	$-	$-
Bridge note payable	$-	$-	$-	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 8677 Ashley Way		Landa Series 8678 Ashley Way
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$992	$1,234	$(368)	$(757)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,948	1,802	2,626	2,429
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-
Escrow	(733)	(823)	(1,023)	(1,090)
Accounts receivable	-	-	-	-
Due from related party	-	-	-	-
Due to related party	113	41,447	259	64,713
Other liabilities	722	1,050	989	925
Security deposit	-	-	-	-
Net cash provided by (used in) operating activities	3,042	44,710	2,483	66,220

Cash flows from investing activities:
Additions to building and improvements	-	(119,053)	-	(160,496)
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	(119,053)	-	(160,496)

Cash flows from financing activities:
Shareholder Proceeds	-	42,664	-	10,119
Shareholder Dividends	(3,447)	(2,231)	(2,666)	(1,094)
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	-	-	-	-
Proceeds from mortgage	-	81,942	-	104,000
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	(3,447)	122,375	(2,666)	113,025

Net increase (decrease) in cash	(405)	48,032	(183)	18,749
Cash and restricted cash at beginning of year	7,839	-	4,661	-
Cash and restricted cash at end of year	$7,434	$48,032	$4,478	$18,749

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$1,967	$1,836	$2,496	$2,330

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$-	$-	$-	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$-	$-	$-	$-
Bridge note payable	$-	$-	$-	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 8679 Ashley Way		Landa Series 8683 Ashley Way
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(16)	$528	$(504)	$887
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,109	1,950	1,930	1,785
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-
Escrow	(989)	(1,008)	(799)	(879)
Accounts receivable	-	-	-	-
Due from related party	303	(5)	-	-
Due to related party	-	-	150	278
Other liabilities	2,336	1,000	779	975
Security deposit	475	-	-	-
Net cash provided by (used in) operating activities	4,218	2,465	1,556	3,046

Cash flows from investing activities:
Additions to building and improvements	-	(128,869)	-	(117,962)
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	(128,869)	-	(117,962)

Cash flows from financing activities:
Shareholder Proceeds	-	46,153	-	47,607
Shareholder Dividends	(3,848)	(1,700)	(3,034)	(1,882)
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	-	-	-	-
Proceeds from mortgage	-	88,770	-	81,183
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	(3,848)	133,223	(3,034)	126,908

Net increase (decrease) in cash	370	6,819	(1,478)	11,992
Cash and restricted cash at beginning of year	4,642	-	8,066	-
Cash and restricted cash at end of year	$5,012	$6,819	$6,588	$11,992

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$2,130	$1,988	$1,948	$1,818

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$-	$-	$-	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$-	$-	$-	$-
Bridge note payable	$-	$-	$-	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 1007 Leeward Way (6)		Landa Series 10121 Morris Drive SW (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(57)	$-	$(2,716)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	22	-	1,243	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	636	-	2,723	-
Due to related party	-	-	-	-
Other liabilities	1,840	-	-	-
Security deposit	950	-	1,600	-
Net cash provided by (used in) operating activities	3,391	-	2,850	0

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	-	-	4,585	-
Shareholder Dividends	(280)	-	(659)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	-	-	(3,139)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	(280)	-	787	-

Net increase (decrease) in cash	3,111	-	3,637	-
Cash and restricted cash at beginning of year	-	-	0	-
Cash and restricted cash at end of year	$3,111	$-	$3,637	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$2,120	$-	$2,888	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$236,696	$-	$215,396	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$94,696	$-	$55,171	$-
Bridge note payable	$142,000	$-	$160,225	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 10183 Starr Street SW (3)		Landa Series 103 Starlake Drive (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(3,881)	$-	$(3,302)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,188	-	1,175	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	2,881	-	3,225	-
Due to related party	-	-	-	-
Other liabilities	-	-	-	-
Security deposit	850	-	990	-
Net cash provided by (used in) operating activities	1,038	-	2,088	0

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	1,417	-	1,125	-
Shareholder Dividends	(186)	-	(94)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(934)	-	(622)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	297	-	409	-

Net increase (decrease) in cash	1,335	-	2,497	-
Cash and restricted cash at beginning of year	-	-	0	-
Cash and restricted cash at end of year	$1,335	$-	$2,497	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$2,789	$-	$1,783	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$205,727	$-	$203,680	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$33,177	$-	$58,680	$-
Bridge note payable	$172,550	$-	$145,000	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 10433 Candlelight Road (3)		Landa Series 107 Oakwood Circle (5)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(10,009)	$-	$(229)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,399	-	278	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	8,459	-	2,565	-
Due to related party	-	-	-	-
Other liabilities	-	-	-	-
Security deposit	995	-	825	-
Net cash provided by (used in) operating activities	844	-	3,439	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	893	-	9,853	-
Shareholder Dividends	-	-	(627)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(710)	-	(9,853)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	183	-	(627)	-

Net increase (decrease) in cash	1,027	-	2,812	-
Cash and restricted cash at beginning of year	-	-	0	-
Cash and restricted cash at end of year	$1,027	$-	$2,812	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$-	$-	$1,945	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$242,409	$-	$137,414	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$72,034	$-	$18,145	$-
Bridge note payable	$170,375	$-	$-	$-
Mortgage payable	$-	$-	$119,269	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 110 Shenandoah Drive (3)		Landa Series 111 Fir Drive (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(4,831)	$-	$(3,054)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,428	-	1,202	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	3,146	-	2,343	-
Due to related party	-	-	-	-
Other liabilities	-	-	-	-
Security deposit	850	-	1,250	-
Net cash provided by (used in) operating activities	593	-	1,741	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	1,343	-	5,629	-
Shareholder Dividends	-	-	(285)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(174)	-	(4,870)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	1,169	-	474	-

Net increase (decrease) in cash	1,762	-	2,215	-
Cash and restricted cash at beginning of year	-	-	0	-
Cash and restricted cash at end of year	$1,762	$-	$2,215	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$2,064	$-	$2,497	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$247,355	$-	$205,245	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$55,230	$-	$60,245	$-
Bridge note payable	$192,125	$-	$145,000	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 112 Ridge Street (3)		Landa Series 11322 Michelle Way (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(5,195)	$-	$(2,965)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,421	-	1,090	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	3,395	-	2,236	-
Due to related party	-	-	-	-
Other liabilities	-	-	-	-
Security deposit	-	-	900	-
Net cash provided by (used in) operating activities	(379)	-	1,261	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	3,363	-	1,215	-
Shareholder Dividends	(492)	-	(140)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(1,325)	-	(673)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	1,546	-	402	-

Net increase (decrease) in cash	1,167	-	1,663	-
Cash and restricted cash at beginning of year	-	-	0	-
Cash and restricted cash at end of year	$1,167	$-	$1,663	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$2,194	$-	$2,611	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$246,287	$-	$188,648	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$67,937	$-	$50,898	$-
Bridge note payable	$178,350	$-	$137,750	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 1147 Village Way (3)		Landa Series 1160 Gable Terrace (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(4,017)	$-	$(3,986)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,539	-	1,372	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	3,104	-	3,359	-
Due to related party	-	-	-	-
Other liabilities	-	-	1,793	-
Security deposit	1,525	-	2,200	-
Net cash provided by (used in) operating activities	2,151	-	4,738	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	1,445	-	4,108	-
Shareholder Dividends	-	-	(440)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(1,012)	-	(2,374)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	433	-	1,294	-

Net increase (decrease) in cash	2,584	-	6,032	-
Cash and restricted cash at beginning of year	-	-	0	-
Cash and restricted cash at end of year	$2,584	$-	$6,032	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$2,005	$-	$3,127	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$263,938	$-	$237,758	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$115,313	$-	$34,758	$-
Bridge note payable	$148,625	$-	$203,000	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 1201 Kilrush Drive (3)		Landa Series 124 Libby Lane (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(14,424)	$-	$(5,903)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,701	-	1,274	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	11,821	-	3,501	-
Due to related party	-	-	-	-
Other liabilities	-	-	-	-
Security deposit	2,100	-	1,550	-
Net cash provided by (used in) operating activities	2,198	-	422	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	3,044	-	2,886	-
Shareholder Dividends	(89)	-	-	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(686)	-	(1,549)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	2,269	-	1,337	-

Net increase (decrease) in cash	4,467	-	1,759	-
Cash and restricted cash at beginning of year	-	-	0	-
Cash and restricted cash at end of year	$4,467	$-	$1,759	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$3,564	$-	$1,703	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$468,310	$-	$216,728	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$145,685	$-	$55,778	$-
Bridge note payable	$322,625	$-	$160,950	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 1320 Winona Avenue (3)		Landa Series 137 Southern Shores Road (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(4,512)	$-	$(3,249)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	919	-	1,029	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	3,419	-	1,440	-
Due to related party	-	-	-	-
Other liabilities	-	-	1,244	-
Security deposit	-	-	500	-
Net cash provided by (used in) operating activities	(174)	-	964	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	2,217	-	2,096	-
Shareholder Dividends	(154)	-	(191)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(1,749)	-	(645)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	314	-	1,260	-

Net increase (decrease) in cash	140	-	2,224	-
Cash and restricted cash at beginning of year	-	-	0	-
Cash and restricted cash at end of year	$140	$-	$2,224	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$-	$-	$2,492	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$159,020	$-	$178,132	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$52,982	$-	$18,632	$-
Bridge note payable	$106,038	$-	$159,500	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 138 Sandalwood Circle (3)		Landa Series 140 High Ridge Road (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(2,885)	$-	$(3,475)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,430	-	1,286	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	2,934	-	2,742	-
Due to related party	-	-	-	-
Other liabilities	-	-	-	-
Security deposit	1,750	-	1,450	-
Net cash provided by (used in) operating activities	3,229	-	2,003	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	10,531	-	4,116	-
Shareholder Dividends	(798)	-	(314)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(5,866)	-	(984)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	3,867	-	2,818	-

Net increase (decrease) in cash	7,096	-	4,821	-
Cash and restricted cash at beginning of year	-	-	0	-
Cash and restricted cash at end of year	$7,096	$-	$4,821	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$2,609	$-	$2,962	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$245,940	$-	$222,805	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$82,815	$-	$48,805	$-
Bridge note payable	$163,125	$-	$174,000	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 146 Crystal Brook (3)		Landa Series 153 Cliffside Court (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(2,582)	$-	$(1,812)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	870	-	720	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	2,493	-	1,555	-
Due to related party	-	-	-	-
Other liabilities	-	-	-	-
Security deposit	975	-	820	-
Net cash provided by (used in) operating activities	1,756	-	1,283	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	9,558	-	26,760	-
Shareholder Dividends	(580)	-	(211)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(5,178)	-	(26,760)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	3,800	-	(211)	-

Net increase (decrease) in cash	5,556	-	1,072	-
Cash and restricted cash at beginning of year	-	-	0	-
Cash and restricted cash at end of year	$5,556	$-	$1,072	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$2,190	$-	$1,851	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$150,584	$-	$124,609	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$9,209	$-	$30,359	$-
Bridge note payable	$141,375	$-	$94,250	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 1666 West Poplar Street (3)		Landa Series 168 Brookview Drive (1)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(4,170)	$-	$(2,631)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	979	-	1,074	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	2,048	-	428	-
Due to related party	-	-	-	-
Other liabilities	-	-	-	-
Security deposit	950	-	-	-
Net cash provided by (used in) operating activities	(193)	-	(1,129)	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	6,656	-	52,898	-
Shareholder Dividends	(230)	-	(549)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(2,269)	-	(50,484)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	4,157	-	1,865	-

Net increase (decrease) in cash	3,964	-	736	-
Cash and restricted cash at beginning of year	-	-	0	-
Cash and restricted cash at end of year	$3,964	$-	$736	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$2,391	$-	$529	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$169,434	$-	$126,447	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$13,559	$-	$126,447	$-
Bridge note payable	$155,875	$-	$-	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 1689 Viceroy Way (3)		Landa Series 181 Watercress Court (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(3,897)	$-	$(2,724)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,257	-	1,225	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	3,519	-	488	-
Due to related party	-	-	-	-
Other liabilities	-	-	-	-
Security deposit	1,200	-	1,600	-
Net cash provided by (used in) operating activities	2,079	-	589	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	1,864	-	6,693	-
Shareholder Dividends	(79)	-	(569)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(999)	-	(4,743)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	786	-	1,381	-

Net increase (decrease) in cash	2,865	-	1,970	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$2,865	$-	$1,970	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$1,862	$-	$2,846	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$217,745	$-	$212,131	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$29,245	$-	$70,031	$-
Bridge note payable	$188,500	$-	$142,100	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 188 Timberline Road (3)		Landa Series 189 Shenandoah Drive (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(2,906)	$-	$(2,937)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	585	-	1,120	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	1,186	-	2,369	-
Due to related party	-	-	-	-
Other liabilities	-	-	-	-
Security deposit	-	-	1,675	-
Net cash provided by (used in) operating activities	(1,135)	-	2,227	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	33,594	-	2,124	-
Shareholder Dividends	(290)	-	(362)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(30,661)	-	(1,139)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	2,643	-	623	-

Net increase (decrease) in cash	1,508	-	2,850	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$1,508	$-	$2,850	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$934	$-	$2,666	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$101,119	$-	$193,985	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$28,619	$-	$50,435	$-
Bridge note payable	$72,500	$-	$143,550	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 195 Hunters Trace (3)		Landa Series 196 Montego Circle (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(3,454)	$-	$(4,406)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,490	-	1,181	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	3,256	-	2,604	-
Due to related party	-	-	-	-
Other liabilities	1,607	-	-	-
Security deposit	-	-	900	-
Net cash provided by (used in) operating activities	2,899	-	279	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	4,159	-	1,690	-
Shareholder Dividends	(374)	-	(220)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(2,726)	-	(471)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	1,059	-	999	-

Net increase (decrease) in cash	3,958	-	1,278	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$3,958	$-	$1,278	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$3,292	$-	$2,779	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$255,645	$-	$204,659	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$78,020	$-	$45,159	$-
Bridge note payable	$177,625	$-	$159,500	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 20 Chimney Smoke Drive (4)		Landa Series 212 Fleeta Drive (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(3,079)	$-	$(5,017)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	862	-	991	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	2,961	-	4,274	-
Due to related party	-	-	-	-
Other liabilities	-	-	-	-
Security deposit	1,500	-	1,175	-
Net cash provided by (used in) operating activities	2,244	-	1,423	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	6,255	-	2,505	-
Shareholder Dividends	(919)	-	-	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(3,707)	-	(1,944)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	1,629	-	561	-

Net increase (decrease) in cash	3,873	-	1,984	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$3,873	$-	$1,984	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$2,972	$-	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$223,875	$-	$171,619	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$23,800	$-	$1,244	$-
Bridge note payable	$200,075	$-	$170,375	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 217 Glenloch Court (3)		Landa Series 2264 Chestnut Hill Circle (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(4,304)	$-	$(8,827)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,415	-	1,815	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	3,709	-	7,014	-
Due to related party	-	-	-	-
Other liabilities	-	-	-	-
Security deposit	1,400	-	1,875	-
Net cash provided by (used in) operating activities	2,220	-	1,877	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	4,642	-	1,472	-
Shareholder Dividends	(534)	-	(230)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(2,247)	-	(1,244)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	1,861	-	(2)	-

Net increase (decrease) in cash	4,081	-	1,875	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$4,081	$-	$1,875	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$3,201	$-	$2,524	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$245,220	$-	$314,602	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$13,220	$-	$88,402	$-
Bridge note payable	$232,000	$-	$226,200	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 2425 Cornell Circle (4)		Landa Series 25 Pleasant Valley Road (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(2,639)	$-	$(7,154)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,030	-	1,274	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:		-		-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	3,062	-	5,361	-
Due to related party	-	-	-	-
Other liabilities	-	-	-	-
Security deposit	1,150	-	775	-
Net cash provided by (used in) operating activities	2,603	-	256	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	-	-	3,404	-
Shareholder Dividends	(739)	-	(587)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	-	-	(1,827)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	(739)	-	990	-

Net increase (decrease) in cash	1,864	-	1,246	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$1,864	$-	$1,246	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$3,577	$-	$3,058	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$267,640	$-	$220,670	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$33,590	$-	$61,170	$-
Bridge note payable	$234,050	$-	$159,500	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 253 Marco Drive (3)		Landa Series 258 Rocky Point Road (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(2,736)	$-	$(3,939)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	986	-	1,452	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	2,418	-	1,819	-
Due to related party	-	-	-	-
Other liabilities	1,342	-	-	-
Security deposit	600	-	1,600	-
Net cash provided by (used in) operating activities	2,610	-	932	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	2,375	-	4,425	-
Shareholder Dividends	(423)	-	(212)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(1,202)	-	(1,286)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	750	-	2,927	-

Net increase (decrease) in cash	3,360	-	3,859	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$3,360	$-	$3,859	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$2,418	$-	$3,257	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$170,764	$-	$251,625	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$22,139	$-	$66,750	$-
Bridge note payable	$148,625	$-	$184,875	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 268 Brookview Drive (1)		Landa Series 270 Mountain Lane (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(5,771)	$-	$(3,652)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,062	-	1,491	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	5,152	-	3,165	-
Due to related party	-	-	-	-
Other liabilities	-	-	-	-
Security deposit	-	-	1,650	-
Net cash provided by (used in) operating activities	443	-	2,654	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	8,857	-	13,920	-
Shareholder Dividends	(382)	-	(861)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(8,857)	-	(8,555)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	(382)	-	4,504	-

Net increase (decrease) in cash	61	-	7,158	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$61	$-	$7,158	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$628	$-	$3,012	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$127,233	$-	$258,528	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$127,233	$-	$72,928	$-
Bridge note payable	$-	$-	$185,600	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 270 Pleasant Hills Drive (3)		Landa Series 2813 Vicksburg Court (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(3,274)	$-	$(4,962)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,542	-	1,581	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	3,171	-	4,720	-
Due to related party	-	-	-	-
Other liabilities	-	-	-	-
Security deposit	1,623	-	1,275	-
Net cash provided by (used in) operating activities	3,062	-	2,614	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	4,000	-	2,258	-
Shareholder Dividends	(610)	-	(96)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(2,372)	-	(1,866)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	1,018	-	296	-

Net increase (decrease) in cash	4,080	-	2,910	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$4,080	$-	$2,910	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$2,837	$-	$2,250	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$266,196	$-	$274,040	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$95,821	$-	$63,790	$-
Bridge note payable	$170,375	$-	$210,250	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 2933 Coffer Drive (3)		Landa Series 30 High Ridge Road (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(4,805)	$-	$(3,508)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,263	-	1,552	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	2,856	-	2,789	-
Due to related party	-	-	-	-
Other liabilities	-	-	-	-
Security deposit	-	-	935	-
Net cash provided by (used in) operating activities	(686)	-	1,768	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	1,454	-	4,301	-
Shareholder Dividends	-	-	(552)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(710)	-	(906)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	744	-	2,843	-

Net increase (decrease) in cash	58	-	4,611	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$58	$-	$4,611	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$1,872	$-	$3,452	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$218,812	$-	$268,996	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$44,812	$-	$105,871	$-
Bridge note payable	$174,000	$-	$163,125	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 30 Roosevelt Road (3)		Landa Series 3011 Raintree Drive SE (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(4,883)	$-	$(7,275)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,280	-	1,741	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	(1,788)	-	-	-
Due from related party	5,119	-	5,286	-
Due to related party	-	-	-	-
Other liabilities	-	-	-	-
Security deposit	1,625	-	995	-
Net cash provided by (used in) operating activities	1,353	-	747	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	1,777	-	1,079	-
Shareholder Dividends	(332)	-	-	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(1,162)	-	(819)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	283	-	260	-

Net increase (decrease) in cash	1,636	-	1,007	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$1,636	$-	$1,007	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$1,068	$-	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$221,738	$-	$295,945	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$36,863	$-	$111,070	$-
Bridge note payable	$184,875	$-	$184,875	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 3043 Highway 81 S (3)		Landa Series 313 Blue Heron Drive (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(11,659)	$-	$(3,696)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	952	-	1,521	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	19,020	-	4,454	-
Due to related party	-	-	-	-
Other liabilities	-	-	-	-
Security deposit	1,180	-	1,553	-
Net cash provided by (used in) operating activities	9,493	-	3,832	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	5,838	-	9,643	-
Shareholder Dividends	(289)	-	(537)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(5,414)	-	(8,112)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	135	-	994	-

Net increase (decrease) in cash	9,628	-	4,826	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$9,628	$-	$4,826	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$1,433	$-	$1,791	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$163,940	$-	$258,175	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$8,065	$-	$84,175	$-
Bridge note payable	$155,875	$-	$174,000	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 3202 Chippewa Drive (3)		Landa Series 35 Clay Court (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(6,382)	$-	$(3,623)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,360	-	1,708	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	4,943	-	2,910	-
Due to related party	-	-	-	-
Other liabilities	-	-	-	-
Security deposit	-	-	1,699	-
Net cash provided by (used in) operating activities	(79)	-	2,694	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	1,411	-	3,420	-
Shareholder Dividends	(45)	-	(367)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(1,267)	-	(975)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	99	-	2,078	-

Net increase (decrease) in cash	20	-	4,772	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$20	$-	$4,772	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$-	$-	$2,011	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$235,614	$-	$293,433	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$83,364	$-	$119,433	$-
Bridge note payable	$152,250	$-	$174,000	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 350 Cadiz Lane S (3)		Landa Series 351 Wesley Park Drive (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(4,735)	$-	$(4,409)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,237	-	1,145	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	3,674	-	2,834	-
Due to related party	-	-	-	-
Other liabilities	117	-	-	-
Security deposit	-	-	900	-
Net cash provided by (used in) operating activities	293	-	470	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	3,115	-	5,675	-
Shareholder Dividends	-	-	(667)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(2,671)	-	(4,163)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	444	-	845	-

Net increase (decrease) in cash	737	-	1,315	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$737	$-	$1,315	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$917	$-	$2,703	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$214,266	$-	$198,255	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$51,141	$-	$46,005	$-
Bridge note payable	$163,125	$-	$152,250	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 3667 Patti Parkway (4)		Landa Series 412 Kendall Lane (4)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(3,628)	$-	$(6,237)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,211	-	940	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	2,895	-	6,869	-
Due to related party	-	-	-	-
Other liabilities	-	-	-	-
Security deposit	-	-	-	-
Net cash provided by (used in) operating activities	478	-	1,572	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	-	-	1,721	-
Shareholder Dividends	(98)	-	-	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	-	-	(1,484)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	(98)	-	237	-

Net increase (decrease) in cash	380	-	1,809	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$380	$-	$1,809	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$3,949	$-	$1,113	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$314,606	$-	$243,304	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$69,231	$-	$80,979	$-
Bridge note payable	$245,375	$-	$162,325	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 43 Darwin Drive (3)		Landa Series 45 Blue Jay Drive (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(5,776)	$-	$(5,731)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,096	-	1,668	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	5,449	-	3,751	-
Due to related party	-	-	-	-
Other liabilities	-	-	1,750	-
Security deposit	-	-	1,425	-
Net cash provided by (used in) operating activities	769	-	2,863	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	2,592	-	1,159	-
Shareholder Dividends	-	-	(103)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(2,592)	-	(678)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	-	-	378	-

Net increase (decrease) in cash	769	-	3,241	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$769	$-	$3,241	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$-	$-	$3,676	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$189,715	$-	$288,984	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$26,590	$-	$66,409	$-
Bridge note payable	$163,125	$-	$222,575	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 45 Laurel Way (4)		Landa Series 4702 Saint James Way (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(4,618)	$-	$(8,942)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,062	-	1,181	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	3,370	-	7,966	-
Due to related party	-	-	-	-
Other liabilities	-	-	1,550	-
Security deposit	975	-	1,550	-
Net cash provided by (used in) operating activities	789	-	3,305	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	1,034	-	2,011	-
Shareholder Dividends	-	-	-	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(803)	-	(1,102)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	231	-	909	-

Net increase (decrease) in cash	1,020	-	4,214	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$1,020	$-	$4,214	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$-	$-	$1,778	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$276,115	$-	$204,667	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$113,790	$-	$58,942	$-
Bridge note payable	$162,325	$-	$145,725	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 4732 Pinedale Drive (3)		Landa Series 5040 Huntshire Lane (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(2,747)	$-	$(6,348)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,127	-	2,535	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	5,337	-	4,951	-
Due to related party	-	-	-	-
Other liabilities	-	-	-	-
Security deposit	800	-	2,499	-
Net cash provided by (used in) operating activities	4,517	-	3,637	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	873	-	12,798	-
Shareholder Dividends	-	-	(417)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(723)	-	(12,798)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	150	-	(417)	-

Net increase (decrease) in cash	4,667	-	3,220	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$4,667	$-	$3,220	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$780	$-	$4,594	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$192,886	$-	$436,458	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$69,636	$-	$128,333	$-
Bridge note payable	$123,250	$-	$308,125	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 513 Jarrett Court (3)		Landa Series 5143 Pinecrest Drive SW (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(6,871)	$-	$(2,735)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,534	-	1,163	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	2,555	-	2,323	-
Due to related party	-	-	-	-
Other liabilities	-	-	-	-
Security deposit	1,599	-	1,225	-
Net cash provided by (used in) operating activities	(1,183)	-	1,976	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	28,082	-	2,181	-
Shareholder Dividends	(369)	-	(261)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(22,792)	-	(1,145)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	4,921	-	775	-

Net increase (decrease) in cash	3,738	-	2,751	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$3,738	$-	$2,751	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$2,900	$-	$2,360	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$262,115	$-	$198,017	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$80,865	$-	$67,517	$-
Bridge note payable	$181,250	$-	$130,500	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 540 Cowan Road (3)		Landa Series 5411 Rocky Pine Drive (4)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(3,661)	$-	$(3,026)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,364	-	991	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	3,273	-	3,024	-
Due to related party	-	-	-	-
Other liabilities	-	-	-	-
Security deposit	995	-	1,775	-
Net cash provided by (used in) operating activities	1,971	-	2,764	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	3,943	-	3,471	-
Shareholder Dividends	(654)	-	-	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(2,181)	-	(2,653)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	1,108	-	818	-

Net increase (decrease) in cash	3,079	-	3,582	-
Cash and restricted cash at beginning of year	-		-
Cash and restricted cash at end of year	$3,079	$-	$3,582	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$3,107	$-	$2,043	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$236,323	$-	$256,640	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$47,823	$-	$75,440	$-
Bridge note payable	$188,500	$-	$181,200	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 550 Cowan Road (3)		Landa Series 5581 Fox Glen Circle (4)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(2,353)	$-	$(4,333)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	942	-	1,539	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	1,455	-	2,967	-
Due to related party	-	-	-	-
Other liabilities	1,475	-	1,615	-
Security deposit	1,475	-	2,275	-
Net cash provided by (used in) operating activities	2,994	-	4,063	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	3,743	-	470	-
Shareholder Dividends	(408)	-	(102)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(3,341)	-	(460)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	(6)	-	(92)	-

Net increase (decrease) in cash	2,988	-	3,971
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$2,988	$-	$3,971	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$2,607	$-	$3,077	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$240,421	$-	$400,341	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$44,121	$-	$115,706	$-
Bridge note payable	$196,300	$-	$284,635	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 565 Mountainview Drive (3)		Landa Series 5801 Strathmoor Manor Circle (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(3,703)	$-	$(4,019)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,582	-	1,246	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	4,795	-	4,099	-
Due to related party	-	-	-	-
Other liabilities	-	-	1,625	-
Security deposit	1,675	-	1,575	-
Net cash provided by (used in) operating activities	4,349	-	4,526	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	2,402	-	3,892	-
Shareholder Dividends	(447)	-	(567)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(1,042)	-	(1,462)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	913	-	1,863	-

Net increase (decrease) in cash	5,262	-	6,389	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$5,262	$-	$6,389	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$1,881	$-	$2,727	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$271,900	$-	$214,307	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$83,400	$-	$70,757	$-
Bridge note payable	$188,500	$-	$143,550	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 6107 Shadow Glen Court (3)		Landa Series 6111-6113 Pine Glen Circle SW (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(2,445)	$-	$(7,642)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,114	-	2,252	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	2,173	-	5,421	-
Due to related party	-	-	-	-
Other liabilities	-	-	-	-
Security deposit	1,175	-	500	-
Net cash provided by (used in) operating activities	2,017	-	531	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	4,140	-	5,533	-
Shareholder Dividends	(266)	-	-	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(3,135)	-	(5,497)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities

Net increase (decrease) in cash	2,756	-	567	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$2,756	$-	$567	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$2,205		$1,504

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$189,001	$-	$390,389	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$57,776	$-	$209,139	$-
Bridge note payable	$131,225	$-	$181,250	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 615 Barshay Drive (3)		Landa Series 6168 Wheat Street NE (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(6,337)	$-	$(4,052)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,317	-	728	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	3,895	-	2,443	-
Due to related party	-	-	-	-
Other liabilities	-	-	-	-
Security deposit	1,100	-	-	-
Net cash provided by (used in) operating activities	(25)	-	(881)	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	4,426	-	3,029	-
Shareholder Dividends	(229)	-	(39)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(3,060)	-	(1,857)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-
Net cash provided by (used in) financing activities	1,137	-	1,133	-

Net increase (decrease) in cash	1,112	-	252	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$1,112	$-	$252	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$2,063	$-	$622	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$228,182	$-	$125,964	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$54,182	$-	$17,214	$-
Bridge note payable	$174,000	$-	$108,750	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 6178 Green Acres Drive SW (3)		Landa Series 6404 Walnut Way (4)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(2,113)	$-	$(1,905)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,111	-	833	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	1,914	-	4,867	-
Due to related party	-	-	-	-
Other liabilities	-	-	-	-
Security deposit	1,400	-	800	-
Net cash provided by (used in) operating activities	2,312	-	4,595	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	2,460	-	17,283	-
Shareholder Dividends	(506)	-	(1,122)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(2,063)	-	(13,719)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	(109)	-	2,442	-

Net increase (decrease) in cash	2,203	-	7,037	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$2,203	$-	$7,037	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$2,315	$-	$2,884	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$189,485	$-	$216,403	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$58,985	$-	$27,653	$-
Bridge note payable	$130,500	$-	$188,750	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 643 Sycamore Drive (3)		Landa Series 65 Freedom Court (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(3,364)	$-	$(3,209)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,198	-	1,324	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	2,875	-	2,680	-
Due to related party	-	-	-	-
Other liabilities	1,535	-	-	-
Security deposit	1,125	-	500	-
Net cash provided by (used in) operating activities	3,369	-	1,295	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	6,831	-	1,928	-
Shareholder Dividends	(480)	-	(426)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(3,048)	-	(635)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	3,303	-	867	-

Net increase (decrease) in cash	6,672	-	2,162	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$6,672	$-	$2,162	$-
			-
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-		$-
Cash paid for interest	$2,783	$-	$3,055	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$207,494	$-	$229,293	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$29,144	$-	$69,793	$-
Bridge note payable	$178,350	$-	$159,500	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 6635 Kimberly Mill Road (3)		Landa Series 6653 Bedford Road (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(7,197)	$-	$(3,671)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,529	-	1,670	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	5,514	-	(3,810)	-
Due to related party	-	-	6,514	-
Other liabilities	-	-	-	-
Security deposit	-	-	1,475	-
Net cash provided by (used in) operating activities	(154)	-	2,178	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	1,091	-	1,304	-
Shareholder Dividends	-	-	(249)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(907)	-	(680)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	184	-	375	-

Net increase (decrease) in cash	30	-	2,553	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$30	$-	$2,553	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$-	$-	$2,896	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$264,938	$-	$282,433	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$88,038	$-	$122,933	$-
Bridge note payable	$176,900	$-	$159,500	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 6762 Bent Creek Drive (3)		Landa Series 709 Georgetown Court (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(4,377)	$-	$(3,047)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,475	-	1,383	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	3,335	-	(1,087)	-
Due to related party	-	-	-	-
Other liabilities	-	-	-	-
Security deposit	1,595	-	1,700	-
Net cash provided by (used in) operating activities	2,028	-	(1,051)	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	5,474	-	37,482	-
Shareholder Dividends	(336)	-	(615)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(2,715)	-	(28,481)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	2,423	-	8,386	-

Net increase (decrease) in cash	4,451	-	7,335	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$4,451	$-	$7,335	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$2,999	$-	$2,746	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$251,753	$-	$237,140	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$59,628	$-	$66,765	$-
Bridge note payable	$192,125	$-	$170,375	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 7107 Geiger Street NW (3)		Landa Series 750 Georgetown Court (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(1,573)	$-	$(3,148)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	767	-	954	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	1,586	-	2,419	-
Due to related party	-	-	-	-
Other liabilities	-	-	-	-
Security deposit	1,150	-	1,190	-
Net cash provided by (used in) operating activities	1,930	-	1,415	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	37,320	-	2,462	-
Shareholder Dividends	(801)	-	(138)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(33,839)	-	(1,890)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	2,680	-	434	-

Net increase (decrease) in cash	4,610	-	1,849	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$4,610	$-	$1,849	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$1,596	$-	$2,360	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$129,585	$-	$165,164	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$2,710	$-	$12,914	$-
Bridge note payable	$126,875	$-	$152,250	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 752 Chestnut Drive (3)		Landa Series 773 Villa Way (1)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(3,957)	$-	$(2,480)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	788	-	737	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	951	-	6,298	-
Due to related party	-	-	-	-
Other liabilities	-	-	12	-
Security deposit	675	-	-	-
Net cash provided by (used in) operating activities	(1,543)	-	4,567	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	4,311	-	47,938	-
Shareholder Dividends	(215)	-	(946)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(1,815)	-	(47,950)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	2,281	-	(958)	-

Net increase (decrease) in cash	738	-	3,609	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$738	$-	$3,609	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$2,035	$-	$776	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$136,383	$-	$88,384	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$31,258	$-	$88,384	$-
Bridge note payable	$105,125	$-	$-	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 7781 Mountain Creek Way (3)		Landa Series 7950 Woodlake Drive (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(7,237)	$-	$(2,881)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,372	-	1,090	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	5,447	-	1,194	-
Due to related party	-	-	-	-
Other liabilities	-	-	-	-
Security deposit	-	-	1,200	-
Net cash provided by (used in) operating activities	(418)	-	603	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	1,192	-	1,175	-
Shareholder Dividends	-	-	(35)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(723)	-	(522)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	469	-	618	-

Net increase (decrease) in cash	51	-	1,221	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$51	$-	$1,221	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$-	$-	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$237,818	$-	$188,648	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$34,890	$-	$46,548	$-
Bridge note payable	$202,928	$-	$142,100	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 80 High Ridge Road (3)		Landa Series 808 Hillandale Lane (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(8,011)	$-	$(5,027)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,379	-	1,281	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	5,954	-	3,193	-
Due to related party	-	-	-	-
Other liabilities	-	-	-	-
Security deposit	1,350	-	1,075	-
Net cash provided by (used in) operating activities	672	-	522	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	3,565	-	2,899	-
Shareholder Dividends	(184)	-	(285)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(2,562)	-	(2,055)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	819	-	559	-

Net increase (decrease) in cash	1,491	-	1,081	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$1,491	$-	$1,081	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$2,139	$-	$2,962	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$238,816	$-	$221,772	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$53,941	$-	$50,772	$-
Bridge note payable	$184,875	$-	$171,000	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 8110 Devonshire Drive (3)		Landa Series 8121 Spillers Drive SW (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(1,633)	$-	$(2,573)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	874	-	1,055	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	2,575	-	2,257	-
Due to related party	-	-	-	-
Other liabilities	-	-	-	-
Security deposit	2,500	-	875	-
Net cash provided by (used in) operating activities	4,316	-	1,614	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	25,753	-	2,832	-
Shareholder Dividends	(973)	-	(439)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(21,877)	-	(1,842)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	2,903	-	551	-

Net increase (decrease) in cash	7,219	-	2,165	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$7,219	$-	$2,165	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$2,191	$-	$2,544	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$151,331	$-	$182,723	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$17,206	$-	$55,848	$-
Bridge note payable	$134,125	$-	$126,875	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 8233 Creekline Court (3)		Landa Series 843 Tramore Drive (1)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(5,850)	$-	$1,891	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,383	-	1,387	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	16,042	-	(315)	-
Due to related party	-	-	-	-
Other liabilities	1,750	-	212	-
Security deposit	1,750	-	-	-
Net cash provided by (used in) operating activities	15,075	-	3,175	-

Cash flows from investing activities:
Additions to building and improvements	(11,685)	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	(11,685)	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	2,291	-	78,196	-
Shareholder Dividends	-	-	(1,286)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(1,856)	-	(74,842)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	435	-	2,068	-

Net increase (decrease) in cash	3,825	-	5,243	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$3,825	$-	$5,243	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$-	$-	$1,271	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$226,617	$-	$164,198	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$74,498	$-	$164,198	$-
Bridge note payable	$152,119	$-	$-	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 85 Kirkland Court (3)		Landa Series 85 Thorn Thicket Way (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(7,738)	$-	$(3,962)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,684	-	1,336	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	5,705	-	2,260	-
Due to related party	-	-	-	-
Other liabilities	-	-	-	-
Security deposit	-	-	1,050	-
Net cash provided by (used in) operating activities	(349)	-	684	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	3,699	-	1,462	-
Shareholder Dividends	-	-	(16)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(3,301)	-	(909)	-
Proceeds from mortgage	-	-	-	-
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	398	-	537	-

Net increase (decrease) in cash	49	-	1,221	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$49	$-	$1,221	$-
	$-		-
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$-	$-	$3,065	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$289,518	$-	$231,411	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$82,893	$-	$58,861	$-
Bridge note payable	$206,625	$-	$172,550	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 8855 Rugby Court (3)		Landa Series 9434 Cedar Creek Place (3)
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(2,091)	$-	$(4,637)	$-
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	923	-	1,545	-
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	-	-
Changes in assets and liabilities:	-	-	-	-
Escrow	-	-	-	-
Accounts receivable	-	-	-	-
Due from related party	3,147	-	2,996	-
Due to related party	-	-	-	-
Other liabilities	-	-	-	-
Security deposit	1,075	-	1,150	-
Net cash provided by (used in) operating activities	3,054	-	1,054	-

Cash flows from investing activities:
Additions to building and improvements	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-

Cash flows from financing activities:
Shareholder Proceeds	2,829	-	3,438	-
Shareholder Dividends	(418)	-	(9)	-
Repayment of promissory note - related party	-	-	-	-
Repayment of note - related party	-	-	-	-
Repayment of acquisition note - related party	(1,100)	-	(2,986)	-
Proceeds from mortgage
Repayment of mortgage	-	-	-	-
Net cash provided by (used in) financing activities	1,311	-	443	-

Net increase (decrease) in cash	4,365	-	1,497	-
Cash and restricted cash at beginning of year	-	-	-	-
Cash and restricted cash at end of year	$4,365	$-	$1,497	$-
			-
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-		$-
Cash paid for interest	$1,560	$-	$3,451	$-

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$159,874	$-	$267,653	$-
Net proceeds from property disposition, net	$-	$-	$-	$-
Repayment of promissory note - related party	$-	$-	$-	$-
Acquisition notes payable for property acquisition, net	$36,624	$-	$71,903	$-
Bridge note payable	$123,250	$-	$195,750	$-
Mortgage payable	$-	$-	$-	$-
Repayment of mortgage	$-	$-	$-	$-

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Landa Series 9597 Pintail Trail (3)		Total Combined Cash Flows
	Six months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income (loss)	$(7,456)	$-	$(404,567)	$115,192
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,591	-	201,981	79,318
Amortization of debt discount	-	-	-	-
(Gain) loss on sale of real estate	-	-	(62,013)	(142,750)
Changes in assets and liabilities:			-	-
Escrow	-	-	(41,137)	(39,546)
Accounts receivable	-	-	4,983	775
Due from related party	2,901	-	373,902	4,219
Due to related party	-	-	18,894	817,451
Other liabilities	-	-	62,417	56,902
Security deposit	1,775	-	100,588	-
Net cash provided by (used in) operating activities	(1,189)	-	255,048	891,561

Cash flows from investing activities:
Additions to building and improvements	-	-	(20,920)	(4,425,886)
Proceeds from sale of real estate investments	-	-	-	339,000
Net cash provided by (used in) investing activities	-	-	(20,920)	(4,086,886)

Cash flows from financing activities:
Shareholder Proceeds	13,885	-	775,017	1,259,017
Shareholder Dividends	(666)	-	(138,286)	(233,014)
Repayment of promissory note - related party	-	-	-	(203,865)
Repayment of note - related party	-	-	-	(337,565)
Repayment of acquisition note - related party	(8,787)	-	(612,743)	-
Proceeds from mortgage	-	-	-	3,475,262
Repayment of mortgage	-	-	-	(117,062)
Net cash provided by (used in) financing activities	4,432	-	23,988	3,842,773

Net increase (decrease) in cash	3,243	-	258,116	647,448
Cash and restricted cash at beginning of year	-	-	216,945	79,897
Cash and restricted cash at end of year	$3,243	$-	$475,061	$727,345

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-
Cash paid for interest	$3,094	$-	$282,739	$76,471

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$272,179	$-	$21,791,090	$-
Net proceeds from property disposition, net	$-	$-	$487,201	$-
Repayment of promissory note - related party	$-	$-	$(203,148)	$-
Acquisition notes payable for property acquisition, net	$109,054	$-	$6,257,772	$-
Bridge note payable	$163,125	$-	$15,414,049	$-
Mortgage payable	$-	$-	$119,269	$-
Repayment of mortgage	$-	$-	$(200,850)	$-

(1)	The series commenced operations on March 31, 2023.
(2)	The series commenced operations on April 4, 2023.
(3)	The series commenced operations on April 28, 2023.
(4)	The series commenced operations on May 19, 2023.
(5)	The series commenced operations on June 8, 2023.
(6)	The series commenced operations on June 29, 2023.

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)

1. ORGANIZATION, NATURE OF ACTIVITIES AND GOING CONCERN

Landa App LLC (“we,” “us,” “our,” or the “Company”) is currently a Delaware series limited liability company organized on November 25, 2019. On April 30, 2020, the Company changed its name from Landa Properties A LLC. The Company is a wholly owned subsidiary of Landa Holdings, Inc. and currently operates under an operating agreement with Landa Holdings, Inc. (the “Manager”). The Manager serves as the asset manager for the real estate properties owned by the Company and each underlying Series (as defined below).

The Company was formed to engage in the business of acquiring, managing and renting residential properties (each a “Property,” and collectively, the “Properties”). The Company has created, and it is expected that the Company will continue to create, separate series of interests registered under the Company (each a “Series,” and collectively, the “Series”), that each Property will be owned by a separate Series and that the assets and liabilities of each Series will be separate in accordance with Delaware law. Investors acquire membership interest, or shares, in each Series and will be entitled to share in the return of that particular Series but will not be entitled to share in the return of any other Series. The Company intends to treat each Series as a separate entity for U.S. federal income tax purposes and will elect to be treated as a corporation. The Company and each Series grouped together, (the “Landa App Series Group”) are herein, referred to as (the “Combined Group”).

On May 19, 2020, the Company filed Certificates of Registered Series Limited Liability Company with the Secretary of State of the State of Delaware to register each of the Series.

On July 10, 2020, the initial set of properties were acquired from a related party (Landa Properties LLC) by each of the respective Series. The acquisitions were accounted for as a commonly controlled transaction and recorded, accordingly at their carryover basis.

The Company has recently commenced planned principal operations and future performance is difficult to evaluate and not assured. The Company has also incurred significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties, including failing to secure funding to commence the Company’s planned operations or failing to profitably operate the business.

Each Series has commenced its planned operations. However, each Series is dependent upon additional capital resources from its planned offering. Each Series is subject to significant risks and uncertainties, including failing to secure funding to commence the Series’ planned operations or failing to profitably operate the business.

As a result, the accompanying financial statements for the Combined Group have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

Going Concern

The Combined Group’s ability to continue as a going concern for the next twelve (12) months is dependent upon, among other things, the ability to successfully implement the business model, raise sufficient capital from outside investors and deploy such to produce profitable operating results. No assurance can be given that the Combined Group will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Combined Group to continue as a going concern for the next twelve (12) months from the date the financial statements are issued.

The financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Combined Group be unable to continue as a going concern.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounts receivables and Allowances for bad debts

Accounts receivable balances represent short term rental receivables. As of June 30, 2023 and December 31, 2022 the Series had $2,588 and $7,575 in accounts receivables, respectively.

The company assesses the likely of collecting all outstanding receivables and if it is determined that the receivable balance is uncollectable the Company will write off the unpaid balance to bad debt expense. As of June 30, 2023 and December 31, 2022 the Series had $0 for allowance for bad debt. For the six months ended June 30, 2023 and June 30, 2022 the Series recorded $0 for bad debt expense.

Basis of Presentation

The combined financial statements of Landa App LLC and each of the Series are being presented on a combined basis, in accordance with U.S. GAAP (ASC 810, Consolidation) due to common control by Landa Holdings, Inc., in its capacity as manager to the Company and each Series.

The combined financial statements include one hundred and forty (140) Series, which own one hundred thirty-six (136) single-family homes located in the Atlanta metropolitan area in the state of Georgia as of June 30, 2023. Each Property was acquired by each respective Series, as set forth in the table below. Additionally, the Company formed eighty six (86) Series on March 28, 2023 that were included in the Company’s most recent Offering Circular. These Series, however, have not yet commenced operations as of June 30, 2023 since title of each respective Property related to each Series had not yet transferred from Landa Properties. As a result, these Series have been omitted from the combined and combining financial statements.

Series Name	Series Inception Date	Acquisition Date
Landa Series 115 Sardis Street (1)	May 19, 2020	July 10, 2020
Landa Series 1394 Oakview Circle	May 19, 2020	July 10, 2020
Landa Series 1701 Summerwoods Lane	May 19, 2020	July 10, 2020
Landa Series 1741 Park Lane	May 19, 2020	July 10, 2020
Landa Series 209 Timber Wolf Trail (3)	May 19, 2020	July 10, 2020

Landa Series 2505 Oak Circle (4)	May 19, 2020	July 10, 2020
Landa Series 271 Timber Wolf Trail (2)	May 19, 2020	July 10, 2020
Landa Series 29 Holly Grove Road	May 19, 2020	July 10, 2020
Landa Series 1703 Summerwoods Lane	January 9, 2022	January 12, 2022
Landa Series 1712 Summerwoods Lane	January 9, 2022	January 12, 2022
Landa Series 1743 Summerwoods Lane	January 9, 2022	January 12, 2022
Landa Series 1750 Summerwoods Lane	January 9, 2022	January 12, 2022
Landa Series 4267 High Park Lane	January 9, 2022	January 12, 2022
Landa Series 4474 Highwood Park Drive	January 9, 2022	January 12, 2022
Landa Series 8569 Creekwood Way	January 9, 2022	January 12, 2022
Landa Series 9439 Lakeview Road	January 9, 2022	January 12, 2022
Landa Series 10167 Port Royal Court	January 9, 2022	January 12, 2022
Landa Series 1246 Elgin Way	January 9, 2022	January 12, 2022
Landa Series 1910 Grove Way	January 9, 2022	January 12, 2022
Landa Series 593 Country Lane Drive	January 9, 2022	January 12, 2022
Landa Series 6436 Stone Terrace	January 9, 2022	January 13, 2022
Landa Series 6440 Woodstone Terrace	January 9, 2022	January 13, 2022
Landa Series 6848 Sandy Creek Drive	January 9, 2022	January 13, 2022
Landa Series 687 Utoy Court	January 9, 2022	January 13, 2022
Landa Series 729 Winter Lane	January 9, 2022	January 13, 2022
Landa Series 7349 Exeter Court	January 9, 2022	January 13, 2022
Landa Series 8645 Embrey Drive	January 9, 2022	January 13, 2022
Landa Series 8780 Churchill Place	January 9, 2022	January 14, 2022
Landa Series 8796 Parliament Place	January 9, 2022	January 13, 2022
Landa Series 8641 Ashley Way	January 9, 2022	January 13, 2022
Landa Series 8651 Ashley Way	January 9, 2022	January 13, 2022
Landa Series 8652 Ashley Way	January 9, 2022	January 13, 2022
Landa Series 8653 Ashley Way	January 9, 2022	January 13, 2022
Landa Series 8654 Ashley Way	January 9, 2022	January 13, 2022
Landa Series 8655 Ashley Way	January 9, 2022	January 14, 2022
Landa Series 8659 Ashley Way	January 9, 2022	January 14, 2022
Landa Series 8662 Ashley Way	January 9, 2022	January 14, 2022
Landa Series 8668 Ashley Way	January 9, 2022	January 14, 2022
Landa Series 8670 Ashley Way	January 9, 2022	January 14, 2022
Landa Series 8674 Ashley Way	January 9, 2022	January 14, 2022
Landa Series 8675 Ashley Way	January 9, 2022	January 14, 2022
Landa Series 8677 Ashley Way	January 9, 2022	January 14, 2022
Landa Series 8678 Ashley Way	January 9, 2022	January 14, 2022
Landa Series 8679 Ashley Way	January 9, 2022	January 14, 2022
Landa Series 8683 Ashley Way	January 9, 2022	January 14, 2022
Landa Series 1007 Leeward Way	March 28, 2023	June 29, 2023
Landa Series 10121 Morris Drive SW	March 28, 2023	April 28, 2023
Landa Series 10183 Starr Street SW	March 28, 2023	April 28, 2023
Landa Series 103 Starlake Drive	March 28, 2023	April 28, 2023
Landa Series 10433 Candlelight Road	March 28, 2023	April 28, 2023
Landa Series 107 Oakwood Circle	March 28, 2023	June 8, 2023
Landa Series 110 Shenandoah Drive	March 28, 2023	April 28, 2023
Landa Series 111 Fir Drive	March 28, 2023	April 28, 2023
Landa Series 112 Ridge Street	March 28, 2023	April 28, 2023
Landa Series 11322 Michelle Way	March 28, 2023	April 28, 2023
Landa Series 1147 Village Way	March 28, 2023	April 28, 2023
Landa Series 1160 Gable Terrace	March 28, 2023	April 28, 2023
Landa Series 1201 Kilrush Drive	March 28, 2023	April 28, 2023
Landa Series 124 Libby Lane	March 28, 2023	April 28, 2023
Landa Series 1320 Winona Avenue	March 28, 2023	April 28, 2023

Landa Series 137 Southern Shores Road	March 28, 2023	April 28, 2023
Landa Series 138 Sandalwood Circle	March 28, 2023	April 28, 2023
Landa Series 140 High Ridge Road	March 28, 2023	April 28, 2023
Landa Series 146 Crystal Brook	March 28, 2023	April 28, 2023
Landa Series 153 Cliffside Court	March 28, 2023	April 28, 2023
Landa Series 1666 West Poplar Street	March 28, 2023	April 28, 2023
Landa Series 168 Brookview Drive	March 28, 2023	March 31, 2023
Landa Series 1689 Viceroy Way	March 28, 2023	April 28, 2023
Landa Series 181 Watercress Court	March 28, 2023	April 28, 2023
Landa Series 188 Timberline Road	March 28, 2023	April 28, 2023
Landa Series 189 Shenandoah Drive	March 28, 2023	April 28, 2023
Landa Series 195 Hunters Trace	March 28, 2023	April 28, 2023
Landa Series 196 Montego Circle	March 28, 2023	April 28, 2023
Landa Series 20 Chimney Smoke Drive	March 28, 2023	May 19, 2023
Landa Series 212 Fleeta Drive	March 28, 2023	April 28, 2023
Landa Series 217 Glenloch Court	March 28, 2023	April 28, 2023
Landa Series 2264 Chestnut Hill Circle	March 28, 2023	April 28, 2023
Landa Series 2425 Cornell Circle	March 28, 2023	May 19, 2023
Landa Series 25 Pleasant Valley Road	March 28, 2023	April 28, 2023
Landa Series 253 Marco Drive	March 28, 2023	April 28, 2023
Landa Series 258 Rocky Point Road	March 28, 2023	April 28, 2023
Landa Series 268 Brookview Drive	March 28, 2023	March 31, 2023
Landa Series 270 Mountain Lane	March 28, 2023	April 28, 2023
Landa Series 270 Pleasant Hills Drive	March 28, 2023	April 28, 2023
Landa Series 2813 Vicksburg Court	March 28, 2023	April 28, 2023
Landa Series 2933 Coffer Drive	March 28, 2023	April 28, 2023
Landa Series 30 High Ridge Road	March 28, 2023	April 28, 2023
Landa Series 30 Roosevelt Road	March 28, 2023	April 28, 2023
Landa Series 3011 Raintree Drive SE	March 28, 2023	April 28, 2023
Landa Series 3043 Highway 81 S	March 28, 2023	April 28, 2023
Landa Series 313 Blue Heron Drive	March 28, 2023	April 28, 2023
Landa Series 3202 Chippewa Drive	March 28, 2023	April 28, 2023
Landa Series 35 Clay Court	March 28, 2023	April 28, 2023
Landa Series 350 Cadiz Lane S	March 28, 2023	April 28, 2023
Landa Series 351 Wesley Park Drive	March 28, 2023	April 28, 2023
Landa Series 3667 Patti Parkway	March 28, 2023	May 19, 2023
Landa Series 412 Kendall Lane	March 28, 2023	May 19, 2023
Landa Series 43 Darwin Drive	March 28, 2023	April 28, 2023
Landa Series 45 Blue Jay Drive	March 28, 2023	April 28, 2023
Landa Series 45 Laurel Way	March 28, 2023	May 19, 2023
Landa Series 4702 Saint James Way	March 28, 2023	April 28, 2023
Landa Series 4732 Pinedale Drive	March 28, 2023	April 28, 2023
Landa Series 5040 Huntshire Lane	March 28, 2023	April 28, 2023
Landa Series 513 Jarrett Court	March 28, 2023	April 28, 2023
Landa Series 5143 Pinecrest Drive SW	March 28, 2023	April 28, 2023
Landa Series 540 Cowan Road	March 28, 2023	April 28, 2023
Landa Series 5411 Rocky Pine Drive	March 28, 2023	May 19, 2023
Landa Series 550 Cowan Road	March 28, 2023	May 19, 2023
Landa Series 5581 Fox Glen Circle	March 28, 2023	May 19, 2023
Landa Series 565 Mountainview Drive	March 28, 2023	April 28, 2023
Landa Series 5801 Strathmoor Manor Circle	March 28, 2023	April 28, 2023
Landa Series 6107 Shadow Glen Court	March 28, 2023	April 28, 2023
Landa Series 6111-6113 Pine Glen Circle SW	March 28, 2023	April 28, 2023
Landa Series 615 Barshay Drive	March 28, 2023	April 28, 2023

Landa Series 6168 Wheat Street NE	March 28, 2023	April 28, 2023
Landa Series 6178 Green Acres Drive SW	March 28, 2023	April 28, 2023
Landa Series 6404 Walnut Way	March 28, 2023	May 19, 2023
Landa Series 643 Sycamore Drive	March 28, 2023	April 28, 2023
Landa Series 65 Freedom Court	March 28, 2023	April 28, 2023
Landa Series 6635 Kimberly Mill Road	March 28, 2023	April 28, 2023
Landa Series 6653 Bedford Road	March 28, 2023	April 28, 2023
Landa Series 6762 Bent Creek Drive	March 28, 2023	April 28, 2023
Landa Series 709 Georgetown Court	March 28, 2023	April 28, 2023
Landa Series 7107 Geiger Street NW	March 28, 2023	April 28, 2023
Landa Series 750 Georgetown Court	March 28, 2023	April 28, 2023
Landa Series 752 Chestnut Drive	March 28, 2023	April 28, 2023
Landa Series 773 Villa Way	March 28, 2023	March 31, 2023
Landa Series 7781 Mountain Creek Way	March 28, 2023	April 28, 2023
Landa Series 7950 Woodlake Drive	March 28, 2023	April 28, 2023
Landa Series 80 High Ridge Road	March 28, 2023	April 28, 2023
Landa Series 808 Hillandale Lane	March 28, 2023	April 28, 2023
Landa Series 8110 Devonshire Drive	March 28, 2023	April 28, 2023
Landa Series 8121 Spillers Drive SW	March 28, 2023	April 28, 2023
Landa Series 8233 Creekline Court	March 28, 2023	April 28, 2023
Landa Series 843 Tramore Drive	March 28, 2023	March 31, 2023
Landa Series 85 Kirkland Court	March 28, 2023	April 28, 2023
Landa Series 85 Thorn Thicket Way	March 28, 2023	April 28, 2023
Landa Series 8855 Rugby Court	March 28, 2023	April 28, 2023
Landa Series 9434 Cedar Creek Place	March 28, 2023	April 28, 2023
Landa Series 9597 Pintail Trail	March 28, 2023	April 28, 2023

(1)	The Series sold the underlying Property on March 30, 2023.

(2)	The Series sold the underlying property on April 14, 2023.

(3)	The Series sold the underlying property on May 31, 2023.

(4)	The Series sold the underlying property on June 6, 2023.

Significant Risks and Uncertainties

The Company is subject to customary risks and uncertainties with development of new technology including, but not limited to, new technological innovations, protection of proprietary technology, dependence on key personnel, costs of services provided by third parties, the need to obtain additional financing, and limited operating history.

Use of Estimates

The preparation of the combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates inherent in the preparation of these financial statements include, but are not limited to, useful life of assets and depreciation expenses.

Restricted cash

Each Series held the following amount of restricted cash as of June 30, 2023 and December 31, 2022:

Series	June 30, 2023	December 31, 2022
Landa Series 115 Sardis Street	$-	$-
Landa Series 1394 Oakview Circle	775	775
Landa Series 1701 Summerwoods Lane	-	925
Landa Series 1741 Park Lane	-	-
Landa Series 209 Timber Wolf Trail	-	500

Landa Series 2505 Oak Circle	-	1,250
Landa Series 271 Timber Wolf Trail	-	-
Landa Series 29 Holly Grove Road	600	600
Landa Series 1703 Summerwoods Lane	950	950
Landa Series 1712 Summerwoods Lane	1,450	875
Landa Series 1743 Summerwoods Lane	1,225	1,225
Landa Series 1750 Summerwoods Lane	-	-
Landa Series 4267 High Park Lane	-	975
Landa Series 4474 Highwood Park Drive	1,000	1,000
Landa Series 8569 Creekwood Way	-	500
Landa Series 9439 Lakeview Road	1,050	1,050
Landa Series 10167 Port Royal Court	915	915
Landa Series 1246 Elgin Way	1,150	1,150
Landa Series 1910 Grove Way	1,500	1,523
Landa Series 593 Country Lane Drive	971	971
Landa Series 6436 Stone Terrace	1,000	1,000
Landa Series 6440 Woodstone Terrace	1,295	-
Landa Series 6848 Sandy Creek Drive	1,475	975
Landa Series 687 Utoy Court	1,157	1,157
Landa Series 729 Winter Lane	1,975	500
Landa Series 7349 Exeter Court	1,000	1,000
Landa Series 8645 Embrey Drive	1,050	1,050
Landa Series 8780 Churchill Place	1,323	1,200
Landa Series 8796 Parliament Place	975	975
Landa Series 8641 Ashley Way	900	900
Landa Series 8651 Ashley Way	800	800
Landa Series 8652 Ashley Way	2,200	2,200
Landa Series 8653 Ashley Way	700	700
Landa Series 8654 Ashley Way	1,350	1,350
Landa Series 8655 Ashley Way	-	-
Landa Series 8659 Ashley Way	1,250	2,125
Landa Series 8662 Ashley Way	925	925
Landa Series 8668 Ashley Way	1,000	1,000
Landa Series 8670 Ashley Way	975	975
Landa Series 8674 Ashley Way	1,625	1,300
Landa Series 8675 Ashley Way	1,100	1,100
Landa Series 8677 Ashley Way	1,050	1,050
Landa Series 8678 Ashley Way	900	900
Landa Series 8679 Ashley Way	1,400	925
Landa Series 8683 Ashley Way	925	925
Landa Series 1007 Leeward Way	950	-
Landa Series 10121 Morris Drive SW	1,600	-
Landa Series 10183 Starr Street SW	850	-
Landa Series 103 Starlake Drive	990	-
Landa Series 10433 Candlelight Road	995	-
Landa Series 107 Oakwood Circle	825	-
Landa Series 110 Shenandoah Drive	850	-
Landa Series 111 Fir Drive	1,250	-
Landa Series 112 Ridge Street	-	-
Landa Series 11322 Michelle Way	900	-
Landa Series 1147 Village Way	1,525	-
Landa Series 1160 Gable Terrace	2,200	-
Landa Series 1201 Kilrush Drive	2,100	-
Landa Series 124 Libby Lane	1,550	-

Landa Series 1320 Winona Avenue	-	-
Landa Series 137 Southern Shores Road	500	-
Landa Series 138 Sandalwood Circle	1,750	-
Landa Series 140 High Ridge Road	1,450	-
Landa Series 146 Crystal Brook	975	-
Landa Series 153 Cliffside Court	820	-
Landa Series 1666 W Poplar Street	950	-
Landa Series 168 Brookview Drive	-	-
Landa Series 1689 Viceroy Way	1,200	-
Landa Series 181 Watercress Court	1,600	-
Landa Series 188 Timberline Road	-	-
Landa Series 189 Shenandoah Drive	1,675	-
Landa Series 195 Hunters Trace	-	-
Landa Series 196 Montego Circle	900	-
Landa Series 20 Chimney Smoke Drive	1,500	-
Landa Series 212 Fleeta Drive	1,175	-
Landa Series 217 Glenloch Court	1,400	-
Landa Series 2264 Chestnut Hill Circle	1,875	-
Landa Series 2425 Cornell Circle	1,150	-
Landa Series 25 Pleasant Valley Road	775	-
Landa Series 253 Marco Drive	600	-
Landa Series 258 Rocky Point Road	1,600	-
Landa Series 268 Brookview Drive	-	-
Landa Series 270 Mountain Lane	1,650	-
Landa Series 270 Pleasant Hills Drive	1,623	-
Landa Series 2813 Vicksburg Court	1,275	-
Landa Series 2933 Coffer Drive	-	-
Landa Series 30 High Ridge Road	935	-
Landa Series 30 Roosevelt Road	1,625	-
Landa Series 3011 Raintree Drive SE	995	-
Landa Series 3043 Highway 81 S	1,180	-
Landa Series 313 Blue Heron Drive	1,553	-
Landa Series 3202 Chippewa Drive	-	-
Landa Series 35 Clay Court	1,699	-
Landa Series 350 Cadiz Lane S	-	-
Landa Series 351 Wesley Park Drive	900	-
Landa Series 3667 Patti Parkway	-	-
Landa Series 412 Kendall Lane	-	-
Landa Series 43 Darwin Drive	-	-
Landa Series 45 Blue Jay Drive	1,425	-
Landa Series 45 Laurel Way	975	-
Landa Series 4702 Saint James Way	1,550	-
Landa Series 4732 Pinedale Drive	800	-
Landa Series 5040 Huntshire Lane	2,499	-
Landa Series 513 Jarrett Court	1,599	-
Landa Series 5143 Pinecrest Drive SW	1,225	-
Landa Series 540 Cowan Road	995	-
Landa Series 5411 Rocky Pine Drive	1,775	-
Landa Series 550 Cowan Road	1,475	-
Landa Series 5581 Fox Glen Circle	2,275	-
Landa Series 565 Mountainview Drive	1,675	-
Landa Series 5801 Strathmoor Manor Circle	1,575	-
Landa Series 6107 Shadow Glen Court	1,175	-
Landa Series 6113 Pine Glen Circle SW	500	-

Landa Series 615 Barshay Drive	1,100	-
Landa Series 6168 Wheat Street NE	-	-
Landa Series 6178 Green Acres Drive SW	1,400	-
Landa Series 6404 Walnut Way	800	-
Landa Series 643 Sycamore Drive	1,125	-
Landa Series 65 Freedom Court	500	-
Landa Series 6635 Kimberly Mill Road	-	-
Landa Series 6653 Bedford Road	1,475	-
Landa Series 6762 Bent Creek Drive	1,595	-
Landa Series 709 Georgetown Court	1,700	-
Landa Series 7107 Geiger Street NW	1,150	-
Landa Series 750 Georgetown Court	1,190	-
Landa Series 752 Chestnut Drive	675	-
Landa Series 773 Villa Way	-	-
Landa Series 7781 Mountain Creek Way	-	-
Landa Series 7950 Woodlake Drive	1,200	-
Landa Series 80 High Ridge Road	1,350	-
Landa Series 808 Hillandale Lane	1,075	-
Landa Series 8110 Devonshire Drive	2,500	-
Landa Series 8121 Spillers Drive SW	875	-
Landa Series 8233 Creekline Court	1,750	-
Landa Series 843 Tramore Drive	-	-
Landa Series 85 Kirkland Court	-	-
Landa Series 85 Thorn Thicket Way	1,050	-
Landa Series 8855 Rugby Court	1,075	-
Landa Series 9434 Cedar Creek Place	1,150	-
Landa Series 9597 Pintail Trail	1,775	-
Total Restricted Cash	$139,879	$40,216

Restricted cash is made up of security deposits.

As a matter of performing its duties, the Manager, at times, will collect and hold cash on behalf of the Series.

Revenue

The Company adopted FASB ASC 606, Revenue form Contracts with Customers, and its related amendments, effective at inception using the modified retrospective transition approach applied to all contracts. There are no cumulative impacts there were made. The Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the performance obligations are satisfied

Revenue is recognized when performance obligations are satisfied through the transfer of control of promised goods to the Company’s customers in an amount that reflects the consideration expected to be received in exchange for transferring goods or services to customers. Control transfers once a customer has the ability to direct the use of, and obtain substantially all of the benefits from, the product. This includes the transfer of legal title, physical possession, the risks and rewards of ownership, and customer acceptance.

Revenues are generated at the Series level. Rental revenue is generated from annual or month to month leases of the multi-family homes. The Company recognizes rental revenue on a monthly basis when earned.

Real Estate Property Acquisitions

Upon acquisition from a third-party, we evaluate our acquired single-family residential properties for purposes of determining whether a transaction should be accounted for as an asset acquisition or business combination. Upon adoption of ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, our purchases of homes are treated as asset acquisitions and are recorded at their purchase price, which is allocated between land, building and improvements, and in-place lease intangibles (when a resident is in place at the acquisition date) based upon their relative fair values at the date of acquisition

Fair value is determined in accordance with ASC 820, Fair Value Measurements and Disclosures, and is primarily based on unobservable data inputs. In making estimates of fair values for purposes of allocating the purchase price of individually acquired properties subject to an existing lease, the Company utilizes its own market knowledge obtained from historical transactions, its internal construction program and published market data. In this regard, the Company also utilizes information obtained from county tax assessment records to assist in the determination of the fair value of the land and building.

The value of acquired lease-related intangibles is estimated based upon the costs we would have incurred to lease the property under similar terms. Such costs are capitalized and amortized over the remaining life of the lease. Acquired leases are generally short-term in nature (less than one year).

Upon acquisition from a related party, the Company considers this transaction between entities under common control. Under ASC 805-50-30-5, when accounting for a transfer of assets or exchange of shares between entities under common control, the entity that receives the net assets or the equity interests, in this case, the Series, will initially measure the recognized assets and liabilities transferred at their carrying amounts in the accounts of the transferring entity at the date of transfer.

The properties were acquired from a related party by each of the respective Series. The acquisitions were accounted for as a commonly controlled transaction and recorded, accordingly at their carryover basis.

Real Estate Depreciation

Investments in real estate are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of buildings, improvements, and other assets. Buildings are depreciated over twenty-seven and half years and improvements and other assets are depreciated over their estimated economic useful lives, generally three to twenty-seven and one half (27.5) years.

Once a property is ready for its intended use, expenditures for ordinary maintenance and repairs are expensed to operations as incurred. The Company capitalizes expenditures above a pre-determined threshold that improve or extend the life of a property.

Real Estate and Impairment

The Company continuously evaluates, by property, whether there are any events or changes in circumstances indicating that the carrying amount of the Series’ single-family residential properties may not be recoverable. To the extent an event or change in circumstance is identified, a residential property is considered to be impaired only if its carrying value cannot be recovered through estimated future undiscounted cash flows from the use and eventual disposition of the property. To the extent an impairment has occurred, the carrying amount of our investment in a property is adjusted to its estimated fair value. The process whereby we assess our single-family residential properties for impairment requires significant judgment and assessment of factors that are, at times, subject to significant uncertainty. We evaluate multiple information sources and perform a number of internal analyses, each of which are important components of our process with no one information source or analysis being necessarily determinative. No impairments on any property were recorded as of June 30, 2023 and December 31, 2022.

Income Taxes

The Company intends to be taxed as a “disregarded entity” for federal income tax purposes and will not make any election or take any action that could cause it to be separately treated as an association taxable as a corporation under Subchapter C of the Internal Revenue Code of 1986. The elements of income and expense are included on the tax returns of the entity’s members.

Each individual Series has elected to be treated as a corporation for tax purposes. Each separate Series intends to be accounted for as described in ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Series recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. There were no uncertain tax positions as of June 30, 2023 and December 31, 2022.

The Series’ determinations regarding ASC 740 may be subject to review and adjustment at a later date based upon factors including, but not limited to, an on-going analysis of tax laws, regulations and interpretations thereof.

The Series is subject to incomes taxes for US Federal purposes and in the state of Georgia. The Series’ tax years are open for examinations for all periods since inception.

Organization and Offering Costs

The Manager will pay all costs incurred in connection with each Series’ organization, including, the Series’ registration fee and franchise tax in the states of Delaware and Georgia. In addition, the Manager will pay all costs incurred in connection with each Offering.

3. RECENT ACCOUNTING STANDARDS

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, “Leases” (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU was effective for annual and interim periods beginning after December 15, 2019, including interim periods within those fiscal years. In April 2020, the FASB voted to defer the effective date of ASC 842 for private companies and certain no-for-profit entities for one year. For private companies and private NFPs, the leasing standard will be effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. For public NFPs the leasing standard will be effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

4. FAIR VALUE MEASUREMENTS

Fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants based on the highest and best use of the asset or liability. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The Company uses valuation techniques to measure fair value that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized as follows:

Level 1 - Observable inputs, such as quoted prices for identical assets or liabilities in active markets;

Level 2 - Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly, such as quoted prices for similar assets or liabilities, or market-corroborated inputs; and

Level 3 - Unobservable inputs for which there is little or no market data which require the reporting entity to develop its own assumptions about how market participants would price the assets or liabilities.

The valuation techniques that may be used to measure fair value are as follows:

Market approach - Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

Income approach - Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about those future amounts, including present value techniques, option-pricing models, and excess earnings method.

Cost approach - Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).

As of June 30, 2023, each of the Series’ significant financial instruments consist of cash and related party payables. We believe the carrying amount of each of the Series’ financial instruments approximates their fair values due to their short-term nature.

5. INVESTMENTS IN SINGLE-FAMILY RESIDENTIAL PROPERTIES

The following table sets forth the net carrying amounts associated with each Series’ property by component as of June 30, 2023.

Series	Land	Building & improvements	Total gross investments	Less: accumulated depreciation	Investments in single-family residential properties, net
Landa Series 115 Sardis Street(1)	$-	$-	$-	$-	$-
Landa Series 1394 Oakview Circle	17,325	61,119	78,444	6,624	71,820
Landa Series 1701 Summerwoods Lane	15,900	153,325	169,225	1,348	167,877
Landa Series 1741 Park Lane	18,000	173,485	191,485	1,525	189,960
Landa Series 209 Timber Wolf Trail(2)	-	-	-	-	-
Landa Series 2505 Oak Circle (3)	-	-	-	-	-
Landa Series 271 Timber Wolf Trail(4)	-	-	-	-	-
Landa Series 29 Holly Grove Road	14,622	84,498	99,120	9,162	89,958
Landa Series 1703 Summerwoods Lane	11,160	100,444	111,604	5,361	106,243
Landa Series 1712 Summerwoods Lane	11,160	100,444	111,604	5,361	106,243
Landa Series 1743 Summerwoods Lane	11,160	100,444	111,604	5,361	106,243
Landa Series 1750 Summerwoods Lane	11,160	100,444	111,604	5,361	106,243
Landa Series 4267 High Park Lane	14,908	143,402	158,310	7,334	150,976
Landa Series 4474 Highwood Park Drive	13,413	120,717	134,130	6,443	127,687
Landa Series 8569 Creekwood Way	8,182	73,638	81,820	3,930	77,890
Landa Series 9439 Lakeview Road	17,779	160,013	177,792	8,540	169,252
Landa Series 10167 Port Royal Court	10,856	97,708	108,564	5,214	103,350
Landa Series 1246 Elgin Way	13,107	117,967	131,074	6,296	124,778
Landa Series 1910 Grove Way	10,264	92,374	102,638	4,931	97,707
Landa Series 593 Country Lane Drive	9,408	84,671	94,079	4,519	89,560
Landa Series 6436 Stone Terrace	5,937	53,434	59,371	2,847	56,524
Landa Series 6440 Woodstone Terrace	6,356	57,201	63,557	3,047	60,510

Landa Series 6848 Sandy Creek Drive	8,478	76,302	84,780	4,065	80,715
Landa Series 687 Utoy Court	11,330	101,967	113,297	5,432	107,865
Landa Series 729 Winter Lane	11,163	100,464	111,627	5,353	106,274
Landa Series 7349 Exeter Court	10,860	97,741	108,601	5,207	103,394
Landa Series 8645 Embrey Drive	11,670	105,035	116,705	5,596	111,109
Landa Series 8780 Churchill Place	13,011	117,103	130,114	6,238	123,876
Landa Series 8796 Parliament Place	10,782	97,035	107,817	5,169	102,648
Landa Series 8641 Ashley Way	13,977	125,797	139,774	6,702	133,072
Landa Series 8651 Ashley Way	11,687	105,185	116,872	5,603	111,269
Landa Series 8652 Ashley Way	12,996	116,964	129,960	6,232	123,728
Landa Series 8653 Ashley Way	11,578	104,204	115,782	5,552	110,230
Landa Series 8654 Ashley Way	12,996	116,963	129,959	6,232	123,727
Landa Series 8655 Ashley Way	12,123	109,111	121,234	5,802	115,432
Landa Series 8659 Ashley Way	13,868	124,815	138,683	6,637	132,046
Landa Series 8662 Ashley Way	13,432	120,889	134,321	6,429	127,892
Landa Series 8668 Ashley Way	14,414	129,723	144,137	6,899	137,238
Landa Series 8670 Ashley Way	15,177	136,594	151,771	7,264	144,507
Landa Series 8674 Ashley Way	12,887	115,982	128,869	6,168	122,701
Landa Series 8675 Ashley Way	12,669	114,018	126,687	6,063	120,624
Landa Series 8677 Ashley Way	11,905	107,148	119,053	5,698	113,355
Landa Series 8678 Ashley Way	16,049	144,447	160,496	7,681	152,815
Landa Series 8679 Ashley Way	12,887	115,982	128,869	6,168	122,701
Landa Series 8683 Ashley Way	11,796	106,166	117,962	5,645	112,317
Landa Series 1007 Leeward Way	21,953	214,743	236,696	22	236,674
Landa Series 10121 Morris Drive SW	19,944	195,452	215,396	1,243	214,153
Landa Series 10183 Starr Street SW	19,032	186,695	205,727	1,188	204,539
Landa Series 103 Starlake Drive	18,831	184,849	203,680	1,175	202,505
Landa Series 10433 Candlelight Road	22,493	219,916	242,409	1,399	241,010
Landa Series 107 Oakwood Circle	12,588	124,826	137,414	278	137,136
Landa Series 110 Shenandoah Drive	22,959	224,396	247,355	1,428	245,927
Landa Series 111 Fir Drive	16,414	188,831	205,245	1,202	204,043

Landa Series 112 Ridge Street	22,859	223,428	246,287	1,421	244,866
Landa Series 11322 Michelle Way	17,421	171,227	188,648	1,090	187,558
Landa Series 1147 Village Way	22,053	241,885	263,938	1,539	262,399
Landa Series 1160 Gable Terrace	22,053	215,705	237,758	1,372	236,386
Landa Series 1201 Kilrush Drive	43,804	424,506	468,310	2,701	465,609
Landa Series 124 Libby Lane	16,449	200,279	216,728	1,274	215,454
Landa Series 1320 Winona Avenue	14,626	144,394	159,020	919	158,101
Landa Series 137 Southern Shores Road	16,429	161,703	178,132	1,029	177,103
Landa Series 138 Sandalwood Circle	21,183	224,757	245,940	1,430	244,510
Landa Series 140 High Ridge Road	20,643	202,162	222,805	1,286	221,519
Landa Series 146 Crystal Brook	13,830	136,754	150,584	870	149,714
Landa Series 153 Cliffside Court	11,379	113,230	124,609	720	123,889
Landa Series 1666 West Poplar Street	15,608	153,826	169,434	979	168,455
Landa Series 168 Brookview Drive	9,670	116,777	126,447	1,074	125,373
Landa Series 1689 Viceroy Way	20,166	197,579	217,745	1,257	216,488
Landa Series 181 Watercress Court	19,636	192,495	212,131	1,225	210,906
Landa Series 188 Timberline Road	9,164	91,955	101,119	585	100,534
Landa Series 189 Shenandoah Drive	17,925	176,060	193,985	1,120	192,865
Landa Series 195 Hunters Trace	21,550	234,095	255,645	1,490	254,155
Landa Series 196 Montego Circle	18,932	185,727	204,659	1,181	203,478
Landa Series 20 Chimney Smoke Drive	20,744	203,131	223,875	862	223,013
Landa Series 212 Fleeta Drive	15,815	155,804	171,619	991	170,628
Landa Series 217 Glenloch Court	22,758	222,462	245,220	1,415	243,805
Landa Series 2264 Chestnut Hill Circle	29,304	285,298	314,602	1,815	312,787
Landa Series 2425 Cornell Circle	24,873	242,767	267,640	1,030	266,610
Landa Series 25 Pleasant Valley Road	20,442	200,228	220,670	1,274	219,396
Landa Series 253 Marco Drive	15,734	155,030	170,764	986	169,778
Landa Series 258 Rocky Point Road	23,362	228,263	251,625	1,452	250,173
Landa Series 268 Brookview Drive	11,627	115,606	127,233	1,062	126,171
Landa Series 270 Mountain Lane	24,175	234,353	258,528	1,491	257,037

Landa Series 270 Pleasant Hills Drive	23,765	242,431	266,196	1,542	264,654
Landa Series 2813 Vicksburg Court	25,477	248,563	274,040	1,581	272,459
Landa Series 2933 Coffer Drive	20,267	198,545	218,812	1,263	217,549
Landa Series 30 High Ridge Road	25,001	243,995	268,996	1,552	267,444
Landa Series 30 Roosevelt Road	20,543	201,195	221,738	1,280	220,458
Landa Series 3011 Raintree Drive SE	22,255	273,690	295,945	1,741	294,204
Landa Series 3043 Highway 81 S	14,203	149,737	163,940	952	162,988
Landa Series 313 Blue Heron Drive	19,234	238,941	258,175	1,521	256,654
Landa Series 3202 Chippewa Drive	21,852	213,762	235,614	1,360	234,254
Landa Series 35 Clay Court	24,900	268,533	293,433	1,708	291,725
Landa Series 350 Cadiz Lane S	19,838	194,428	214,266	1,237	213,029
Landa Series 351 Wesley Park Drive	18,327	179,928	198,255	1,145	197,110
Landa Series 3667 Patti Parkway	29,304	285,302	314,606	1,211	313,395
Landa Series 412 Kendall Lane	21,660	221,644	243,304	940	242,364
Landa Series 43 Darwin Drive	17,522	172,193	189,715	1,096	188,619
Landa Series 45 Blue Jay Drive	26,887	262,097	288,984	1,668	287,316
Landa Series 45 Laurel Way	25,673	250,442	276,115	1,062	275,053
Landa Series 4702 Saint James Way	18,932	185,735	204,667	1,181	203,486
Landa Series 4732 Pinedale Drive	15,915	176,971	192,886	1,127	191,759
Landa Series 5040 Huntshire Lane	38,165	398,293	436,458	2,535	433,923
Landa Series 513 Jarrett Court	20,952	241,163	262,115	1,534	260,581
Landa Series 5143 Pinecrest Drive SW	15,210	182,807	198,017	1,163	196,854
Landa Series 540 Cowan Road	21,919	214,404	236,323	1,364	234,959
Landa Series 5411 Rocky Pine Drive	22,875	233,765	256,640	991	255,649
Landa Series 550 Cowan Road	18,323	222,098	240,421	942	239,479
Landa Series 5581 Fox Glen Circle	37,561	362,780	400,341	1,539	398,802
Landa Series 565 Mountainview Drive	23,319	248,581	271,900	1,582	270,318
Landa Series 5801 Strathmoor Manor Circle	18,529	195,778	214,307	1,246	213,061

Landa Series 6107 Shadow Glen Court	13,901	175,100	189,001	1,114	187,887
Landa Series 6111-6113 Pine Glen Circle SW	36,453	353,936	390,389	2,252	388,137
Landa Series 615 Barshay Drive	21,147	207,035	228,182	1,317	226,865
Landa Series 6168 Wheat Street NE	11,503	114,461	125,964	728	125,236
Landa Series 6178 Green Acres Drive SW	14,848	174,637	189,485	1,111	188,374
Landa Series 6404 Walnut Way	20,039	196,364	216,403	833	215,570
Landa Series 643 Sycamore Drive	19,199	188,295	207,494	1,198	206,296
Landa Series 65 Freedom Court	21,248	208,045	229,293	1,324	227,969
Landa Series 6635 Kimberly Mill Road	24,618	240,320	264,938	1,529	263,409
Landa Series 6653 Bedford Road	19,939	262,494	282,433	1,670	280,763
Landa Series 6762 Bent Creek Drive	20,039	231,714	251,753	1,475	250,278
Landa Series 709 Georgetown Court	19,743	217,397	237,140	1,383	235,757
Landa Series 7107 Geiger Street NW	9,063	120,522	129,585	767	128,818
Landa Series 750 Georgetown Court	15,206	149,958	165,164	954	164,210
Landa Series 752 Chestnut Drive	12,490	123,893	136,383	788	135,595
Landa Series 773 Villa Way	8,116	80,268	88,384	737	87,647
Landa Series 7781 Mountain Creek Way	22,060	215,758	237,818	1,372	236,446
Landa Series 7950 Woodlake Drive	17,421	171,227	188,648	1,090	187,558
Landa Series 80 High Ridge Road	22,154	216,662	238,816	1,379	237,437
Landa Series 808 Hillandale Lane	20,543	201,229	221,772	1,281	220,491
Landa Series 8110 Devonshire Drive	13,901	137,430	151,331	874	150,457
Landa Series 8121 Spillers Drive SW	16,862	165,861	182,723	1,055	181,668
Landa Series 8233 Creekline Court	20,982	217,320	238,302	1,383	236,919
Landa Series 843 Tramore Drive	13,285	150,913	164,198	1,387	162,811
Landa Series 85 Kirkland Court	24,873	264,645	289,518	1,684	287,834
Landa Series 85 Thorn Thicket Way	21,455	209,956	231,411	1,336	230,075
Landa Series 8855 Rugby Court	14,707	145,167	159,874	923	158,951
Landa Series 9434 Cedar Creek Place	24,873	242,780	267,653	1,545	266,108
Landa Series 9597 Pintail Trail	22,060	250,119	272,179	1,591	270,588
Total combined	$2,417,996	$23,997,464	$26,415,460	$350,057	$26,065,403

(1)	The sale of the underlying property was completed on March 30, 2023.
(2)	The sale of the underlying property was completed on May 31, 2023.
(3)	The sale of the underlying property was completed on June 6, 2023.
(4)	The sale of the underlying property was completed on April 14, 2023.

During the six months ended June 30, 2023, each Series recognized the following depreciation expense:

Series	For the Six Months Ended June 30, 2023
Landa Series 115 Sardis Street	$981
Landa Series 1394 Oakview Circle	1,111
Landa Series 1701 Summerwoods Lane	1,348
Landa Series 1741 Park Lane	1,525
Landa Series 209 Timber Wolf Trail	1,442
Landa Series 2505 Oak Circle	1,330
Landa Series 271 Timber Wolf Trail	1,093
Landa Series 29 Holly Grove Road	1,536
Landa Series 1703 Summerwoods Lane	1,826
Landa Series 1712 Summerwoods Lane	1,826
Landa Series 1743 Summerwoods Lane	1,826
Landa Series 1750 Summerwoods Lane	1,826
Landa Series 4267 High Park Lane	2,613
Landa Series 4474 Highwood Park Drive	2,195
Landa Series 8569 Creekwood Way	1,339
Landa Series 9439 Lakeview Road	2,909
Landa Series 10167 Port Royal Court	1,776
Landa Series 1246 Elgin Way	2,145
Landa Series 1910 Grove Way	1,680
Landa Series 593 Country Lane Drive	1,539
Landa Series 6436 Stone Terrace	972
Landa Series 6440 Woodstone Terrace	1,040
Landa Series 6848 Sandy Creek Drive	1,387
Landa Series 687 Utoy Court	1,854
Landa Series 729 Winter Lane	1,827
Landa Series 7349 Exeter Court	1,777
Landa Series 8645 Embrey Drive	1,910
Landa Series 8780 Churchill Place	2,129
Landa Series 8796 Parliament Place	1,764
Landa Series 8641 Ashley Way	2,287
Landa Series 8651 Ashley Way	1,912
Landa Series 8652 Ashley Way	2,127
Landa Series 8653 Ashley Way	1,895
Landa Series 8654 Ashley Way	2,127
Landa Series 8655 Ashley Way	1,984
Landa Series 8659 Ashley Way	2,269
Landa Series 8662 Ashley Way	2,198
Landa Series 8668 Ashley Way	2,359
Landa Series 8670 Ashley Way	2,484
Landa Series 8674 Ashley Way	2,109
Landa Series 8675 Ashley Way	2,073
Landa Series 8677 Ashley Way	1,948
Landa Series 8678 Ashley Way	2,626
Landa Series 8679 Ashley Way	2,109
Landa Series 8683 Ashley Way	1,930

Landa Series 1007 Leeward Way	22
Landa Series 10121 Morris Drive SW	1,243
Landa Series 10183 Starr Street SW	1,188
Landa Series 103 Starlake Drive	1,175
Landa Series 10433 Candlelight Road	1,399
Landa Series 107 Oakwood Circle	278
Landa Series 110 Shenandoah Drive	1,428
Landa Series 111 Fir Drive	1,202
Landa Series 112 Ridge Street	1,421
Landa Series 11322 Michelle Way	1,090
Landa Series 1147 Village Way	1,539
Landa Series 1160 Gable Terrace	1,372
Landa Series 1201 Kilrush Drive	2,701
Landa Series 124 Libby Lane	1,274
Landa Series 1320 Winona Avenue	919
Landa Series 137 Southern Shores Road	1,029
Landa Series 138 Sandalwood Circle	1,430
Landa Series 140 High Ridge Road	1,286
Landa Series 146 Crystal Brook	870
Landa Series 153 Cliffside Court	720
Landa Series 1666 West Poplar Street	979
Landa Series 168 Brookview Drive	1,074
Landa Series 1689 Viceroy Way	1,257
Landa Series 181 Watercress Court	1,225
Landa Series 188 Timberline Road	585
Landa Series 189 Shenandoah Drive	1,120
Landa Series 195 Hunters Trace	1,490
Landa Series 196 Montego Circle	1,181
Landa Series 20 Chimney Smoke Drive	862
Landa Series 212 Fleeta Drive	991
Landa Series 217 Glenloch Court	1,415
Landa Series 2264 Chestnut Hill Circle	1,815
Landa Series 2425 Cornell Circle	1,030
Landa Series 25 Pleasant Valley Road	1,274
Landa Series 253 Marco Drive	986
Landa Series 258 Rocky Point Road	1,452

Landa Series 268 Brookview Drive	1,062
Landa Series 270 Mountain Lane	1,491
Landa Series 270 Pleasant Hills Drive	1,542
Landa Series 2813 Vicksburg Court	1,581
Landa Series 2933 Coffer Drive	1,263
Landa Series 30 High Ridge Road	1,552
Landa Series 30 Roosevelt Road	1,280
Landa Series 3011 Raintree Drive SE	1,741
Landa Series 3043 Highway 81 S	952
Landa Series 313 Blue Heron Drive	1,521
Landa Series 3202 Chippewa Drive	1,360
Landa Series 35 Clay Court	1,708
Landa Series 350 Cadiz Lane S	1,237
Landa Series 351 Wesley Park Drive	1,145
Landa Series 3667 Patti Parkway	1,211
Landa Series 412 Kendall Lane	940
Landa Series 43 Darwin Drive	1,096
Landa Series 45 Blue Jay Drive	1,668
Landa Series 45 Laurel Way	1,062
Landa Series 4702 Saint James Way	1,181
Landa Series 4732 Pinedale Drive	1,127
Landa Series 5040 Huntshire Lane	2,535
Landa Series 513 Jarrett Court	1,534
Landa Series 5143 Pinecrest Drive SW	1,163
Landa Series 540 Cowan Road	1,364
Landa Series 5411 Rocky Pine Drive	991
Landa Series 550 Cowan Road	942
Landa Series 5581 Fox Glen Circle	1,539
Landa Series 565 Mountainview Drive	1,582
Landa Series 5801 Strathmoor Manor Circle	1,246
Landa Series 6107 Shadow Glen Court	1,114
Landa Series 6111-6113 Pine Glen Circle SW	2,252
Landa Series 615 Barshay Drive	1,317
Landa Series 6168 Wheat Street NE	728
Landa Series 6178 Green Acres Drive SW	1,111
Landa Series 6404 Walnut Way	833
Landa Series 643 Sycamore Drive	1,198
Landa Series 65 Freedom Court	1,324
Landa Series 6635 Kimberly Mill Road	1,529
Landa Series 6653 Bedford Road	1,670
Landa Series 6762 Bent Creek Drive	1,475
Landa Series 709 Georgetown Court	1,383
Landa Series 7107 Geiger Street NW	767
Landa Series 750 Georgetown Court	954
Landa Series 752 Chestnut Drive	788
Landa Series 773 Villa Way	737
Landa Series 7781 Mountain Creek Way	1,372
Landa Series 7950 Woodlake Drive	1,090
Landa Series 80 High Ridge Road	1,379
Landa Series 808 Hillandale Lane	1,281
Landa Series 8110 Devonshire Drive	874
Landa Series 8121 Spillers Drive SW	1,055
Landa Series 8233 Creekline Court	1,383
Landa Series 843 Tramore Drive	1,387
Landa Series 85 Kirkland Court	1,684
Landa Series 85 Thorn Thicket Way	1,336
Landa Series 8855 Rugby Court	923
Landa Series 9434 Cedar Creek Place	1,545
Landa Series 9597 Pintail Trail	1,591
Total depreciation expense	$201,981

6. MEMBER’S EQUITY

The Company is organized as a series limited liability company. As such, the liability of the members of the Company for the financial obligations of the Company is limited to each member’s contribution of capital.

7. RELATED PARTY TRANSACTIONS

Landa Holdings Inc., Manager

Acquisition Notes

Each Series financed 100% of the costs associated with the acquisition of its Property, including an acquisition fee and expenses associated with sourcing its Property, with an Acquisition Note issued by such Series to the Manager, the terms of which are listed in the table below. Each of these Acquisition Notes represents a related-party loan between each respective Series and the Manager. The Acquisition Notes are non-interest-bearing and are an unsecured obligation of the applicable Series. The interest expense related to the Acquisition Notes during the six months ended June 30, 2023 was $83,689.

The following table sets forth the net amounts of the Acquisition Notes as of June 30, 2023:

Series	Principal Amount (1)	Annual Interest Rate	Loan Date (2)	Current Outstanding Amount (3)
Landa Series 115 Sardis Street (4)	$117,304	(5)	7/10/2020	$-
Landa Series 1394 Oakview Circle	$80,088	0.00%	7/10/2020	$-
Landa Series 1701 Summerwoods Lane	$172,405	4.50%	4/4/2023	$67,646
Landa Series 1741 Park Lane	$195,085	4.50%	4/4/2023	$121,732
Landa Series 209 Timber Wolf Trail (4)	$119,827	0.00%	7/10/2020	$-
Landa Series 2505 Oak Circle (4)	$98,827	0.00%	7/10/2020	$-
Landa Series 271 Timber Wolf Trail (4)	$123,412	0.00%	7/10/2020	$-
Landa Series 29 Holly Grove Road (4)	$100,445	0.00%	7/10/2020	$-
Landa Series 1703 Summerwoods Lane	$113,697	4.50%	7/12/2021	$-
Landa Series 1712 Summerwoods Lane	$113,697	4.50%	7/12/2021	$-
Landa Series 1743 Summerwoods Lane	$113,697	4.50%	7/12/2021	$-
Landa Series 1750 Summerwoods Lane	$113,697	4.50%	7/12/2021	$-
Landa Series 4267 High Park Lane	$151,875	4.50%	7/12/2021	$-
Landa Series 4474 Highwood Park Drive	$136,648	4.50%	7/12/2021	$-
Landa Series 8569 Creekwood Way	$83,351	4.50%	7/12/2021	$-
Landa Series 9439 Lakeview Road	$181,134	4.50%	7/12/2021	$-
Landa Series 10167 Port Royal Court	$110,600	4.50%	7/12/2021	$-
Landa Series 1246 Elgin Way	$133,535	4.50%	7/12/2021	$-
Landa Series 1910 Grove Way	$104,562	4.50%	7/12/2021	$-
Landa Series 593 Country Lane Drive	$95,842	4.50%	7/12/2021	$-
Landa Series 6436 Stone Terrace	$60,479	4.50%	7/12/2021	$-
Landa Series 6440 Woodstone Terrace	$64,744	4.50%	7/12/2021	$-
Landa Series 6848 Sandy Creek Drive	$86,367	4.50%	7/12/2021	$-
Landa Series 687 Utoy Court	$115,422	4.50%	7/12/2021	$-
Landa Series 729 Winter Lane	$113,721	4.50%	7/12/2021	$-
Landa Series 7349 Exeter Court	$110,638	4.50%	7/12/2021	$-
Landa Series 8645 Embrey Drive	$118,895	4.50%	7/12/2021	$-
Landa Series 8780 Churchill Place	$132,557	4.50%	7/12/2021	$-
Landa Series 8796 Parliament Place	$109,839	4.50%	7/12/2021	$-
Landa Series 8641 Ashley Way	$146,307	4.50%	10/1/2021	$-

Landa Series 8651 Ashley Way	$122,325	4.50%	10/1/2021	$-
Landa Series 8652 Ashley Way	$136,029	4.50%	10/1/2021	$-
Landa Series 8653 Ashley Way	$121,183	4.50%	10/1/2021	$-
Landa Series 8654 Ashley Way	$136,029	4.50%	10/1/2021	$-
Landa Series 8655 Ashley Way	$132,552	4.50%	10/1/2021	$-
Landa Series 8659 Ashley Way	$145,165	4.50%	10/1/2021	$-
Landa Series 8662 Ashley Way	$140,597	4.50%	10/1/2021	$-
Landa Series 8668 Ashley Way	$157,614	4.50%	10/1/2021	$-
Landa Series 8670 Ashley Way	$158,870	4.50%	10/1/2021	$-
Landa Series 8674 Ashley Way	$134,887	4.50%	10/1/2021	$-
Landa Series 8675 Ashley Way	$132,603	4.50%	10/1/2021	$-
Landa Series 8677 Ashley Way	$124,609	4.50%	10/1/2021	$-
Landa Series 8678 Ashley Way	$168,006	4.50%	10/1/2021	$-
Landa Series 8679 Ashley Way	$134,887	4.50%	10/1/2021	$-
Landa Series 8683 Ashley Way	$128,971	4.50%	10/1/2021	$-
Landa Series 1007 Leeward Way	$300,157	4.50%	6/29/2023	$158,157
Landa Series 10121 Morris Drive SW	$278,235	4.50%	4/28/2023	$114,871
Landa Series 10183 Starr Street SW	$268,383	4.50%	4/28/2023	$94,899
Landa Series 103 Starlake Drive	$267,883	4.50%	4/28/2023	$122,261
Landa Series 10433 Candlelight Road	$305,757	4.50%	4/28/2023	$134,673
Landa Series 107 Oakwood Circle	$198,781	4.50%	6/8/2023	$69,660
Landa Series 110 Shenandoah Drive	$310,797	4.50%	4/28/2023	$118,498
Landa Series 111 Fir Drive	$240,106	4.50%	4/28/2023	$90,236
Landa Series 112 Ridge Street	$309,709	4.50%	4/28/2023	$130,034
Landa Series 11322 Michelle Way	$250,982	4.50%	4/28/2023	$112,559
Landa Series 1147 Village Way	$301,010	4.50%	4/28/2023	$151,373
Landa Series 1160 Gable Terrace	$301,175	4.50%	4/28/2023	$95,801
Landa Series 1201 Kilrush Drive	$535,920	4.50%	4/28/2023	$212,610
Landa Series 124 Libby Lane	$240,485	4.50%	4/28/2023	$77,986
Landa Series 1320 Winona Avenue	$220,795	4.50%	4/28/2023	$113,008
Landa Series 137 Southern Shores Road	$240,268	4.50%	4/28/2023	$80,123
Landa Series 138 Sandalwood Circle	$253,616	4.50%	4/28/2023	$84,625
Landa Series 140 High Ridge Road	$285,784	4.50%	4/28/2023	$110,800
Landa Series 146 Crystal Brook	$212,200	4.50%	4/28/2023	$65,647
Landa Series 153 Cliffside Court	$185,856	4.50%	4/28/2023	$64,846
Landa Series 1666 West Poplar Street	$231,406	4.50%	4/28/2023	$73,262
Landa Series 168 Brookview Drive	$132,243	4.50%	4/4/2023	$81,759
Landa Series 1689 Viceroy Way	$280,628	4.50%	4/28/2023	$91,129
Landa Series 181 Watercress Court	$274,908	4.50%	4/28/2023	$128,065
Landa Series 188 Timberline Road	$161,802	4.50%	4/28/2023	$58,641
Landa Series 189 Shenandoah Drive	$256,420	4.50%	4/28/2023	$111,731
Landa Series 195 Hunters Trace	$316,955	4.50%	4/28/2023	$136,604
Landa Series 196 Montego Circle	$267,295	4.50%	4/28/2023	$107,324
Landa Series 20 Chimney Smoke Drive	$286,873	4.50%	5/19/2023	$83,092

Landa Series 212 Fleeta Drive	$233,632	4.50%	4/28/2023	$61,313
Landa Series 217 Glenloch Court	$308,621	4.50%	4/28/2023	$74,373
Landa Series 2264 Chestnut Hill Circle	$379,313	4.50%	4/28/2023	$151,869
Landa Series 2425 Cornell Circle	$331,464	4.50%	5/19/2023	$97,415
Landa Series 25 Pleasant Valley Road	$283,609	4.50%	4/28/2023	$122,282
Landa Series 253 Marco Drive	$232,761	4.50%	4/28/2023	$82,934
Landa Series 258 Rocky Point Road	$315,147	4.50%	4/28/2023	$128,986
Landa Series 268 Brookview Drive	$188,408	4.50%	4/4/2023	$179,551
Landa Series 270 Mountain Lane	$291,683	4.50%	4/28/2023	$97,528
Landa Series 270 Pleasant Hills Drive	$273,208	4.50%	4/28/2023	$100,461
Landa Series 2813 Vicksburg Court	$337,986	4.50%	4/28/2023	$125,869
Landa Series 2933 Coffer Drive	$281,715	4.50%	4/28/2023	$107,005
Landa Series 30 High Ridge Road	$332,846	4.50%	4/28/2023	$168,815
Landa Series 30 Roosevelt Road	$284,696	4.50%	4/28/2023	$98,660
Landa Series 3011 Raintree Drive SE	$310,013	4.50%	4/28/2023	$124,319
Landa Series 3043 Highway 81 S	$216,225	4.50%	4/28/2023	$54,936
Landa Series 313 Blue Heron Drive	$271,457	4.50%	4/28/2023	$89,345
Landa Series 3202 Chippewa Drive	$298,834	4.50%	4/28/2023	$145,317
Landa Series 35 Clay Court	$303,197	4.50%	4/28/2023	$128,222
Landa Series 350 Cadiz Lane S	$277,083	4.50%	4/28/2023	$111,288
Landa Series 351 Wesley Park Drive	$260,770	4.50%	4/28/2023	$104,357
Landa Series 3667 Patti Parkway	$379,317	4.50%	5/19/2023	$133,942
Landa Series 412 Kendall Lane	$296,763	4.50%	5/19/2023	$132,954
Landa Series 43 Darwin Drive	$252,069	4.50%	4/28/2023	$86,352
Landa Series 45 Blue Jay Drive	$353,211	4.50%	4/28/2023	$129,958
Landa Series 45 Laurel Way	$340,100	4.50%	5/19/2023	$176,972
Landa Series 4702 Saint James Way	$267,453	4.50%	4/28/2023	$120,626
Landa Series 4732 Pinedale Drive	$234,719	4.50%	4/28/2023	$110,746
Landa Series 5040 Huntshire Lane	$444,985	4.50%	4/28/2023	$124,062
Landa Series 513 Jarrett Court	$289,113	4.50%	4/28/2023	$85,071
Landa Series 5143 Pinecrest Drive SW	$227,104	4.50%	4/28/2023	$95,459
Landa Series 540 Cowan Road	$299,557	4.50%	4/28/2023	$108,876
Landa Series 5411 Rocky Pine Drive	$309,885	4.50%	5/19/2023	$126,032
Landa Series 550 Cowan Road	$250,783	4.50%	5/19/2023	$51,141
Landa Series 5581 Fox Glen Circle	$434,715	4.50%	5/19/2023	$149,620
Landa Series 565 Mountainview Drive	$283,236	4.50%	4/28/2023	$93,694
Landa Series 5801 Strathmoor Manor Circle	$262,945	4.50%	4/28/2023	$117,933
Landa Series 6107 Shadow Glen Court	$212,961	4.50%	4/28/2023	$78,601
Landa Series 6111-6111-6113 Pine Glen Circle SW	$456,530	4.50%	4/28/2023	$269,783
Landa Series 615 Barshay Drive	$291,964	4.50%	4/28/2023	$114,904
Landa Series 6168 Wheat Street NE	$187,898	4.50%	4/28/2023	$77,291

Landa Series 6178 Green Acres Drive SW	$223,434	4.50%	4/28/2023	$90,872
Landa Series 6404 Walnut Way	$279,261	4.50%	5/19/2023	$76,792
Landa Series 643 Sycamore Drive	$270,184	4.50%	4/28/2023	$88,786
Landa Series 65 Freedom Court	$293,884	4.50%	4/28/2023	$133,749
Landa Series 6635 Kimberly Mill Road	$328,712	4.50%	4/28/2023	$150,905
Landa Series 6653 Bedford Road	$278,623	4.50%	4/28/2023	$118,443
Landa Series 6762 Bent Creek Drive	$279,258	4.50%	4/28/2023	$84,418
Landa Series 709 Georgetown Court	$276,058	4.50%	4/28/2023	$77,203
Landa Series 7107 Geiger Street NW	$160,714	4.50%	4/28/2023	$-
Landa Series 750 Georgetown Court	$227,055	4.50%	4/28/2023	$72,915
Landa Series 752 Chestnut Drive	$197,731	4.50%	4/28/2023	$90,791
Landa Series 773 Villa Way	$119,844	4.50%	4/4/2023	$71,894
Landa Series 7781 Mountain Creek Way	$301,080	4.50%	4/28/2023	$97,429
Landa Series 7950 Woodlake Drive	$250,982	4.50%	4/28/2023	$108,360
Landa Series 80 High Ridge Road	$302,097	4.50%	4/28/2023	$114,660
Landa Series 808 Hillandale Lane	$285,336	4.50%	4/28/2023	$112,282
Landa Series 8110 Devonshire Drive	$212,961	4.50%	4/28/2023	$56,959
Landa Series 8121 Spillers Drive SW	$244,946	4.50%	4/28/2023	$116,228
Landa Series 8233 Creekline Court	$293,652	4.50%	4/28/2023	$139,677
Landa Series 843 Tramore Drive	$195,489	4.50%	4/4/2023	$120,647
Landa Series 85 Kirkland Court	$331,460	4.50%	4/28/2023	$121,534
Landa Series 85 Thorn Thicket Way	$294,552	4.50%	4/28/2023	$121,093
Landa Series 8855 Rugby Court	$221,665	4.50%	4/28/2023	$97,315
Landa Series 9434 Cedar Creek Place	$331,780	4.50%	4/28/2023	$133,044
Landa Series 9597 Pintail Trail	$301,292	4.50%	4/28/2023	$129,380

(1)	The principal amount is due and payable by the Series within 30 days after demand by the Manager, as lender, at any time prior to the liquidation, dissolution or winding up of the Series.
(2)	Each Acquisition Note was entered into on the date set forth in the table above. Interest began to accrue on the Acquisition Notes when title to the Property was transferred to the Series.
(3)	The Current Outstanding Amount as of June 30, 2023.
(4)	Before any securities were issued, the Company withdrew this Series.
(5)	Of the $117,304 Principal Amount shown, $52,515 bears no interest and $64,789 of bears interest at 4.50% per annum.

Refinance Notes

Each Series previously issued a Refinance Note to certain third party lenders or Landa Financing LLC, an affiliate of the Company and the Manager, the terms of which are listed in the table below. Each Refinance Note is secured by the Property underlying the respective Series. Each Series paid down, or otherwise discharged, a portion of the outstanding balance of its Acquisition Note with the Refinance Note. Each Refinance Note is secured by the Property underlying the respective Series. The total interest expense related to the Refinance Notes for the six months ended June 30, 2023 was $393,981.

The following table sets forth the net amounts as of June 30, 2023:

Series	Principal Amount	Annual Interest Rate	Loan Date	Maturity Date	Current Outstanding Amount
Landa Series 1394 Oakview Circle(4)	$44,015	4.80%	01/18/22	(1)	$44,015
Landa Series 1701 Summerwoods Lane(4)	$52,703	4.80%	01/18/22	(1)	$52,703
Landa Series 1741 Park Lane(4)	$66,476	4.80%	01/18/22	(1)	$66,476
Landa Series 209 Timber Wolf Trail(4)	$61,750	4.80%	01/18/22	(1)	$-
Landa Series 2505 Oak Circle(4)	$76,700	4.80%	01/18/22	(1)	$-
Landa Series 271 Timber Wolf Trail(4)	$62,400	4.80%	01/18/22	(1)	$-
Landa Series 29 Holly Grove Road(4)	$84,500	4.80%	01/18/22	(1)	$84,500
Landa Series 1703 Summerwoods Lane(4)	$77,925	4.80%	01/12/22	(1)	$77,925
Landa Series 1712 Summerwoods Lane(4)	$67,535	4.80%	01/12/22	(1)	$67,535
Landa Series 1743 Summerwoods Lane(4)	$77,925	4.80%	01/12/22	(1)	$77,925
Landa Series 1750 Summerwoods Lane(4)	$77,925	4.80%	01/12/22	(1)	$77,925
Landa Series 4267 High Park Lane(4)	$104,250	4.80%	01/12/22	(1)	$104,250
Landa Series 4474 Highwood Park Drive(4)	$93,750	4.80%	01/12/22	(1)	$93,750
Landa Series 8569 Creekwood Way(4)	$49,400	4.80%	01/12/22	(1)	$49,400
Landa Series 9439 Lakeview Road(4)	$124,425	4.80%	01/12/22	(1)	$124,425
Landa Series 10167 Port Royal Court(4)	$82,500	4.80%	01/12/22	(1)	$82,500
Landa Series 1246 Elgin Way(4)	$95,250	4.80%	01/12/22	(1)	$95,250
Landa Series 1910 Grove Way(4)	$82,500	4.80%	01/13/22	(1)	$82,500
Landa Series 593 Country Lane Drive(4)	$71,250	4.80%	01/13/22	(1)	$71,250
Landa Series 6436 Stone Terrace(4)	$45,000	4.80%	01/13/22	(1)	$45,000
Landa Series 6440 Woodstone Terrace(4)	$46,500	4.80%	01/13/22	(1)	$46,500
Landa Series 6848 Sandy Creek Drive(4)	$64,500	4.80%	01/13/22	(1)	$64,500
Landa Series 687 Utoy Court(4)	$82,500	4.80%	01/13/22	(1)	$82,500
Landa Series 729 Winter Lane(4)	$82,500	4.80%	01/12/22	(1)	$82,500
Landa Series 7349 Exeter Court(4)	$71,500	4.80%	01/13/22	(1)	$71,500
Landa Series 8645 Embrey Drive(4)	$84,750	4.80%	01/13/22	(1)	$84,750
Landa Series 8780 Churchill Place(4)	$94,500	4.80%	01/13/22	(1)	$94,500
Landa Series 8796 Parliament Place(4)	$78,750	4.80%	01/13/22	(1)	$78,750
Landa Series 8641 Ashley Way(4)	$96,357	4.80%	01/13/22	(1)	$96,357
Landa Series 8651 Ashley Way(4)	$80,424	4.80%	01/13/22	(1)	$80,424
Landa Series 8652 Ashley Way(4)	$76,700	4.80%	01/14/22	(1)	$76,700
Landa Series 8653 Ashley Way(4)	$68,250	4.80%	01/14/22	(1)	$68,250
Landa Series 8654 Ashley Way(4)	$89,529	4.80%	01/14/22	(1)	$89,529
Landa Series 8655 Ashley Way(4)	$71,500	4.80%	01/14/22	(1)	$71,500
Landa Series 8659 Ashley Way(4)	$81,900	4.80%	01/14/22	(1)	$81,900
Landa Series 8662 Ashley Way(4)	$84,500	4.80%	01/14/22	(1)	$84,500
Landa Series 8668 Ashley Way(4)	$99,392	4.80%	01/14/22	(1)	$99,392
Landa Series 8670 Ashley Way(4)	$94,250	4.80%	01/14/22	(1)	$94,250
Landa Series 8674 Ashley Way(4)	$87,750	4.80%	01/14/22	(1)	$87,750
Landa Series 8675 Ashley Way(4)	$87,253	4.80%	01/14/22	(1)	$87,253
Landa Series 8677 Ashley Way(4)	$81,942	4.80%	01/14/22	(1)	$81,942
Landa Series 8678 Ashley Way(4)	$104,000	4.80%	01/14/22	(1)	$104,000
Landa Series 8679 Ashley Way(4)	$88,770	4.80%	01/13/22	(1)	$88,770
Landa Series 8683 Ashley Way(4)	$81,183	4.80%	01/12/22	(1)	$81,183
Landa Series 1007 Leeward Way(5)	$142,000	11.00%	06/29/23	07/01/24	$142,000
Landa Series 10121 Morris Drive SW(6)	$160,225	(2)	04/28/23	05/01/24	$160,225
Landa Series 10183 Starr Street SW(6)	$172,550	(2)	04/28/23	05/01/24	$172,550
Landa Series 103 Starlake Drive(6)	$145,000	(2)	04/28/23	05/01/24	$145,000
Landa Series 10433 Candlelight Road(6)	$170,375	(2)	04/28/23	05/01/24	$170,375

Landa Series 107 Oakwood Circle(7)	$119,269	(3)	06/08/23	06/08/25	$119,269
Landa Series 110 Shenandoah Drive(6)	$192,125	(2)	04/28/23	05/01/24	$192,125
Landa Series 111 Fir Drive(6)	$145,000	(2)	04/28/23	05/01/24	$145,000
Landa Series 112 Ridge Street(6)	$178,350	(2)	04/28/23	05/01/24	$178,350
Landa Series 11322 Michelle Way(6)	$137,750	(2)	04/28/23	05/01/24	$137,750
Landa Series 1147 Village Way(6)	$148,625	(2)	04/28/23	05/01/24	$148,625
Landa Series 1160 Gable Terrace(6)	$203,000	(2)	04/28/23	05/01/24	$203,000
Landa Series 1201 Kilrush Drive(6)	$322,625	(2)	04/28/23	05/01/24	$322,625
Landa Series 124 Libby Lane(6)	$160,950	(2)	04/28/23	05/01/24	$160,950
Landa Series 1320 Winona Avenue(6)	$106,038	(2)	04/28/23	05/01/24	$106,038
Landa Series 137 Southern Shores Road(6)	$159,500	(2)	04/28/23	05/01/24	$159,500
Landa Series 138 Sandalwood Circle(6)	$163,125	(2)	04/28/23	05/01/24	$163,125
Landa Series 140 High Ridge Road(6)	$174,000	(2)	04/28/23	05/01/24	$174,000
Landa Series 146 Crystal Brook(6)	$141,375	(2)	04/28/23	05/01/24	$141,375
Landa Series 153 Cliffside Court(6)	$94,250	(2)	04/28/23	05/01/24	$94,250
Landa Series 1666 West Poplar Street(6)	$155,875	(2)	04/28/23	05/01/24	$155,875
Landa Series 1689 Viceroy Way(6)	$188,500	(2)	04/28/23	05/01/24	$188,500
Landa Series 181 Watercress Court(6)	$142,100	(2)	04/28/23	05/01/24	$142,100
Landa Series 188 Timberline Road(6)	$72,500	(2)	04/28/23	05/01/24	$72,500
Landa Series 189 Shenandoah Drive(6)	$143,550	(2)	04/28/23	05/01/24	$143,550
Landa Series 195 Hunters Trace(6)	$177,625	(2)	04/28/23	05/01/24	$177,625
Landa Series 196 Montego Circle(6)	$159,500	(2)	04/28/23	05/01/24	$159,500
Landa Series 20 Chimney Smoke Drive(6)	$200,075	(2)	05/19/23	05/19/24	$200,075
Landa Series 212 Fleeta Drive(6)	$170,375	(2)	04/28/23	05/01/24	$170,375
Landa Series 217 Glenloch Court(6)	$232,000	(2)	04/28/23	05/01/24	$232,000
Landa Series 2264 Chestnut Hill Circle(6)	$226,200	(2)	04/28/23	05/01/24	$226,200
Landa Series 2425 Cornell Circle(6)	$234,050	(2)	05/19/23	05/19/24	$234,050
Landa Series 25 Pleasant Valley Road(6)	$159,500	(2)	04/28/23	05/01/24	$159,500
Landa Series 253 Marco Drive(6)	$148,625	(2)	04/28/23	05/01/24	$148,625
Landa Series 258 Rocky Point Road(6)	$184,875	(2)	04/28/23	05/01/24	$184,875
Landa Series 270 Mountain Lane(6)	$185,600	(2)	04/28/23	05/01/24	$185,600
Landa Series 270 Pleasant Hills Drive(6)	$170,375	(2)	04/28/23	05/01/24	$170,375
Landa Series 2813 Vicksburg Court(6)	$210,250	(2)	04/28/23	05/01/24	$210,250
Landa Series 2933 Coffer Drive(6)	$174,000	(2)	04/28/23	05/01/24	$174,000
Landa Series 30 High Ridge Road(6)	$163,125	(2)	04/28/23	05/01/24	$163,125
Landa Series 30 Roosevelt Road(6)	$184,875	(2)	04/28/23	05/01/24	$184,875
Landa Series 3011 Raintree Drive SE(6)	$184,875	(2)	04/28/23	05/01/24	$184,875
Landa Series 3043 Highway 81 S(6)	$155,875	(2)	04/28/23	05/01/24	$155,875
Landa Series 313 Blue Heron Drive(6)	$174,000	(2)	04/28/23	05/01/24	$174,000
Landa Series 3202 Chippewa (6)Drive	$152,250	(2)	04/28/23	05/01/24	$152,250
Landa Series 35 Clay Court(6)	$174,000	(2)	04/28/23	05/01/24	$174,000
Landa Series 350 Cadiz Lane S(6)	$163,125	(2)	04/28/23	05/01/24	$163,125
Landa Series 351 Wesley Park Drive(6)	$152,250	(2)	04/28/23	05/01/24	$152,250
Landa Series 3667 Patti Parkway(6)	$245,375	(2)	05/19/23	05/19/24	$245,375
Landa Series 412 Kendall Lane(6)	$162,325	(2)	05/19/23	05/19/24	$162,325
Landa Series 43 Darwin Drive(6)	$163,125	(2)	04/28/23	05/01/24	$163,125
Landa Series 45 Blue Jay Drive(6)	$222,575	(2)	04/28/23	05/01/24	$222,575
Landa Series 45 Laurel Way(6)	$162,325	(2)	05/19/23	05/19/24	$162,325
Landa Series 4702 Saint James Way(6)	$145,725	(2)	04/28/23	05/01/24	$145,725
Landa Series 4732 Pinedale Drive(6)	$123,250	(2)	04/28/23	05/01/24	$123,250
Landa Series 5040 Huntshire Lane(6)	$308,125	(2)	04/28/23	05/01/24	$308,125
Landa Series 513 Jarrett Court(6)	$181,250	(2)	04/28/23	05/01/24	$181,250
Landa Series 5143 Pinecrest Drive SW(6)	$130,500	(2)	04/28/23	05/01/24	$130,500

Landa Series 540 Cowan Road(6)	$188,500	(2)	04/28/23	05/01/24	$188,500
Landa Series 5411 Rocky Pine Drive(6)	$181,200	(2)	05/19/23	05/19/24	$181,200
Landa Series 550 Cowan Road(6)	$196,300	(2)	05/19/23	05/01924	$196,300
Landa Series 5581 Fox Glen Circle(6)	$284,635	(2)	05/19/23	05/19/24	$284,635
Landa Series 565 Mountainview Drive(6)	$188,500	(2)	04/28/23	05/01/24	$188,500
Landa Series 5801 Strathmoor Manor Circle(6)	$143,550	(2)	04/28/23	05/01/24	$143,550
Landa Series 6107 Shadow Glen Court(6)	$131,225	(2)	04/28/23	05/01/24	$131,225
Landa Series 6111-6113 Pine Glen Circle SW(6)	$181,250	(2)	04/28/23	05/01/24	$181,250
Landa Series 615 Barshay Drive(6)	$174,000	(2)	04/28/23	05/01/24	$174,000
Landa Series 6168 Wheat Street NE(6)	$108,750	(2)	04/28/23	05/01/24	$108,750
Landa Series 6178 Green Acres Drive SW(6)	$130,500	(2)	04/28/23	05/01/24	$130,500
Landa Series 6404 Walnut Way(6)	$188,750	(2)	05/19/23	05/19/24	$188,750
Landa Series 643 Sycamore Drive(6)	$178,350	(2)	04/28/23	05/01/24	$178,350
Landa Series 65 Freedom Court(6)	$159,500	(2)	04/28/23	05/01/24	$159,500
Landa Series 6635 Kimberly Mill Road(6)	$176,900	(2)	04/28/23	05/01/24	$176,900
Landa Series 6653 Bedford Road(6)	$159,500	(2)	04/28/23	05/01/24	$159,500
Landa Series 6762 Bent Creek Drive(6)	$192,125	(2)	04/28/23	05/01/24	$192,125
Landa Series 709 Georgetown Court(6)	$170,375	(2)	04/28/23	05/01/24	$170,375
Landa Series 7107 Geiger Street NW(6)	$126,875	(2)	04/28/23	05/01/24	$126,875
Landa Series 750 Georgetown Court(6)	$152,250	(2)	04/28/23	05/01/24	$152,250
Landa Series 752 Chestnut Drive(6)	$105,125	(2)	04/28/23	05/01/24	$105,125
Landa Series 7781 Mountain Creek Way(6)	$202,928	(2)	04/28/23	05/01/24	$202,928
Landa Series 7950 Woodlake Drive(6)	$142,100	(2)	04/28/23	05/01/24	$142,100
Landa Series 80 High Ridge Road(6)	$184,875	(2)	04/28/23	05/01/24	$184,875
Landa Series 808 Hillandale Lane(6)	$171,000	(2)	04/28/23	05/01/24	$171,000
Landa Series 8110 Devonshire Drive(6)	$134,125	(2)	04/28/23	05/01/24	$134,125
Landa Series 8121 Spillers Drive SW(6)	$126,875	(2)	04/28/23	05/01/24	$126,875
Landa Series 8233 Creekline Court(6)	$152,119	(2)	04/28/23	05/01/24	$152,119
Landa Series 85 Kirkland Court(6)	$206,625	(2)	04/28/23	05/01/24	$206,625
Landa Series 85 Thorn Thicket Way(6)	$172,550	(2)	04/28/23	05/01/24	$172,550
Landa Series 8855 Rugby Court(6)	$123,250	(2)	04/28/23	05/01/24	$123,250
Landa Series 9434 Cedar Creek Place(6)	$195,750	(2)	04/28/23	05/01/24	$195,750
Landa Series 9597 Pintail Trail(6)	$163,125	(2)	04/28/23	05/01/24	$163,125

(1)	The Maturity Date is the earlier of (i) January 1, 2027 and (ii) the date on which the unpaid principal balance on the Refinance Note becomes due and payable by acceleration or otherwise or the exercise of any of lender’s rights or remedies.
(2)	The interest rate is an annual rate equal to the greater of (a) the sum of (i) SOFR and (ii) seven percent (7%); and (b) twelve and a half percent (12.5%).
(3)	The Refinance Note bears interest at a rate that is equal to Overnight SOFR+2%.

(4)	Refinance Note issued to LendingOne, LLC
(5)	Refinance Note issued to FTF Lending, LLC
(6)	Refinance Note issued to L Finance LLC
(7)	Refinance Note issued to Landa Financing LLC, which is affiliated with the Company and the Manager.

8. SUBSEQUENT EVENTS

From the period July 1, 2023 to September 28, 2023, the following Series have acquired title to their respective Properties from Landa Properties LLC and have thus commenced operations:

Series	Address	Acquisition Date	Acquisition Note	Refinance Note	Total Gross Investment
Landa App LLC - 157 Wells Road Jenkinsburg GA LLC	157 Wells Road, Jenkinsburg, Georgia 30234	07/20/23	$89,648	$131,972	$159,829
Landa App LLC - 1445 Maple Valley Court Union City GA LLC	1445 Maple Valley Court, Union City, Georgia, 30291	07/25/23	$200,632	$-	$139,230
Landa App LLC - 8658 Ashley Way Douglasville GA LLC	8658 Ashley Way, Douglasville, Georgia 30134	08/18/23	$76,363	$114,545	$128,952
Landa App LLC - 1683 Spoonbill Road Hampton GA LLC	1683 Spoonbill Road, Hampton, GA 30238	09/01/23	$90,459	$154,000	$182,245
Landa App LLC - 2443 Hodges Farm Road Mansfield GA LLC	2443 Hodges Farm Road, Mansfield, GA 30055	09/01/23	$91,546	$154,000	$183,313
Landa App LLC - 6710 Sunset Hills Boulevard Rex GA LLC	6710 Sunset Hills Boulevard, Rex, GA 30273	09/01/23	$89,846	$147,000	$174,773
Landa App LLC - 773 Villa Way Jonesboro GA LLC	773 Villa Way, Jonesboro, GA 30238	09/01/23	$47,938	$71,906	$88,384
Landa App LLC - 70 Shenandoah Lane Covington GA LLC	70 Shenandoah Lane, Covington, GA 30016	09/14/23	$148,251	$187,500	$271,847
Landa App LLC - 195 Branchwood Drive Covington GA LLC	195 Branchwood Drive, Covington, GA 30016	09/14/23	$136,179	$180,000	$252,638
Landa App LLC - 6386 Forester Way Lithonia GA LLC	6386 Forester Way, Lithonia, GA 30038	09/14/23	$106,833	$190,000	$233,650
Landa App LLC - 440 Freestone Drive Newman GA LLC	440 Freestone Drive, Newman, GA 30265	09/14/23	$143,846	$187,650	$260,574
Landa App LLC - 5329 Shirewick Lane Lithonia GA LLC	5329 Shirewick Lane, Lithonia, GA 30058	09/14/23	$133,990	$204,000	$274,044
Landa App LLC - 1903 Old Concord Drive SE Covington GA LLC	1903 Old Concord Drive SE, Covington, GA 30016	09/14/23	$139,818	$168,750	$245,168
Landa App LLC - 1000 Fox Valley Trail Stone Mountain GA LLC	1000 Fox Valley Trail, Stone Mountain, GA 30088	09/14/23	$91,984	$206,000	$247,854
Landa App LLC - 1443 Pebble Ridge Lane Hampton GA LLC	1443 Pebble Ridge Lane, Hampton, GA 30228	09/14/23	$140,660	$178,950	$256,005
Landa App LLC - 141 Longstreet Circle Oxford GA LLC	141 Longstreet Circle, Oxford, GA 30054	09/14/23	$119,002	$212,400	$267,578

Item 4. Exhibit Index

Exhibit No.	Exhibit Description

2.1	Certificate of Formation of Landa Properties A LLC* (incorporated by reference to the copy thereof filed as Exhibit 2.1 to the Company’s Form 1-A dated December 1, 2020)

2.2	Certificate of Amendment to the Certificate of Formation of Landa Properties A LLC* (incorporated by reference to the copy thereof filed as Exhibit 2.2 to the Company’s Form 1-A dated December 1, 2020)

2.3	Certificate of Amendment to the Certificate of Formation of Landa Properties A LLC* (incorporated by reference to the copy thereof filed as Exhibit 2.3 to the Company’s Form 1-A dated December 1, 2020)

2.4	Amended and Restated Limited Liability Company Operating Agreement of Landa App LLC* (incorporated by reference to the copy thereof submitted as Exhibit 2.4 to the Company’s Form 1-A filed on August 2, 2022)

3.1	Form of Series Designation* (incorporated by reference to the copy thereof filed as Exhibit 3.1 to the Company’s Form 1-A dated August 2, 2022)

4.1	Form of Subscription Agreement* (incorporated by reference to the copy thereof submitted as Exhibit 4.1 to the Company’s Post-Effective Amendment to Form 1-A filed on October 7, 2021)

6.1	Form of Management Agreement* (incorporated by reference to the copy thereof submitted as Exhibit 6.30 to the Company’s Post-Effective Amendment to Form 1-A filed on July 14, 2021)

6.2	Broker Dealer Services Agreement, dated August 1, 2022, by and between Dalmore Group, LLC and Landa App LLC* (incorporated by reference to the copy thereof filed as Exhibit 6.2 to the Company’s Form 1-A filed on August 2, 2022)

6.3	Landa App License Agreement, dated October 2, 2020, by and between Landa Holdings, Inc., Landa App LLC, and each of the Series listed thereto* (incorporated by reference to the copy thereof submitted as Exhibit 6.25 to the Company’s Form 1-A filed on December 1, 2020)

6.4	Form of Promissory Note* (incorporated by reference to the copy thereof filed as Exhibit 6.4 to the Company’s Form 1-A dated August 2, 2022)

6.5	PPEX ATS Company Agreement, by and among North Capital Private Securities Corporation, Landa App LLC and each of the Series set forth therein* (incorporated by reference to the copy thereof submitted as Exhibit 6.1 to the Company’s Form 1-U filed on June 29, 2021)

6.6	Form of GA Lease Agreement* (incorporated by reference to the copy thereof submitted as Exhibit 6.1 to the Company’s Form 1-U filed on June 6, 2022) (see the Master Series Table of the Company’s most recent Offering Circular filed March 28, 2023 and “Item 1. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments” in this Form 1-SA for material terms of each Lease Agreement)

6.7	Commercial Promissory Note by and between FTF Lending, LLC and Landa App LLC – 1007 Leeward Way Jonesboro GA LLC* (incorporated by reference to the copy thereof filed as Exhibit 6.1 to the Company’s Form 1-U dated July 6, 2023)

6.8	Commercial Promissory Note by and between Landa Financing LLC and Landa App LLC – 107 Oakwood Circle Griffin GA LLC* (incorporated by reference to the copy thereof filed as Exhibit 6.2 to the Company’s Form 1-U dated June 12, 2023)

6.9	Form of Commercial Promissory Note by and between L Finance LLC and each applicable Series* (incorporated by reference to the copy thereof filed as Exhibit 6.1 to the Company’s Form 1-U dated June 12, 2023)

6.10	Form of Commercial Promissory Note by and between L Finance LLC and each applicable Series* (incorporated by reference to the copy thereof filed as Exhibit 6.1 to the Company’s Form 1-U dated May 3, 2023)

6.11	Form of Commercial Promissory Note by and between LendingOne, LLC and each Series* (incorporated by reference to the copy thereof filed as Exhibit 6.1 to the Company’s Form 1-U filed on January 27, 2022)

*	Previously filed

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Semiannual Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Landa App LLC

By:	Landa Holdings, Inc., its Manager

By:	/s/ Yishai Cohen
Name:	Yishai Cohen
Title:	Chief Executive Officer

Date: September 28, 2023

Pursuant to the requirements of Regulation A, this Semiannual Report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yishai Cohen	Chairman, Chief Executive Officer and	September 28, 2023
Yishai Cohen	President of Landa Holdings, Inc. (Principal Executive Officer)

/s/ Yishai Cohen	Head of Finance of Landa Holdings, Inc.	September 28, 2023
Yishai Cohen	(Principal Financial Officer and Principal Accounting Officer)